Exhibit 2.1*

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

BUILDERS FIRSTSOURCE, INC.,

AS PURCHASER,

PROBUILD HOLDINGS LLC,

AS THE COMPANY,

AND

THE OTHER PARTIES HERETO,

AS THE SELLERS

Dated as of April 13, 2015

*	Pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act, the registrant has omitted the Disclosure Schedule to this Securities Purchase Agreement and the schedules of (i) assigned contracts and other assets and (ii) retained assets and liabilities to the Reorganization Agreement that is attached as Exhibit A to this Securities Purchase Agreement. Further explanation of the contents of the Disclosure Schedule can be found in the applicable sections of the Securities Purchase Agreement. A copy of such schedules will be furnished supplementally to the Securities and Exchange Commission upon its request.

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EXHIBITS

Exhibit A	Reorganization Agreement

Exhibit B	Form of Escrow Agreement

Exhibit C	Debt Commitment Letter

Exhibit D	Equity Commitment Letter

Exhibit E	Public Announcements

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT, dated as of April 13, 2015 (this “Agreement”), is among (i) Builders FirstSource, Inc., a Delaware corporation (“Purchaser”), (ii) ProBuild Holdings LLC, a Delaware limited liability company (the “Company”), and (iii) FMR LLC, a Delaware limited liability company (“FMR”), ProBuild Capital LLC, a Delaware limited liability company (“PB Capital”), ProBuild Holdings, Inc., a Delaware corporation (“PBHI”), and Lanoga Corporation, a Minnesota corporation (“Lanoga” and together with FMR, PB Capital and PBHI, each, a “Seller,” and collectively, the “Sellers”). Purchaser, the Company and the Sellers are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, FMR and Lanoga collectively own all of the outstanding Equity Interests of the Company (the “Company LLC Interests”);

WHEREAS, as of the date hereof, (i) PB Capital owns all of the outstanding Equity Interests of Pro-Build Real Estate Holdings, LLC (“PBREH”) and (ii) Lanoga owns (A) all of the outstanding Equity Interests of Dixieline Builders Fund Control, Inc. (“DBFC”) and (B) all of the outstanding Equity Interests of Builder’s Capital LLC (“Builder’s Capital” and, together with PBREH and DBFC, the “Transferred Companies”);

WHEREAS, immediately prior to (but contingent upon) the Closing, the Company, PB Capital, Lanoga and PBHI will effect the Reorganization pursuant to the Reorganization Agreement;

WHEREAS, following the Reorganization, each Transferred Company will be a wholly-owned Subsidiary of the Company; and

WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to acquire from the Sellers, the Company LLC Interests, subject to the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Acquired Companies” means the Company Group and their respective Subsidiaries.

“Acquisition Proposal” means any offer or proposal for, or any indication of interest in any of the following: (i) any direct or indirect acquisition or purchase of more than ten percent

(10%) of the equity interests of any Acquired Company or of more than ten percent (10%) of the Business or combined assets of the Business; (ii) any merger, consolidation or other business combination relating to the Acquired Companies; or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Acquired Companies, in each case other than (x) sales or transfers of inventory, sales or transfers of vehicles or equipment or receivables or other dispositions in the ordinary course of business, (y) the Reorganization or (z) transactions contemplated by this Agreement (including without limitation, any transactions carried out in accordance with Section 6.7).

“Action” means any claim, action, cause of action, charge, suit, inquiry, proceeding, litigation, complaint, demand, notice, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Ancillary Agreements” means the Escrow Agreement and the Reorganization Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign anti-trust laws and all other applicable Law and Orders issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assigned Contract” means any Contract to which any Seller or any of its Affiliates (other than an Acquired Company) is a party that relates to or is used in connection with the Business or to which any assets or properties of, or used in connection with, the Business is subject, including, without limitation, the Contracts set forth on Schedule 1.1(a)(i) of the Reorganization Agreement; provided that Assigned Contract shall exclude any Contract that is a Retained Asset, Retained Liability or Nonassigned Asset.

“Base Purchase Price” means one billion six hundred twenty-five million dollars ($1,625,000,000).

“Business” means the business conducted by the Combined Companies, taken as a whole.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in Boston, Massachusetts, New York, New York or Denver, Colorado are required or authorized by Law to be closed.

“Capital Plan” means the capital plan of the Company for the 2015 fiscal year.

“Cash and Cash Equivalents” means the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Acquired Companies as of such date prepared in accordance with GAAP, consistently applied, less any

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restricted cash (determined in accordance with GAAP applied in a manner consistent with the preparation of the Financial Statements for the year ended December 31, 2014) and overdrafts; provided that issued but uncleared checks will be treated as current liabilities and excluded from Cash and Cash Equivalents to the extent permitted under GAAP (applied in a manner consistent with the preparation of the Financial Statements for the year ended December 31, 2014); provided, further, that cash and cash equivalents shall exclude an amount equal to the proceeds received by any Acquired Company (net of selling costs) from the sale or disposition of the locations identified on Part B of Section 1.1(a)(i) of the Company Disclosure Schedule. In determining the amount of Cash and Cash Equivalents, all Cash and Cash Equivalents that are in a currency other than the United States Dollar shall be converted into the United States Dollar at the prevailing exchange rate between the respective currencies as set forth in the Eastern Edition of The Wall Street Journal on the last Business Day immediately preceding the applicable date. Cash and Cash Equivalents at December 31, 2014 are set forth on Part A of Section 1.1(a)(i) of the Company Disclosure Schedule.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“Closing Date Cash” means all Cash and Cash Equivalents of the Acquired Companies as of the Effective Time.

“Closing Date Indebtedness” means all outstanding Indebtedness of the Acquired Companies as of the Effective Time.

“Closing Purchase Price” means the Base Purchase Price plus the Estimated Adjustment Amount minus the Escrow Amount.

“Closing Working Capital” means the Working Capital, as of the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Companies” means, collectively, (a) the Acquired Companies and (b) PBHI and its Subsidiaries.

“Company Group” means, collectively, the Company and the Transferred Companies.

“Company Intellectual Property” means all Intellectual Property used in the Business, or held for use in the Business, by a Combined Company.

“Compliant” means, with respect to the Required Information, that: (i) such Required Information provided by the Company, taken as a whole, does not contain any untrue statement of a material fact regarding any Acquired Company, or omit to state any material fact regarding any Acquired Company necessary to make such Required Information not materially misleading under the circumstances in which made; (ii) the Company’s auditors have not withdrawn any audit opinion on any of the audited financial statements contained in the Required Information; (iii) the Company or its auditors have not determined to undertake a restatement of any financial statements included in the Required Information (it being understood the Required Information will be Compliant in respect of this clause (iii) if such restatement is completed or the Company has determined no such restatement is required); and (iv) the interim financial statements

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included in clause (i) of the definition of “Required Information” that are available to Purchaser on each day of the Marketing Period are through and as of a date that is no more than 134 days prior to the last day of the Marketing Period (except that the audited financial statements may be as of and through December 31, 2014).

“Contract” means any contract, agreement, commitment, lease, license, instrument, note or other binding arrangement between two or more Persons or an enforceable commitment by one Person in favor of another Person or Persons, excluding in each case, purchase orders made in the ordinary course of business.

“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Covered Employee” means an employee of any Acquired Company as of the Effective Time.

“Debt Financing Source Related Parties” means with respect to any Debt Financing Source, any Affiliate of such Debt Financing Source or any of the former, current, or future general or limited partners, shareholders or equityholders, managers, members, directors, officers, employees, representatives or agents of any Debt Financing Source or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent or any of their successors or assigns of any of the foregoing.

“Disclosure Schedule” means the Company Disclosure Schedule, the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable.

“DOJ” shall mean the U.S. Department of Justice.

“Effective Time” means means 12:01 a.m. (Mountain time) on the Closing Date.

“Employee Plan” means: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to a current or former employee or non-employee director or other service-provider, including any trust or other funding agreement with a custodian or a trustee for funds held thereunder.

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“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, hypothecation, bailment, easement, encroachment, right of first refusal, adverse claim or other restriction.

“Environmental Laws” means: any Laws relating to: (i) the Release, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (ii) pollution or protection of the environment, natural resources or human health or safety.

“Equity Interests” mean: (a) the shares of capital stock of a corporation; (b) the general or limited partnership interests of any partnership; (c) the limited liability company membership or other ownership interest of any limited liability company; (d) the equity securities or other ownership interests of any kind of any other legal entity; or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing, in any such case, whether owned or held of record or legally.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with any Acquired Company for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means BNY Mellon, National Association, or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into among Purchaser, the Sellers and the Escrow Agent, substantially in the form of Exhibit B.

“Escrow Amount” means sixteen million two hundred fifty thousand dollars ($16,250,000).

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement through the deposit of the Escrow Amount.

“Estimated Adjustment Amount” means Estimated Closing Net Working Capital minus Target Working Capital plus Estimated Closing Cash minus Estimated Closing Indebtedness minus Estimated Closing Transaction Expenses. For the avoidance of doubt, the Estimated Adjustment Amount may be positive or negative.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended.

“Final Adjustment Amount” means Final Closing Net Working Capital minus Target Working Capital plus Final Closing Cash minus Final Closing Indebtedness minus Final Closing Transaction Expenses. For the avoidance of doubt, the Final Adjustment Amount may be positive or negative.

“FTC” shall mean the U.S. Federal Trade Commission.

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“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualifications), Section 3.2 (Authorization), Section 3.3 (Capitalization; Subsidiaries), Section 3.15 (Brokers), Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.4 (Capital Structure).

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, as applied in the audited combined balance sheet of the Combined Companies for the year ended December 31, 2014.

“Governing Documents” means with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (ii) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (iii) if a limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (iv) if any other type of entity (including any non-U.S. entity), the formation or organizational documents and the governing documents, and (v) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any United States or foreign federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or arbitral or judicial body.

“Hazardous Substance” means any substance, pollutant, contaminant, material or waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” an “air pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas, and any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax Returns” means any Tax Returns filed or required to be filed in connection with the determination, assessment or collection of Income Taxes.

“Income Taxes” means all Taxes based upon net income, capital, franchise or net worth and all Taxes substantially similar thereto.

“Indebtedness” means with respect to a Person, without duplication: (i) any obligations of such Person to third parties for borrowed money; (ii) any obligations of such Person evidenced by any note, bond, debenture or other debt security; (iii) the amount of all liabilities evidenced by any surety bonds, letters of credit or bankers’ acceptances, extensions of credit or similar facilities, in each case solely to the extent drawn upon; (iv) all liabilities arising out of interest rate, currency, commodity and financial market swaps, options, forward contracts, caps and any other such hedging or derivatives arrangements, in each case including any amounts

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payable to terminate such arrangements; (v) intercompany liabilities involving Affiliates to the extent not eliminated or settled; (vi) direct or indirect guarantees of the foregoing; (vii) any accrued and unpaid interest or prepayment penalties due on any of the foregoing; and (viii) those items set forth on Section 1.1(a)(ii) of the Company Disclosure Schedule; provided, that Indebtedness shall expressly exclude (w) any Retained Liability, (x) any amounts under the Contracts disclosed in Item 1 and Item 2 of Section 8.3(f) of the Company Disclosure Schedule, (y) any amounts that are included in Transaction Expenses and (z) any amounts incurred in connection with the Debt Financing or Equity Financing.

“Independent Accountants” means Ernst & Young LLP.

“Intellectual Property” means any patent, patent right, permit, license, trade secret, trademark and service mark, trademark and service mark right, trade name or trade name right or franchise, copyright, invention, software, domain name or other intellectual property right.

“Inventory” means all items of inventory of products that are held for sale by any Combined Company, in the ordinary course of business, consistent with past practice and in accordance with GAAP, whether located at any facility owned, leased or operated by any Combined Company, off site or in transit, net of appropriate reserves in accordance with GAAP.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) in the case of an individual, the knowledge, after reasonable inquiry, of such individual, (ii) in the case of the Company, (A) the knowledge, after reasonable inquiry, of Rob Marchbank, Jeff Pinkerman, Chris Clason and Mark Butterman (provided, for purposes of Section 3.17(f), knowledge shall mean the actual knowledge of such Persons without any obligation of reasonable inquiry) and (B) the actual knowledge (without any obligation of reasonable inquiry) of Ron Williams, Ed Waite, Scott Robins, Paul Vaughn, Tom Adams, Steve Herron and Joe Lawrence and (iii) in the case of any other Person that is not an individual, the knowledge, after reasonable inquiry, of the chief executive officer and chief financial officer (or persons serving in similar capacities) of such Person.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, order or enforceable agreement or enforceable policy of any Governmental Authority.

“Loan and Security Agreement” means the Amended and Restated Loan and Security Agreement by and among ProBuild Company LLC, Lanoga, ProBuild North Transportation, LLC, Timber Roots, LLC, Spenard Builders Supply LLC and ProBuild Company California Contractors LP, as borrowers, ProBuild Holdings, Inc. and the Company, as guarantors, the lenders and issuing banks party thereto and Wells Fargo Capital Finance, LLC, as administrative agent.

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date of this Agreement throughout which (i) Purchaser has the Required Information, (ii) the Required Information is Compliant (provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Purchaser a written notice to that effect (stating when it believes it

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completed such delivery), in which case the Marketing Period will be deemed to have commenced on the date of such notice unless Purchaser in good faith reasonably believes the Marketing Period has not commenced and within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with specificity why Purchaser believes the Marketing Period has not commenced), and (iii) subject to Section 10.1(d), conditions in Section 8.1 and Section 8.3(f) are satisfied (other than those conditions therein that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied if the Closing were to occur on any date within such period); provided that (x) if such Marketing Period has not ended on or prior to August 21, 2015, such period shall not be deemed to have commenced until September 8, 2015, or if such Marketing Period has not ended on or prior to December 18, 2015, such period shall not be deemed to have commenced until January 4, 2016 and (y) July 3, 2015, November 25, 2015, November 26, 2015 and November 27, 2015 shall not be considered a Business Day for purposes of the Marketing Period. Notwithstanding the foregoing, the Marketing Period will end on any earlier date on which the Debt Financing is obtained.

“Material Adverse Effect” means any event, state of facts, condition, change, effect or development that is material and adverse to (a)(i) the Business or (ii) the operations, assets, condition (financial or otherwise), results of operations or liabilities of the Acquired Companies, taken as a whole, or (b) the ability of the Acquired Companies or the Sellers to perform their respective obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to clause (a) of this definition, any material and adverse effect to the extent resulting from or arising out of any of the following events, state of facts, conditions, changes, effects or developments shall not be considered in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (i) changes or economic conditions generally affecting the industries in the United States in which the Acquired Companies operate, (ii) changes in economic, capital market, regulatory or political conditions of the United States generally, (iii) the public announcement or pendency of the transactions contemplated by this Agreement, (iv) any change or effect or circumstance resulting from an action or omission expressly required to be taken or omitted by this Agreement or taken or omitted with the express advance written approval of Purchaser, (v) any failure in and of itself by any Acquired Company to meet any internal projections or forecasts or revenue or earnings predictions for any past, current or future period (provided, however, that any event, state of facts, condition, change, effect or development that caused or contributed to such failure to meet any internal projections or forecasts or revenue or earnings predictions shall not be excluded under this clause (v)), (vi) any change in applicable Laws or accounting rules, including GAAP, in each case, after the date of this Agreement or (vii) acts of war or terrorism; provided, that, notwithstanding the foregoing, with respect to clauses (i), (ii), (vi) and (vii), any such event, state of facts, condition, change, effect or development shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur solely to the extent such event, state of facts, condition, change, effect or development disproportionately adversely affects the Acquired Companies compared to the business of other participants in the industries in which the Acquired Companies operate.

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“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Nonassigned Asset” shall have the meaning ascribed thereto in the Reorganization Agreement.

“Orders” means, with respect to any Person, any order, writ, injunction, judgment, decree, stipulation, ruling, determination, award or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property or assets.

“Organization” means any corporation, partnership, joint venture or enterprise, limited liability company, limited liability partnership, syndicate, unincorporated association, trust, estate, Governmental Authority or other entity or organization, and shall include the successor (by merger or otherwise) of any entity or organization.

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable, or that are being contested in good faith by appropriate procedures, or that are due but not yet delinquent, and, in each case, for which adequate reserves have been established in accordance with GAAP; (b) mechanics, carriers’, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business (x) for amounts not yet overdue or (y) for amounts that are overdue and that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) easements, rights of way, zoning ordinances and other similar Encumbrances currently of public record, provided that the foregoing do not materially impair the operation, use, or occupancy of the Real Property; (d) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (e) Encumbrances disclosed in title policies and surveys that the Company has furnished or otherwise made available to Purchaser, provided that the foregoing do not materially impair the operation, use or occupancy of the Real Property; (f) other imperfections of title, if any, none of which materially impairs the operations, use or occupancy of the Real Property in the manner in which it is used or operated as of the date hereof, or the value of such Real Property or (g) with respect to Leased Real Property only, Encumbrances, including Indebtedness, encumbering the fee interest title in any Leased Real Property and not attributable to the Acquired Companies.

“Person” means an individual or Organization, including any successor, by merger or otherwise.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pro Rata Share” means, for each Seller, (i) the capital account of such Seller divided by (ii) the aggregate capital account of all Sellers, in each case, (x) as of immediately prior to the Closing but after giving effect to the Reorganization and (y) determined in accordance with the Governing Documents of the Company (as amended in connection with the Reorganization).

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“Real Property Leases” means, collectively, each lease, sublease, license and other agreement pursuant to which (i) any of the Acquired Companies or (ii) any Seller or its controlled Affiliates (other than an Acquired Company) is granted the right to use or occupy, now or in the future, the Leased Real Property or any portion thereof, including any and all modifications, amendments and supplements thereto and any assignments thereof.

“Receivables” means all accounts receivable arising on account of the sale of goods or services in respect of the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Reorganization” has the meaning ascribed thereto in the Reorganization Agreement.

“Reorganization Agreement” means the Contribution and Assignment Agreement, dated as of the date hereof, and attached hereto as Exhibit A.

“Representation and Warranty Insurance Policy” means any representation and warranty insurance policy acquired by Purchaser, at its sole expense, in connection with the transactions contemplated by this Agreement.

“Required Information” means: (i) the financial statements which are necessary to satisfy the conditions set forth in paragraph 5(a) and (b) of Exhibit E of the Debt Commitment Letter (except that “120 days” in clause 5(a) shall be replaced with “90 days” and “60 days” in clause 5(b) shall be replaced with “45 days”), in customary form for offering memoranda used in Rule 144A offerings by affiliates of the Investors (as defined in the Debt Commitment Letter) (other than (a) financial statements and data required by Rules 3-09, 3-10 or 3-16 of Regulation S-X and (b) segment financial data, although customary qualitative disclosure with respect to clauses (a) and (b), to the extent applicable, will be provided); (ii) drafts of customary comfort letters (including customary negative assurances) by auditors of the Company solely with respect to the financial information of the Company included in the offering memorandum, and confirmation that such auditors are prepared to deliver such comfort letters with sufficient notice to allow such auditors to bring down necessary procedures throughout the Marketing Period upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings with affiliates of the Investors; (iii) such other financial, business and other information regarding Company and its Subsidiaries as the Purchaser shall reasonably request from the Company to the extent necessary to allow the Purchaser to prepare pro forma financial statements of the Purchaser (a) as of and for the Purchaser’s fiscal year ended December 31, 2014, (b) for the period beginning on January 1, 2015 to and including the last day of the Purchaser’s fiscal quarter for which financial statements are necessary to satisfy the conditions set forth in 5(b) of Exhibit E of the Debt Commitment Letter (except that “60 days” in clause 5(b) shall be replaced with “45 days”) and as of such last day with respect to the related balance sheet pro forma financial statement, and (c) for the twelve month period ending on the last day of the Purchaser’s fiscal quarter for which financial statements are necessary to satisfy the conditions set forth in 5(b) of Exhibit E of the Debt Commitment Letter (except that “60

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days” in clause 5(b) shall be replaced with “45 days”) and as of such last day with respect to the related balance sheet pro forma financial statement, a description of the Business and related risk factors and a management discussion and analysis of financial condition and results of operations, provided that the Company shall only be required to deliver information in respect of such sections that are in customary form for offering memoranda used in Rule 144A offerings by affiliates of the Investors (other than (a) financial data required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, (b) segment financial data, although customary qualitative disclosure with respect to clauses (a) and (b), to the extent applicable, will be provided, (c) information regarding compensation discussion and analysis as required by Item 402 of Regulation S-K or (d) information required by Item 302 of Regulation S-K); provided, that in connection with the Debt Financing this item (iii) shall be deemed satisfied if such preliminary offering memorandum excludes sections that would customarily be provided by the Underwriters (as such term is defined in the Debt Commitment Letter); and (iv) enter into customary authorization letters (including customary representations with respect to accuracy of information) for inclusion in any Information Materials that authorize the distribution of information provided under clauses (i) - (iii) above to prospective Lenders.

“Retained Asset” shall have the meaning ascribed thereto in the Reorganization Agreement.

“Retained Liability” shall have the meaning ascribed thereto in the Reorganization Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended by the Clayton Act.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any Organization of which more than fifty percent (50%) of the total voting power, whether by way of contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly (e.g., through another Subsidiary), by (a) any Person, (b) any Person and one or more of its Subsidiaries, or (c) one or more Subsidiaries of any Person. For the avoidance of doubt, a Subsidiary of any Person includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).

“Swingline Credit Facility” means the facility providing revolving indebtedness under the Amended and Restated Note Purchase Agreement, dated as of August 3, 2007 (as amended, modified or supplemented from time to time), among Lanoga and the other parties from time to time party thereto as Issuers, PBHI and certain other Subsidiaries of PBHI from time to time party thereto as Guarantors, the purchasers from time to time party thereto and Fidelity Capital Operating Limited Partnership, as Agent.

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“Target Working Capital” means four hundred sixty-two million dollars ($462,000,000).

“Tax Matter” means any inquiry, claim, assessment, examination, audit, litigation or similar event with respect to Taxes for which the Indemnified Parties may be indemnified under this Agreement.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Tax” or “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, capital stock, net worth, add-on minimum, escheat, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, documentary, transfer, occupation, premium, property or windfall profits taxes, charges, levies, fees, customs, duties or other taxes, or similar charges or assessments imposed by a Taxing Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Taxing Authority” means the IRS and any other Governmental Authority (and any subdivision, agency or authority thereof) responsible for the administration, collection or imposition of any Tax.

“Transaction Expenses” means, as of the Effective Time, (i) all fees and expenses payable by the Acquired Companies in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, whether accrued or not, fees and expenses payable to all attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons engaged by the Acquired Companies or any Seller, (ii) any bonus, severance or change of control payment or benefit (or similar payment obligation) made or provided, or required to be made or provided, by the Acquired Companies, solely as a result of the transactions contemplated by this Agreement, each as set forth in Section 1.1(b) of the Company Disclosure Schedule (for the avoidance of doubt, any bonus, severance or change of control payment or benefit (or similar payment obligation) triggered by any action by Purchaser or any of its Affiliates following the Closing shall not be included the calculation of Transaction Expenses) and (iii) the premium for directors’ and officers’ insurance for the Company’s directors and officers obtained pursuant to Section 6.6(b), in each case to the extent not paid by the Acquired Companies as of the Effective Time.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code.

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“Working Capital” means the working capital of the Company, calculated pursuant to Section 1.1(c) of the Company Disclosure Schedule.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Agreement	Preamble
Alternative Debt Financing	Section 6.10(d)
Antitrust Litigation Assigned Registered Intellectual Property	Section 10.1(c) Section 3.8(a)
Balance Sheet	Section 3.5(a)
Builder’s Capital	Recitals
Closing	Section 2.3
Closing Date	Section 2.3
Commitment Letters	Section 5.6
Company	Preamble
Company Disclosure Schedule	Article 3
Company Employee Plans	Section 3.19(a)
Company LLC Interests	Recitals
Confidentiality Agreement	Section 6.4
Consents	Section 3.4(a)(ii)
Counsel	Section 6.8(d)
DBFC	Recitals
Debt Commitment Letter	Section 5.6
Debt Financing	Section 5.6
Debt Financing Sources	Section 5.6
Deductible	Section 9.4(a)
Deficit	Section 2.7(e)
Determination Date	Section 2.7(c)
Environmental Permits	Section 3.18(b)
Estimated Closing Balance Sheet	Section 2.7(a)
Estimated Closing Cash	Section 2.7(a)
Estimated Closing Indebtedness	Section 2.7(a)
Estimated Closing Net Working Capital	Section 2.7(a)
Estimated Closing Statement	Section 2.7(a)
Estimated Closing Transaction Expenses	Section 2.7(a)
Equity Commitment Letter	Section 5.6
Equity Financing	Section 5.6
Final Closing Cash	Section 2.7(c)
Final Closing Indebtedness	Section 2.7(c)
Final Closing Net Working Capital	Section 2.7(c)
Final Closing Transaction Expenses	Section 2.7(c)
Financial Statements	Section 3.5(a)
Financing	Section 5.6
FMR	Preamble
General Enforceability Exceptions	Section 3.2

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Goodwin	Section 6.8(a)
Indemnification Obligations	Section 9.2
Indemnified Party	Section 9.2
Insurance Policies	Section 3.11
Insured Parties	Section 6.6(a)
Internal Controls	Section 3.5(a)
Intercompany Accounts	Section 3.16
Intercompany Agreements	Section 3.16
Lanoga	Preamble
Leased Real Property	Section 3.10(b)
Listed Contracts	Section 3.13(a)
Listed Permits	Section 3.7(b)
Losses	Section 9.2
New Debt Commitment Letter	Section 6.10(d)
NQDC Plan	Section 3.19(j)
Notice of Objection	Section 2.7(c)
Outside Date	Section 10.1(b)
Owned Real Property	Section 3.10(a)
Payoff Letters	Section 8.3(c)
Parties	Preamble
PB Capital	Preamble
PBGC	Section 3.19(g)(iii)
PBHI	Preamble
PBREH	Recitals
Personally Identifiable Information	Section 3.8(h)
Privileged Communications	Section 6.8(d)
Purchase Price	Section 2.2(b)
Purchaser	Preamble
Purchaser Closing Balance Sheet	Section 2.7(b)
Purchaser Closing Cash	Section 2.7(b)
Purchaser Closing Indebtedness	Section 2.7(b)
Purchaser Closing Net Working Capital	Section 2.7(b)
Purchaser Closing Statement	Section 2.7(b)
Purchaser Closing Transaction Expenses	Section 2.7(b)
Purchaser Disclosure Schedule	Article 5
Purchaser Plans	Section 6.9
Purchaser’s Related Parties	Section 10.2(c)
Real Property	Section 3.10(b)
Registered Intellectual Property	Section 3.8(a)
Regulatory Action	Section 6.7(d)
Reorganization	Recitals
Representatives of the Sellers	Section 6.2
Reverse Termination Fee	Section 10.2(a)
Run-Off Policy	Section 6.6(b)
Sellers	Preamble
Seller Disclosure Schedule	Article 4

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Schedule Updates	Section 6.3
Significant Supplier	Section 3.14
Tax Indemnity Matter	Section 9.2(e)
Third Party Claim	Section 9.3(a)
Title IV Plan	Section 3.19(f)
Transfer Taxes	Recitals
Transferred Companies	Recitals
Unresolved Items	Section 2.7(c)

ARTICLE 2

SALE AND PURCHASE OF THE COMPANY LLC INTERESTS

Section 2.1 Sale and Purchase of the Company LLC Interests. On the terms and subject to the conditions contained herein, in consideration for the aggregate purchase price specified in Section 2.2(b), on the Closing Date, each Seller will sell to Purchaser, and Purchaser will purchase from such Seller, the Company LLC Interests owned by such Seller, free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities Laws and any restrictions on transfer expressly set forth in this Agreement), in the amounts listed in Section 3.3(b) of the Company Disclosure Schedule, such amounts collectively constituting all of the issued and outstanding Company LLC Interests.

Section 2.2 Purchase Price.

(a) On the terms and subject to the conditions set forth herein, in consideration of the Company LLC Interests being sold hereunder, on the Closing Date, Purchaser shall pay to each Seller an amount in cash equal to the product of (i) the Closing Purchase Price multiplied by (ii) such Seller’s Pro Rata Share, in each case by wire transfer of immediately available funds pursuant to instructions delivered by such Seller at least two (2) Business Days prior to the Closing. At least three (3) Business Days prior to the Closing, the Sellers shall deliver to Purchaser (A) a statement setting forth the Pro Rata Share of each Seller and Purchaser shall be entitled to rely on such statement, without inquiry and without liability for the allocation of the Closing Purchase Price in accordance therewith and (B) an updated Section 3.3(b) of the Company Disclosure Schedule and an updated Section 4.4(b) of the Seller Disclosure Schedule, in each case, providing the number of Company LLC Interests owned by each Seller as of the consummation of the Reorganization.

(b) The aggregate amount of (i) the Closing Purchase Price, plus (ii) any adjustment pursuant to Section 2.7(d), minus (iii) any adjustment pursuant to Section 2.7(e), plus (iii) any amounts disbursed to the Sellers pursuant to the Escrow Agreement, collectively, shall be referred to herein as the “Purchase Price.”

Section 2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 a.m., Boston time, three (3) Business Days after all of the conditions set forth in Article 8 shall have been satisfied or, if permissible, waived by the Parties entitled to the benefit of the same (other than those that by their terms are to be satisfied or waived at the Closing); provided that, if the Marketing Period has not ended, the Closing will

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occur on the earlier of (x) a date during the Marketing Period specified by Purchaser in writing on no fewer than two (2) Business Days’ notice to the Company and (y) the first (1st) Business Day immediately following the last day of the Marketing Period, in each case subject to the full satisfaction (or due waiver by the Party entitled to the benefit of such condition) of the conditions set forth in Article 8 (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and date as may be mutually acceptable to Purchaser and the Company (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, or at such other place as agreed to by the Parties.

Section 2.4 Payments at Closing. At the Closing, Purchaser shall cause to be delivered to the Escrow Agent the Escrow Amount. The Escrow Amount shall be held by the Escrow Agent in the Escrow Fund solely for purposes of adjustments to the Purchase Price pursuant to Section 2.7 and the payment to Indemnified Parties in satisfaction of any indemnification claims required by Article 9. The administration of the Escrow Fund shall be governed by the terms of the Escrow Agreement. Any disbursements to be made out of the Escrow Fund for the benefit of the Sellers, shall be made pro rata in accordance with their respective Pro Rata Shares, by wire transfer of immediately available funds pursuant to instructions delivered by such Seller at least two (2) Business Days prior to such payment.

Section 2.5 Payments at Closing for Indebtedness of the Company. At least three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser a statement setting forth the items of Indebtedness to be repaid at Closing (such items to be those items identified in Section 1.1(a)(ii) of the Company Disclosure Schedule as items to be paid at Closing) and, at the Closing, Purchaser shall repay in full such Indebtedness by wire transfer of immediately available funds to the applicable lender set forth on such statement as provided in the Payoff Letter regarding such Indebtedness.

Section 2.6 Payments at Closing for Transaction Expenses of the Company. At least three (3) Business Days prior to the Closing, the Company shall deliver to Purchaser a statement setting forth the Company’s good faith estimate of the Transaction Expenses as of the Effective Time. Such statement shall indicate the Transaction Expenses to be paid by Purchaser at Closing. Purchaser shall pay, or cause to be paid, (a) at the Closing, all of the Transaction Expenses described in clause (i) or (iii) of the definition thereof by wire transfer of immediately available funds to the applicable Persons set forth on such statement and (b) the remaining Transaction Expenses, by the date on which such payments are due in accordance with the terms of such payments as in effect immediately prior to the Closing through the payroll provider of the Acquired Companies.

Section 2.7 Purchase Price Adjustment.

(a) The Company shall in good faith prepare and deliver, or cause to be prepared and delivered, to Purchaser not later than three (3) Business Days prior to the Closing Date, a written statement (the “Estimated Closing Statement”) setting forth (i) an estimated unaudited consolidated balance sheet of the Acquired Companies as of the Effective Time (the “Estimated Closing Balance Sheet”), (ii) its good faith estimate of (A) the Closing Working Capital (“Estimated Closing Net Working Capital”), (B) the Closing Date Cash (“Estimated

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Closing Cash”), (C) the Closing Date Indebtedness (the “Estimated Closing Indebtedness”) and (D) the Transaction Expenses (listed by payee) (the “Estimated Closing Transaction Expenses”), and (iii) the Company’s calculation of the Estimated Adjustment Amount, together with any information that Purchaser has reasonably requested to verify the amounts reflected in the Estimated Closing Statement. The Estimated Closing Balance Sheet shall be prepared using the same accounting practices, policies and methodologies used in the preparation of the audited balance sheet of the Combined Companies for the fiscal year ended December 31, 2014, in a manner and on a basis consistent with the sample balance sheet set forth in Section 2.7(a) of the Company Disclosure Schedule (which, solely for purposes of illustration, assumes the Closing occurred on December 31, 2014), except that such Estimated Closing Balance Sheet shall exclude all deferred income Taxes (other than with respect to DBFC), the Retained Assets and Retained Liabilities and Closing Working Capital, Closing Date Cash, Closing Date Indebtedness, and Transaction Expenses shall be determined in accordance with the definitions contained in this Agreement. The Sellers shall provide Purchaser and its representatives reasonable and prompt access to the work papers used in the preparation of the Estimated Closing Statement upon Purchaser’s request. Purchaser shall have the right to review the Estimated Closing Statement and object to any elements thereof, and the Company, on the one hand, and Purchaser, on the other hand, shall cooperate in good faith to resolve any such objections prior to the Closing and update the Estimated Closing Balance Sheet accordingly; provided that, to the extent such objections are not resolved prior to Closing, the Estimated Closing Balance Sheet delivered by the Company in accordance with this Section 2.7(a) shall control but shall be subject to adjustment after the Closing pursuant to this Section 2.7.

(b) On or before the date that is sixty (60) calendar days following the Closing Date, Purchaser or its designee shall prepare, or cause to be prepared, and deliver to the Sellers a written statement (the “Purchaser Closing Statement”) setting forth (i) an unaudited consolidated balance sheet of the Acquired Companies as of the Effective Time (the “Purchaser Closing Balance Sheet”), (ii) Purchaser’s calculation of (A) the Closing Working Capital (“Purchaser Closing Net Working Capital”), (B) the Closing Date Cash (“Purchaser Closing Cash”), (C) the Closing Date Indebtedness (the “Purchaser Closing Indebtedness”), and (D) the Transaction Expenses (the “Purchaser Closing Transaction Expenses”), and (iii) Purchaser’s calculation of the Final Adjustment Amount, together with any information that the Sellers have reasonably requested to verify the amounts reflected in the Purchaser Closing Statement. The Purchaser Closing Balance Sheet shall be prepared in accordance with GAAP, using the same accounting practices, policies and methodologies used in the preparation of the audited balance sheet of the Combined Companies for the fiscal year ended December 31, 2014 (except that such Purchaser Closing Balance Sheet shall exclude all deferred income Taxes (other than with respect to DBFC), the Retained Assets and Retained Liabilities), on a basis and in a manner consistent with the preparation of the Estimated Closing Statement.

(c) From the delivery of the Purchaser Closing Statement until the determination of Final Closing Net Working Capital, Final Closing Cash, Final Closing Indebtedness, and Final Closing Transaction Expenses in accordance with this Section 2.7(c), Purchaser will provide, and cause the Acquired Companies to provide, the Sellers with reasonable access (during normal business hours and upon reasonable prior notice) to (i) the books, records, facilities and employees of the Acquired Companies, and (ii) the financial information, as of the Closing Date, of the Acquired Companies, in each case, to the extent reasonably necessary for the

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Sellers to evaluate the Purchaser Closing Statement. The Sellers may dispute the calculation of Purchaser Closing Net Working Capital, Purchaser Closing Cash, Purchaser Closing Indebtedness, or Purchaser Closing Transaction Expenses by notifying Purchaser of such disagreement in writing, setting forth in reasonable detail the items or amounts on the Purchaser Closing Statement that are disputed by the Sellers (a “Notice of Objection”), within thirty (30) days after Sellers’ receipt of the Purchaser Closing Statement. To the extent not set forth in the Notice of Objection, the Sellers shall be deemed to have agreed with Purchaser’s calculation of all other items and amounts contained in the Purchaser Closing Statement. In the event that the Sellers do not provide a Notice of Objection within such thirty (30) day period, the Sellers shall be deemed to have accepted the Purchaser Closing Statement delivered by Purchaser, and Purchaser’s calculation of Purchaser Closing Net Working Capital, Purchaser Closing Cash, Purchaser Closing Indebtedness, and Purchaser Closing Transaction Expenses set forth therein, which shall then be final, binding and conclusive for all purposes hereunder. In the event any Notice of Objection is timely provided, Purchaser and the Sellers shall use their commercially reasonable efforts for a period of thirty (30) calendar days (or such longer period as they may agree in writing) to resolve in good faith any disagreements set forth in the Notice of Objection. Items or amounts set forth in the Notice of Objection that are resolved in writing by Purchaser and the Sellers within such thirty (30) day period will be final, conclusive and binding on the Parties. If Purchaser and the Sellers are unable to resolve such items or amounts in dispute (the “Unresolved Items”) by the end of such period, then, at any time thereafter, either the Sellers or Purchaser may, by written notice to the other Party, require that the Independent Accountants resolve the Unresolved Items. For the avoidance of doubt, the Independent Accountants shall only resolve the Unresolved Items and not any disagreements that have been resolved by the Parties. Purchaser and the Sellers shall instruct the Independent Accountants to determine as promptly as practicable, and in any event within thirty (30) days of the date on which such dispute is referred to the Independent Accountants, based solely on the provisions of this Agreement and the written presentations by the Sellers and Purchaser, and not on an independent review, whether and to what extent (if any) the calculations of Closing Working Capital, Closing Date Cash, Closing Date Indebtedness, or Transaction Expenses require adjustment; provided, however, that in resolving any Unresolved Item, the Independent Accountants (A) may not assign a value to any item greater than the greatest value for such item claimed by Purchaser or the Sellers or less than the smallest value for such item claimed by either Purchaser or the Sellers and (B) may not take oral testimony from the Parties or any other Person. The fees and expenses of the Independent Accountants shall be allocated between the Purchaser, on one hand, and Sellers on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by the Parties in the aggregate, as determined by the Independent Accountants. The determination of the Independent Accountants shall be set forth in a written statement delivered to the Sellers and Purchaser and shall be final, conclusive and binding on the Parties. At any time Purchaser and the Sellers may agree to settle any objections raised in the Notice of Objection, including any items or amounts submitted to the Independent Accountants, which agreement shall be in writing and final, conclusive and binding upon all of the Parties with respect to the subject matter of any such objection so resolved. The date on which Closing Working Capital, Closing Date Cash, Closing Date Indebtedness, and Transaction Expenses is finally determined in accordance with this Section 2.7(c) is hereinafter referred to as the “Determination Date.” The Closing Working Capital, Closing Date Cash, Closing Date Indebtedness, and Transaction Expenses, each as finally determined in accordance with this

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Section 2.7(c), shall be referred to as the “Final Closing Net Working Capital,” “Final Closing Cash,” “Final Closing Indebtedness,” and “Final Closing Transaction Expenses,” respectively.

(d) If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then within five (5) Business Days after the Determination Date, Purchaser shall pay an amount in cash equal to the Final Adjustment Amount minus the Estimated Adjustment Amount to the Sellers, pro rata in accordance with their respective Pro Rata Shares, by wire transfer of immediately available funds pursuant to instructions delivered by the Sellers at least two (2) Business Days prior to such payment.

(e) If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then within five (5) Business Days after the Determination Date, (i) the Sellers shall pay or cause to be paid to Purchaser within five (5) Business Days after the Determination Date (by wire transfer of immediately available funds pursuant to instructions delivered by Purchaser at least two (2) Business Days prior to such payment) an amount equal to the Estimated Adjustment Amount minus the Final Adjustment Amount (the “Deficit”) or (ii) if Purchaser elects to proceed against the Escrow Fund by written notice delivered to the Sellers within three (3) Business Days after the Determination Date, then Purchaser and the Sellers shall deliver joint written instructions to the Escrow Agent to release to Purchaser from the Escrow Fund an amount of cash equal to the Deficit. In the event Purchaser elects to proceed against the Escrow Fund pursuant to Section 2.7(e)(ii), if so requested by Purchaser by written notice to the Sellers, Sellers shall pay or cause to be paid into the Escrow Fund within five (5) Business Days after receipt of such written request an amount equal to the Deficit.

(f) The Parties agree and acknowledge that any payment pursuant to Section 2.7(d) or Section 2.7(e) above will be treated by the Parties as an adjustment to the Purchase Price for all Tax purposes to the maximum extent permitted by applicable Law.

(g) Other than the Reorganization (which shall be given full effect), in the preparation of the Estimated Closing Statement and the Purchaser Closing Statement, the Sellers and Purchaser, respectively, shall disregard any and all effects on the assets and liabilities of the Acquired Companies as a result of the transactions contemplated by this Agreement (including any financing arrangements entered into by Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement) and any of the plans, transactions or charges which Purchaser intends to initiate or make or cause to be initiated or made after the Closing with respect to the Acquired Companies or their business or assets, or any facts or circumstances that are unique or particular to Purchaser or any of its assets or liabilities.

Section 2.8 Purchase Price Allocation. For all Tax purposes, Purchaser and the Sellers agree that the Purchase Price, any assumed liabilities and other relevant items which are attributable to the Company LLC Interests shall be allocated among the assets of the Company in accordance with the rules of the Code and the Treasury Regulations promulgated thereunder. The Sellers shall prepare an initial allocation and deliver such allocation to Purchaser for its review and approval within sixty (60) days after the Determination Date. Such allocation shall be mutually agreed upon between Purchaser and the Sellers. Purchaser may dispute the initial allocation by notifying the Sellers of such disagreement in writing, setting forth in reasonable

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detail its objections, within sixty (60) days after Purchaser’s receipt of such initial allocation; provided that if Purchaser does not provide such objection within such sixty (60) day period, Purchaser shall have been deemed to have agreed with the Sellers’ allocation. The Parties shall work in good faith to resolve any differences with respect to such allocation. Purchaser and the Sellers agree to report, act and file in accordance with the computations and allocations as determined pursuant to this Section 2.8 in any relevant Tax Returns or filings and to cooperate in the preparation of any such forms. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to any allocation hereunder. None of the Parties shall take any position (whether on any Tax Returns, in any Tax proceeding or otherwise) that is inconsistent with this Section 2.8 unless required to do so by applicable Law.

Section 2.9 Withholding. Notwithstanding any other provision in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold (or cause to be deducted and withheld) from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any U.S. federal, state, local or non-U.S. Law. To the extent that amounts are so withheld by Purchaser and remitted to the appropriate Taxing Authority, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of which such deduction and withholding was made. Each of the Parties agrees to use its reasonable best efforts to mitigate the imposition of any withholding Taxes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser that, except as expressly set forth in the corresponding sections and subsections of the Company Disclosure Schedule attached hereto (the “Company Disclosure Schedule”) (it being understood and agreed by the Parties that facts, documents, matters and other items disclosed in the Company Disclosure Schedule, once included therein and regardless of section references in such Company Disclosure Schedule, shall be deemed disclosed for purposes of another representation and warranty herein to the extent such disclosure, on its face, is responsive or applicable to such other representation or warranty):

Section 3.1 Organization and Qualifications. Each Acquired Company is (a) a limited liability company duly organized, or a corporation duly incorporated, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its jurisdiction of formation, organization or incorporation, as applicable, and has full power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted and (b) duly qualified or licensed to do business as a foreign corporation or other organization, and is in good standing (or the equivalent thereof, where such concept is recognized), under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in the case of clause (b) for any such failures to be so qualified or licensed and in good standing that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has prior to the date

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hereof furnished or made available to Purchaser a true, complete and correct copy of each Acquired Company’s Governing Documents, as amended through the date hereof, each of which is in full force and effect. No Acquired Company is in violation of any of the provisions of its Governing Documents.

Section 3.2 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and each other Acquired Company has all requisite power and authority to execute and deliver any Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of, and performance by, the Company of this Agreement has been, and with respect to the Ancillary Agreements to which it will be a party, will be prior to Closing, authorized by all necessary action on the part of the Company and its directors and members, and the execution and delivery of, and performance by, each other Acquired Company with respect to any Ancillary Agreements to which it will be a party, will be prior to Closing, authorized by all necessary action on the part of each such Acquired Company and its respective directors, members and shareholders, as applicable. This Agreement has been, and each Ancillary Agreement to which the Company or any other Acquired Company will be a party, will be at or prior to Closing, duly and validly executed and delivered by the Company or such other Acquired Company, as applicable. Subject to the due authorization, execution and delivery by the other Parties, this Agreement will, upon due execution and delivery, be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance, and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”), and subject to the due authorization, execution and delivery by the other parties thereto, each Ancillary Agreement will, upon due execution and delivery, be the valid and binding obligation of the Company or each other Acquired Company that is a party thereto, enforceable against the Company or each other Acquired Company that is a party thereto in accordance with their respective terms, subject to the General Enforceability Exceptions.

Section 3.3 Capitalization; Subsidiaries.

(a) Section 3.3(a) of the Company Disclosure Schedule sets forth the following information for each Acquired Company as of the date hereof: (i) its name and jurisdiction of organization or formation; (ii) the number of authorized shares or other Equity Interests; and (iii) the number of issued and outstanding shares or other Equity Interests, the names of the holders thereof, and the number or percentage, as applicable, of shares or other Equity Interests held by each such holder.

(b) Section 3.3(b) of the Company Disclosure Schedule (as updated pursuant to Section 2.2(a)) sets forth for each Acquired Company as of immediately prior to Closing, after giving effect to the Reorganization, the number of issued and outstanding shares or other Equity Interests, the names of the holders thereof, and the number or percentage, as applicable, of shares or other Equity Interests held by each such holder.

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(c) All of the issued and outstanding Equity Interests of each Acquired Company have been duly authorized and validly issued (and if such Acquired Company is a corporation, are fully paid and nonassessable), have been offered, issued, sold, and delivered in compliance with applicable Laws and the Governing Documents of such Acquired Company and have not been issued in violation of any preemptive rights, subscription rights, rights of first refusal or similar rights.

(d) Except as set forth in Section 3.3(d) of the Company Disclosure Schedule, as of the date of this Agreement, FMR and Lanoga collectively own, of record, and have good and valid title to, one hundred percent (100%) of the Company LLC Interests, in the proportions set forth on Section 3.3(a) of the Company Disclosure Schedule, free and clear of any Encumbrance (other than any restrictions on transfer imposed by federal and state securities Laws and any restrictions on transfer expressly set forth in this Agreement). Except as set forth in Section 3.3(d) of the Company Disclosure Schedule, after giving effect to the Reorganization, FMR, Lanoga, PBHI and PB Capital will own, of record, and have good and valid title to, one hundred percent (100%) of the Company LLC Interests, in the proportions set forth on Section 3.3(b) of the Company Disclosure Schedule, free and clear of any Encumbrance (other than any restrictions on transfer imposed by federal and state securities Laws and any restrictions on transfer expressly set forth in this Agreement).

(e) Section 3.3(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all Subsidiaries of the Company as of the date hereof. Except as set forth in Section 3.3(e) of the Company Disclosure Schedule, the Company owns, of record, directly or indirectly, and has good and valid title to, all of the outstanding Equity Interests of the Subsidiaries set forth on Section 3.3(e) of the Company Disclosure Schedule, free and clear of any Encumbrance (other than any restrictions on transfer imposed by federal and state securities Laws and any restrictions on transfer expressly set forth in this Agreement). At Closing, the Company will own, of record, directly or indirectly, all of the outstanding Equity Interests of (x) the Subsidiaries set forth on Section 3.3(e) of the Company Disclosure Schedule and (y) the Transferred Companies. As of the date hereof, except for the Subsidiaries set forth on Section 3.3(e) of the Company Disclosure Schedule, the Company does not own, of record, directly or indirectly, any Equity Interests of any other Organization. At the Closing, except for the Subsidiaries set forth on Section 3.3(e) of the Company Disclosure Schedule and the Transferred Companies, the Company will not own, of record, directly or indirectly, any Equity Interests of any other Organization. The Transferred Companies do not have any Subsidiaries and do not own, of record, any Equity Interests of any other Organization.

(f) Except as set forth on Section 3.3(a) of the Company Disclosure Schedule, there are not authorized, issued or outstanding any other Equity Interests of any Acquired Company and there are not outstanding (i) any options, warrants or conversion, subscription or other rights to purchase that provide for the sale, issuance, return or redemption of any Equity Interests of any Acquired Company, other than the contribution of Equity Interests of the Transferred Companies to the Company as specifically provided for by the terms of the Reorganization Agreement and the purchase and sale of the Equity Interests of the Company by Purchaser pursuant to the terms of this Agreement, (ii) any securities convertible into or exchangeable for Equity Interests of any Acquired Company or (iii) any other commitments of any kind for the issuance of options, warrants, or other securities of any Acquired Company.

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There are no preemptive rights with respect to the issuance or sale of any Equity Interests of any Acquired Company. Except as set forth in Section 3.3(f) of the Company Disclosure Schedule, there are no restrictions on the transfer of any Equity Interests of any Acquired Company other than those expressly set forth in this Agreement and other than those restrictions imposed by federal and state securities Laws.

Section 3.4 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and by the Company and each Acquired Company of the Ancillary Agreements to which they will be parties, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the passage of time or both:

(i) conflict with or violate the Governing Documents of any of the Acquired Companies or any effective resolution of any of their respective directors, shareholders, managers or members;

(ii) assuming the notices, authorizations, approvals, orders, permits and consents of or with any Governmental Authority or any other third party (“Consents”) described in clause (b) below have been made or obtained, as applicable, conflict with or violate in any material respect any Law or Order applicable to any of the Acquired Companies or by which any property or asset of any of the Acquired Companies is bound or affected; or

(iii) (A) result in any material breach or material violation of, or constitute a material default under, or result in any loss of material rights under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any material property or material asset of any Acquired Company pursuant to, any Listed Permit, Listed Contract or Real Property Lease or (B) give to any Person any rights of termination, acceleration, modification, cancellation or revocation of, or require any notice, consent or waiver of any Person pursuant to any Listed Permit, Listed Contract or Real Property Lease, except where the effect of such termination, acceleration, modification, cancellation or revocation or the failure to give or obtain such notice, consent or waiver has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on (y) the Business or (z) the ability of any Acquired Company or any Seller to perform its respective obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby;

(b) No Acquired Company is required to file, seek or obtain any Consent in connection with the execution, delivery or performance by any Acquired Company of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except for Consents (i) under the HSR Act, (ii) under any applicable federal or state securities Laws, (iii) necessary to transfer the escrow services license of DBFC and (iv) the failure of which to obtain or make as has not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on (y) the Business or (z) the ability

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of any Acquired Company or any Seller to perform its respective obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.

Section 3.5 Financial Statements.

(a) Section 3.5(a) of the Company Disclosure Schedule contains: (i) the audited combined balance sheet of the Combined Companies as of December 31, 2012 and the related audited combined statements of income, equityholders’ equity and cash flows of the Combined Companies for the year ended December 31, 2012; (ii) the audited combined balance sheet of the Combined Companies as of December 31, 2013 and the related audited combined statements of income, equityholders’ equity and cash flows of the Combined Companies for the year ended December 31, 2013; and (iii) the audited combined balance sheet of the Combined Companies as of December 31, 2014 (the “Balance Sheet”) and the related audited combined statements of income, equityholders’ equity and cash flows of the Combined Companies for the year ended December 31, 2014 (the financial statements described in clauses (i) through (iii), the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, have been derived from the books and records of the Combined Companies and present fairly in all material respects the financial condition of the Combined Companies and the results of the operations of the Combined Companies as of the date thereof and for the periods covered thereby.

(b) The Combined Companies maintain systems and processes, including a system of accounting established and administered in accordance with generally accepted accounting principles and a process for the maintenance of proper books and records, designed to (x) provide reasonable assurances regarding the reliability of the Financial Statements and (y) in a timely manner accumulate and communicate to the appropriate officers of the Combined Companies the type of information that would be required to be disclosed in the Financial Statements (such systems and processes, the “Internal Controls”). Except as set forth in Section 3.5(b)(1) of the Company Disclosure Schedule, no Combined Company has identified, or received any notice of, any significant deficiency (including any material weakness) in the design or operation of Internal Controls. Except as set forth in Section 3.5(b)(2) of the Company Disclosure Schedule, to the Company’s Knowledge, (i) there have been no instances of fraud or suspected fraud affecting the Combined Companies involving management or employees who have significant roles in Internal Controls or (ii) fraud or suspected fraud affecting the Combined Companies involving third parties that would reasonably be expected to have a material effect on the Financial Statements.

(c) Except as set forth in Section 3.5(c) of the Company Disclosure Schedule, the Combined Companies do not have any liabilities that are of the type that would be set forth on the combined balance sheet of the Combined Companies prepared in accordance with GAAP, other than those (i) specifically reflected in and adequately reserved for in the Balance Sheet, (ii) incurred in the ordinary course of business, consistent with past practice since the date of the Balance Sheet, (iii) Transaction Expenses or Closing Date Indebtedness or (iv) liabilities that do not exceed $1,500,000, in the aggregate.

(d) All of the assets and liabilities reflected on the Balance Sheet that are not assets or liabilities of an Acquired Company as of the date hereof will be transferred to an Acquired Company prior to the Closing, other than (i) assets and liabilities disposed of or satisfied in the ordinary course of business since the date of the Balance Sheet and (ii) Retained Assets, Retained Liabilities and Nonassigned Assets (each as defined in the Reorganization Agreement).

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Section 3.6 Events Subsequent to the Date of the Balance Sheet. Except as set forth in Section 3.6 of the Company Disclosure Schedule and except for the transactions contemplated by this Agreement and the Reorganization Agreement, since the date of the Balance Sheet until the date of this Agreement:

(a) there has been no change in the condition, assets or business of any Combined Company, except such changes that (i) have occurred in the ordinary course of business and that (ii) have not had, and would not reasonably be expected to have a Material Adverse Effect;

(b) there has been no event, state of facts, condition, change, effect or development that, individually or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect;

(c) no Acquired Company has issued any Equity Interests of any Acquired Company, declared set aside, made or paid any dividend or other distribution in respect of any Equity Interests of any Acquired Company, purchased, repurchased, redeemed or otherwise acquired, directly or indirectly, any Equity Interests of any Acquired Company or split, combined, recapitalized or reclassified any Equity Interests of any Acquired Company;

(d) no Combined Company has incurred any indebtedness for borrowed money in excess of $2,000,000, in the aggregate, except for (i) amounts borrowed under the Loan and Security Agreement or Swingline Credit Facility and (ii) amounts borrowed in the ordinary course of business, consistent with past practice;

(e) no Combined Company issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, any indebtedness for borrowed money of any Person, or made any loans or advances (other than (i) advancement of expenses and commissions to employees made in the ordinary course of business (including draws and base salary guarantees), (ii) any Receivables that are converted into promissory notes in the ordinary course of business and (iii) sales on credit to customers of a Combined Company, in the ordinary course of business, consistent with past practice);

(f) no Combined Company has mortgaged, pledged, encumbered or subjected to Encumbrance any of its assets, whether tangible or intangible, other than Permitted Encumbrances;

(g) no Combined Company has sold, assigned or transferred any of its tangible assets having an aggregate fair market value in excess of $2,000,000, other than in connection with sales or transfers of inventory, sales or transfers of vehicles or equipment (provided such

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vehicles or equipment were promptly replaced through the purchase or lease of vehicles or equipment, as applicable, of equal or greater value) or Receivables in the ordinary course of business;

(h) no Combined Company has amended, changed, or terminated, or suffered any amendment, change, or termination of, any Listed Contract or Real Property Lease (or any Contract that would have been a Listed Contract or Real Property Lease if in effect on the date hereof) or cancelled any material debt or claim or instituted, settled, or agreed to settle any Action;

(i) no Combined Company has suffered any material loss of property or waived any right of substantial value whether or not in the ordinary course of business;

(j) no Acquired Company has amended or otherwise changed any of its Governing Documents;

(k) no Combined Company has acquired (whether by merger, acquisition of stock, acquisition of assets or otherwise) any Organization or any material portion of the assets thereof, or entered into any joint venture or exclusive dealing Contract;

(l) no Acquired Company has adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(m) except as required by GAAP or changes in the interpretation or enforcement thereof, no Combined Company has made any material changes in its methods, principles or practices of accounting;

(n) to the extent Purchaser would reasonably be expected to be materially adversely affected, no Acquired Company has (i) changed any Tax accounting methods, policies or practices (other than any such changes as are required by a change in GAAP or applicable Law), (ii) made, revoked, or amended any Tax election, (iii) filed any amended Tax Return or claim for refund, (iv) entered into any closing agreement affecting any Tax liability or refund, (v) settled or compromised any Tax liability or refund, or (vi) extended or waived the application of any statute of limitations regarding the assessment or collection of any Tax; and

(o) no Acquired Company has entered into any commitment (contingent or otherwise) to do any of the foregoing.

Section 3.7 Litigation; Compliance with Law; Permits.

(a) Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, since January 1, 2013, no Action has been made or instituted, or is pending and, to the Company’s Knowledge, no Action is currently threatened against the Combined Companies or any of their respective properties or assets (except for any Actions (i) commenced by Persons or Governmental Authorities that has not and would not reasonably be expected to result in a liability or loss to the Combined Companies of more than $2,000,000, individually or in the aggregate, in each case after giving effect to any amounts reasonably expected to be recovered by

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the Combined Companies or (ii) commenced by Persons or Governmental Authorities that has not had and would not reasonably be expected to have a material and adverse effect on the Company’s or the Sellers’ ability to perform their respective obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby).

(b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, each Combined Company is, and at all times since January 1, 2013, has been, in compliance in all material respects with each Law that is or was applicable to it or the conduct or operation of its business or ownership or use of any of its properties or assets. Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, Since January 1, 2013, none of the Combined Companies has received any written notification of any asserted past or present failure to comply with any such applicable Law. None of the Combined Companies or their respective properties or assets is subject to any Order that is or would reasonably be expected to be material to the conduct or operation of the Business. To the Company’s Knowledge, none of the Combined Companies is, or has been at any time since January 1, 2013, in material default with respect to, or in material violation of, any applicable Order. There is no Action by any of the Combined Companies pending against any other Person or Governmental Authority.

(c) Each Combined Company holds, and at all times since January 1, 2013 has held, all material licenses, filings, qualifications, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities necessary for the lawful conduct of its business or to own or use its properties or assets (the “Listed Permits”). Except as set forth in Section 3.7(c) of the Company Disclosure Schedule, the Listed Permits are valid and in full force and effect, no Combined Company is, and has not been at any time since January 1, 2013, in default with respect to, or in violation of, any Listed Permit, and none of the Listed Permits will be terminated as a result of the transactions contemplated hereby or the transactions contemplated by the Reorganization Agreement. No Combined Company is the subject of any pending or, to the Knowledge of the Company, threatened Action seeking the revocation, suspension, termination, modification or impairment of any Listed Permit.

Section 3.8 Intellectual Property.

(a) Section 3.8(a)(i) of the Company Disclosure Schedule contains a list of all patents, patent applications, registered trademarks/service marks, trademark/service mark applications, domain names and registered copyrights (and applications for such that are in the process of being prepared) owned or exclusively licensed by the Acquired Companies (all such items required to be set forth in Section 3.8(a)(i) of the Company Disclosure Schedule, the “Registered Intellectual Property”). Section 3.8(a)(ii) of the Company Disclosure Schedule contains a list of all patents, patent applications, registered trademarks/service marks, trademark/service mark applications, domain names and registered copyrights (and applications for such that are in the process of being prepared) owned or exclusively licensed by any Combined Company (other than an Acquired Company), all of which are in good standing and are owned exclusively by such Combined Company (all such items required to be set forth in Section 3.8(a)(ii) of the Company Disclosure Schedule, the “Assigned Registered Intellectual Property”). All of the Registered Intellectual Property and Assigned Registered Intellectual Property are in good standing, are owned exclusively by a Combined Company, and, except as set forth in Section 3.8(a)(iii) of the Company Disclosure Schedule, are free and clear of all

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Encumbrances (other than Permitted Encumbrances). As of the Closing, all of the Registered Intellectual Property and all of the Assigned Registered Intellectual Property shall be owned exclusively by an Acquired Company, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) (i) There is no Action pending or, to the Company’s Knowledge, threatened against any of the Combined Companies that would interfere with or challenge the Combined Companies’ right to use any Company Intellectual Property, and there has been no such claim with respect to the operation of the Business since January 1, 2013; and (ii) to the Company’s Knowledge, the conduct of the Business as now operated or as operated since January 1, 2013, does not conflict with, misappropriate or otherwise violate, and has not conflicted with, misappropriated or otherwise violated, valid patents, patent rights, permits, licenses, trade secrets, trademarks and service marks, trademark and service mark rights, trade names or trade name rights or franchises, copyrights, inventions, or other intellectual property rights of any other Person. Notwithstanding anything to the contrary in this Agreement, this Section 3.8(b) provides the sole and exclusive representations and warranties of the Company with respect to infringement of any Intellectual Property of any other Person.

(c) No Action is pending or, to the Company’s Knowledge, threatened to the effect that the Combined Companies’ rights to the Company Intellectual Property are invalid or unenforceable by the Combined Companies.

(d) Except as set forth on Section 3.8(d) of the Company Disclosure Schedule, to the Company’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by a Combined Company, and in the past three (3) years no such Action has been asserted or threatened against any Person.

(e) No Combined Company has any obligation to compensate any Person for the use of any Company Intellectual Property rights, and no Combined Company has granted any Person any license or other rights to use in any manner any of the patents or rights of the Combined Companies, whether requiring the payment of royalties or not, in each case other than in the ordinary course of business. The Combined Companies have not entered into and are not bound by any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, trade name, service mark or copyright, other than in the ordinary course of business.

(f) To the Company’s Knowledge (without any obligation of reasonable inquiry), all trade secrets and other confidential or proprietary information developed by or on behalf of any Combined Company that are material to the Business have been kept confidential. Except as set forth on Section 3.8(f) of the Company Disclosure Schedule, each current and former employee, officer, manager, member and consultant of the Combined Companies who materially contributed to the Company Intellectual Property owned or purported to be owned by any Combined Company has executed a Proprietary Information and Inventions Agreements on substantially the applicable Combined Company’s standard form.

(g) Section 3.8(g) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts (including Assigned Contracts), indicating for each the title and

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the parties thereto: (i) granting to the Combined Companies any material right under or with respect to any Intellectual Property owned by a third party that is material to the operation of the Business as currently conducted, other than rights to software owned by a third party that is readily commercially available and used generally in the Combined Companies’ operations and that are licensed for a license fee of no more than $100,000 per license and $1,000,000 in the aggregate (for all such related software) pursuant to a license agreement; (ii) granting from the Combined Companies any material right under or with respect to any Company Intellectual Property owned or purported to be owned by a Combined Company; or (iii) binding a Combined Company to a settlement, co-existence or non-assertion agreement concerning any material Company Intellectual Property.

(h) To the Company’s Knowledge, except in compliance with an established corporate policy, none of the Combined Companies has collected or used any Personally Identifiable Information from any third parties, and, in connection with any collection or use of Personally Identifiable Information, each of the Combined Companies, has complied in all material respects with all applicable domestic Laws and to the Company’s Knowledge, has complied in all material respects with all foreign Laws and its publicly available privacy policy (if any) relating to the collection, storage, use and onward transfer of all Personally Identifiable Information collected by such Combined Company. There is not and has not been any complaint to, or any audit, proceeding, investigation (formal or informal) by a Governmental Authority or claim against, any of the Combined Companies or any of their respective customers (in the case of customers, to the extent relating to the practices of the Combined Companies) with respect to the collection, use, retention, disclosure, transfer, interception, storage, disposal, or other processing of Personally Identifiable Information. “Personally Identifiable Information” means data used, intended to be used or useable to identify, contact, or precisely locate a person, such as, name, address, telephone numbers, financial account number and/or account information, credit card numbers or related information, email address, or government-issued identifier.

(i) Except as set forth in Section 3.8(i) of the Company Disclosure Schedule, there have been no material security breaches in the information technology systems of a Combined Company or the information technology systems of any other Person to the extent used by or on behalf of a Combined Company.

(j) No current or former Affiliate, partner, manager, member, director, stockholder, officer, or employee of an Acquired Company will, after giving effect to the transactions contemplated hereby (including Section 6.16) or the transactions contemplated by the Reorganization Agreement, own, license, or retain any proprietary rights in any of the Intellectual Property.

Section 3.9 Title to Properties. Except as set forth in Section 3.9 of the Company Disclosure Schedule, The Combined Companies have good, valid and marketable title to, or a valid and enforceable leasehold interest in or license or right to use, all of their respective properties and assets, in each case, free and clear of Encumbrances (except for Permitted Encumbrances), other than properties and assets that are not material to the Business and are disposed of between the date of this Agreement and Closing in the ordinary course of business, in compliance with Section 6.1. There are no condemnation, zoning or other land use regulation Actions pending that would materially adversely affect the use or operation of the Combined

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Companies’ properties and assets for their respective intended uses and purposes, or the value of such properties or assets, and no Combined Company has received written notice of any special assessment proceedings which would affect such properties or assets. All tangible assets owned or leased by the Combined Companies have been maintained in all material respects in accordance with generally accepted industry practice and are in all material respects in good operating condition and repair, ordinary wear and tear excepted. For the avoidance of doubt, this Section 3.9 does not relate to Intellectual Property, such items being the subject of Section 3.8, or to real property or interests in real property, such items being the subject of Section 3.10.

Section 3.10 Real Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the location, address state and status of all real property owned by (i) the Acquired Companies or (ii) any Seller or its Affiliate (other than an Acquired Company) that, with respect to this clause (ii) relates to or is used in connection with the business of any Acquired Company (all real property required to be disclosed on Section 3.10(a) of the Company Disclosure Schedule, the “Owned Real Property”). The Acquired Companies have (or after giving effect to the Reorganization, will have) valid fee simple title to all Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. Neither the Acquired Companies nor any Seller or its Affiliate has leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, which lease, license or grant is currently in effect or collaterally assigned, or granted any other security interest in the Owned Real Property which assignment or security interest is currently in effect. There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property, except as disclosed in the title policies, reports or other instruments that the Company has furnished or otherwise made available to Purchaser. No Combined Company has received any written notice from any Governmental Authority or other Person, that the use and occupancy of any of the Owned Real Property, as currently used and occupied, the conduct of the business thereon, as currently conducted, and structures and improvements located thereon violate in any material respect any deed restrictions, applicable Law consisting of building codes, zoning, subdivision or other land use or similar Laws, and to the Company’s Knowledge, there are no such violations.

(b) Section 3.10(b)(1) of the Company Disclosure Schedule sets forth the address, description and use of all of the real property leased or subleased by, as lessor, lessee, sublessor or sublessee, (x) the Acquired Companies or (y) any Seller or its Affiliate (other than an Acquired Company) that with respect to this clause (y) relates to or is used in connection with the Business (in each case, other than leases or subleases between the Acquired Companies) (all property required to be disclose on Section 3.10(b)(1) of the Company Disclosure Schedule, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) and a complete and accurate list of all Real Property Leases. The Company has furnished or otherwise made available to Purchaser true and complete copies of each Real Property Lease, which include all modifications, amendments, supplements, waivers and side letters. Except as set forth in Section 3.10(b)(2) of the Company Disclosure Schedule, each Real Property Lease is in full force and effect and each Real Property Lease is a valid and binding obligation on the Acquired Companies or any Seller or Affiliate of a Seller (other than an Acquired Company) that is a party thereto and, to the Company’s Knowledge, subject to the General Enforceability

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Exceptions, any other party thereto. Except as would not materially adversely affect the use or operation of such Leased Real Property in the manner it is used or contemplated to be used by the Company on the date hereof and except as set forth in Section 3.10(b)(3) of the Company Disclosure Schedule: (i) no Combined Company has received any written notice that any Acquired Company or any Seller or Affiliate of Seller that is a party thereto, is in breach or default under any Real Property Lease, and, to the Company’s Knowledge, no other party thereto is in breach or default thereunder; (ii) no Combined Company has received any written notice that any event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Real Property Lease by the Company, any Seller or Affiliate of any Seller or, to the Company’s Knowledge, any other party thereto and no Combined Company has received any written notice that any counterparty to any Real Property Lease intends to terminate such Real Property Lease; and (iii) neither the Company nor any Seller or Affiliate of any Seller has received any written notice from any Governmental Authority or other Person that the use and occupancy of any Leased Real Property, as currently used and occupied by the applicable Combined Company, the conduct of the business thereon, as currently conducted and structures and improvements located thereon, violate in any material respect any deed restrictions, applicable Law consisting of building codes, zoning, subdivision or other land use or similar Laws and, to the Company’s Knowledge, there are no such material violations. Each Acquired Company or any Seller or Affiliate of Seller that is either the tenant, subtenant, licensee or sublicensee, as applicable, named under each Real Property Lease has a good, valid and enforceable leasehold interest in such Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c) None of the Combined Companies is subject to any non-compete or radius restrictions with respect to the operation of any of the Real Property with respect to the Business.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, there is not now pending nor, to the Company’s Knowledge, contemplated, any reassessment of any parcel included in the Real Property that would result in a material change in the Taxes, assessments, rent, additional rent or other sums and charges payable under any agreement to which any Combined Company is a party relating to the Real Property. There are no public improvements in progress or, to the Company’s Knowledge, proposed, that to the Company’s Knowledge will result in material special assessments against any of the Real Property.

(e) All Real Property owned or leased by the Combined Companies has been maintained in all material respects in accordance with generally accepted industry practice and are adequate and fit for occupancy and use in accordance with past practice. Except as set forth in Section 3.10(e)(1) of the Company Disclosure Schedule, no Combined Company has received any written notice of any pending or threatened, condemnation, eminent domain proceedings or their local equivalent or zoning or other land use regulation Actions that affect or relate to the use or operation of any Real Property. Except as set forth in Section 3.10(e)(2) of the Company Disclosure Schedule, no Combined Company has received any written notice of any special assessment proceedings that have had or would reasonably be expected to have a material adverse effect on any Real Property.

Section 3.11 Insurance. Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all insurance policies having claim limits in

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excess of $50,000, including the amount, type and period of coverage, maintained by the Combined Companies (collectively, with the insurance policies required to be set forth in Section 3.11(b) of the Company Disclosure Schedule, the “Insurance Policies”). Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all insurance policies maintained by or on behalf of the Combined Companies or, to the Company’s Knowledge, issued to predecessor entities of the Combined Companies with respect to liabilities resulting from or arising out of the use of asbestos. The Insurance Policies are in full force and effect, all premiums due on such Insurance Policies have been paid in full on a timely basis, the full policy limits in such Insurance Policies are, subject to applicable deductibles and less claims paid, available and unimpaired, and such Insurance Policies conform to all material contractual obligations of the Combined Companies with respect to insurance. No written notice of cancellation, termination, revocation or reduction of coverage has been received by a Combined Company with respect to any Insurance Policy. None of the Combined Companies or, to the Knowledge of the Company, any insurer under an Insurance Policy is in violation or breach in any material respect of, or default under, any provision thereof. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no material claims with respect to any Combined Company or its business, properties or assets pending under any Insurance Policy as to which coverage has been denied by the insurer or as to which, after reviewing the information provided with respect to such claim, the insurer has advised in writing that it intends to deny.

Section 3.12 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Acquired Companies have been timely filed (taking into account extensions validly obtained) and all such Tax Returns are true, correct and complete in all material respects.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, each Acquired Company has timely paid (or caused to be timely paid or duly and timely withheld and remitted) to the proper Taxing Authority all material Taxes (whether or not shown as due and payable on any Tax Return) due and payable by it.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, each Acquired Company has withheld from payments to its employees, independent contractors, shareholders and any other applicable Persons (and timely paid to the appropriate Taxing Authority) proper and accurate amounts for Taxes in compliance in all material respects with all Tax withholding provisions of applicable federal, state, local and non-U.S. Laws.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, no material Taxes of or with respect to the Acquired Companies are being contested as of the date hereof and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened or proposed in writing against, or regarding material Taxes of or with respect to the Acquired Companies.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, no Acquired Company has granted any waiver of any statute of limitation with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension is currently in effect. No power of attorney has been granted by or with respect to the Acquired Companies with regard to any matters relating to Taxes that is currently in effect.

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(f) There are no liens for Taxes on any assets of any Acquired Company except for Taxes not yet due and payable.

(g) Each of Acquired Companies, except DBFC and PBREH, is treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Each of DBFC and PBREH is treated as a corporation for U.S. federal income tax purposes. Notwithstanding the foregoing, prior to and as of the Closing, PBREH will be classified as a disregarded entity, as provided in Section 7.11, for U.S. federal income tax purposes.

(h) None of the Acquired Companies is a party to or is subject to any Contract relating to the sharing, allocation or payment of, or indemnity for, any Taxes, other than any such Contract entered into in the ordinary course of business, consistent with past practice.

(i) DBFC is not required to make any adjustment in any material respect (nor has any Taxing Authority proposed in writing any such adjustment) pursuant to Section 481 of the Code, or any similar provision of applicable Law, for any Post-Closing Tax Period as a result of a change in accounting method. DBFC is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(j) DBFC is not and has not been a party to any “reportable transaction,” as defined in Sections 6011, 6662A, and 6707A of the Code and Treasury Regulations Section 1.6011-4(b).

(k) Except as set forth in Section 3.12(k) of the Company Disclosure Schedule, none of the Acquired Companies (i) has ever been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return, other than for purposes of filing affiliated, combined, consolidated or unitary Tax Returns of a group of which PBHI was the common parent, or (ii) has any liability arising from the application of Treasury Regulations Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law), or as a transferee or successor, by contract or otherwise, other than by reason of being a member of an affiliated group of which PBHI was the common parent.

(l) Except as set forth in Section 3.12(l) of the Company Disclosure Schedule, no claim has ever been made in writing by a Taxing Authority in a jurisdiction where Tax Returns are not filed with respect to any Acquired Company that such Acquired Company may be subject to taxation by that jurisdiction.

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The representations and warranties set forth in Section 3.6(n), Section 3.10(d), this Section 3.12 and Section 3.19 shall constitute the only representations and warranties by the Acquired Companies with respect to Taxes.

Section 3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts (x) to which any Acquired Company is a party or by which it or its properties or assets are bound or (y) that is an Assigned Contract, other than an Assigned Contract that is a Real Property Lease (each Contract required to be disclosed pursuant to this Section 3.13, together with all Contracts required to be disclosed in Section 3.8(g) of the Company Disclosure Schedule, collectively, the “Listed Contracts”):

(i) Each Contract or series of related Contracts (other than Contracts with a customer or supplier) that expressly requires payment by or to (or is reasonably anticipated to involve such payments by or to) any Acquired Company (or in the case of any Assigned Contract, any Seller or its Affiliate (other than an Acquired Company) that is a party thereto) in excess of $3,000,000 during 2015 or expressly requires or is reasonably anticipated to involve such payments in any calendar year commencing on or after January 1, 2016, which, in each case, cannot be cancelled by such Acquired Company (or in the case of any Assigned Contract, any Seller or its Affiliate (other than an Acquired Company) that is a party thereto) without penalty or without more than 60 days’ notice;

(ii) Each Contract or series of related Contracts with (A) a customer under which payments were made to or by any Acquired Company (or in the case of any Assigned Contract, any Seller or its Affiliates (other than an Acquired Company) in excess of $25,000,000 during 2013 or 2014 or (B) a Significant Supplier;

(iii) Each Contract or series of related Contracts (other than Contracts or series of related Contracts with customers or suppliers) entered into since December 31, 2014 that relates to the sale, lease or disposition of any Combined Company’s assets, including real property, which Contract or series of related Contracts (A) was entered into other than in the ordinary course of business, (B) was for consideration in excess of $3,000,000 or (C) contains material ongoing obligations of any party thereto;

(iv) Each Contract or series of related Contracts (other than Contracts or series of related Contracts with customers or suppliers) that relates to the acquisition of any business, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case that (A) involves amounts in excess of $1,000,000 and (B) that contains any material ongoing obligations of any party thereto;

(v) Each Contract relating to indebtedness for borrowed money, in each case having an outstanding principal amount in excess of $1,000,000 (other than (A) advancement of expenses and commissions to employees made in the ordinary course

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of business (including draws and base salary guarantees), (B) any Receivables that are converted into promissory notes in the ordinary course of business and (C) sales on credit to customers of a Combined Company, in the ordinary course of business, consistent with past practice);

(vi) Each Contract that limits, or purports to limit (or, in the case of an Assigned Contract, would following the assignment of such Assigned Contract to an Acquired Company limit or purport to limit), the ability of any Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right (or, in the case of an Assigned Contract, would following the assignment of such Assigned Contract to an Acquired Company restrict the right) of such Acquired Company to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status, rights of first refusal or offer or similar rights, or that obligates (or, in the case of an Assigned Contract, would following the assignment of such Assigned Contract to an Acquired Company obligate) any Acquired Company that is a party thereto (after giving effect to the assignment of any Assigned Contract to an Acquired Company) to conduct any business on an exclusive basis with any Person, or restricts (or, in the case of an Assigned Contract, would following the assignment of such Assigned Contract to an Acquired Company restrict) any Acquired Company from hiring employees of any Person;

(vii) Each Contract entered into with a Governmental Authority;

(viii) Each Contract that creates a partnership, joint venture, joint development or other similar arrangement; and

(ix) Each outstanding written commitment to enter into any Contract of the type described in any of the foregoing clauses of this Section 3.13(a).

(b) Each Listed Contract is a valid and binding obligation of the Acquired Company (or in the case of any Assigned Contract, any Seller or its Affiliate (other than an Acquired Company)) that is a party thereto and is in full force and effect. Each Listed Contract is enforceable against the Acquired Company (or in the case of any Assigned Contract, any Seller or its Affiliate (other than an Acquired Company)) that is a party thereto, and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, subject to the General Enforceability Exceptions. No Acquired Company (or in the case of any Assigned Contract, any Seller or its Affiliate (other than an Acquired Company) that is a party thereto) is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Listed Contract, and, to the Company’s Knowledge, no other party to any Listed Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. As of the date hereof, no Acquired Company (or in the case of any Assigned Contract, any Seller or its Affiliate (other than an Acquired Company) that is a party thereto) has received any written notice of termination or notice alleging any breach or default under any Listed Contract. Prior to the date hereof, the Company has made available or furnished to Purchaser a true, complete and correct copy of each Listed Contract (including any amendments, modifications, waivers, side letters or supplements thereto).

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Section 3.14 Significant Suppliers. Section 3.14 of the Company Disclosure Schedule sets forth a complete and accurate list of the top 10 suppliers to the Business (by aggregate cost of purchases from such suppliers), in each case for the fiscal year ended December 31, 2014 (each a “Significant Supplier”). As of the date hereof, the Combined Companies have not received any written notice from any Significant Supplier to the effect that such Significant Supplier desires or intends to stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Combined Companies (whether as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise).

Section 3.15 Brokers. Except as set forth in Section 3.15 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Combined Companies.

Section 3.16 Transactions with Affiliates. Section 3.16 of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts that are (or, in the case of an Assigned Contract, will be following the assignment of such Assigned Contract to an Acquired Company) between any Seller or any of its Affiliates that are directly Controlled by, directly Control or under direct common Control with the Sellers (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand (each Contract required to be disclosed pursuant to this Section 3.16, an “Intercompany Agreement”). Except for the Intercompany Agreements set forth on Section 3.16 of the Company Disclosure Schedule, the transactions contemplated by this Agreement, the Company LLC Interests and the Equity Interests of the Transferred Companies, no Seller: (i) owns, directly or indirectly, any equity or other financial or voting interest in any material supplier, licensor, lessor, distributor, independent contractor or customer of the Acquired Companies; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) or assets (including any Contract) that an Acquired Company uses in its business; or (iii) has any financial interest in any transaction with an Acquired Company or involving any assets or property of an Acquired Company. Section 3.16 of the Company Disclosure Schedule sets forth a complete and correct list of the amounts for each intercompany account balance (including with respect to any intercompany loans, notes and advances regardless of their maturity and all intercompany receivables and payable, inclusive of any accrued and unpaid interest) between any Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and any of the Acquired Companies, on the other hand (the “Intercompany Accounts”) as of December 31, 2014.

Section 3.17 Employees.

(a) The Combined Companies comply in all material respects with all applicable Laws relating to employment, employment practices and labor, including provisions relating to wages, hours, equal opportunity, health and safety, collective bargaining and the payment of Social Security and other Taxes, and there are no Actions alleging violations of such Laws pending against or, to the Company’s Knowledge, threatened against the Combined Companies.

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(b) Except as set forth in Section 3.17(b)(1) of the Company Disclosure Schedule, no Combined Company is a party to any labor or collective bargaining Contract that pertains to employees of the Combined Companies. Except as set forth in Section 3.17(b)(2) of the Company Disclosure Schedule, there is no, and since January 1, 2012 there has not been, any labor lockout, work stoppage, strike, picketing of any nature, or any other concerted interference by employees with normal operations nor, to the Knowledge of the Company, has any of the foregoing actions been threatened against the Combined Companies.

(c) No labor union, labor organization, or group of employees of the Combined Companies has made a written pending demand for recognition or certification, and to the Company’s Knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, there are no labor union organizing activities with respect to any employees of the Combined Companies.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, no “Unfair Labor Practice” (as defined in the National Labor Relations Act) charge or complaint is pending or, to the Company’s Knowledge, threatened in writing with respect to any Combined Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(e) No Combined Company is a party to, or a successor in interest to, any consent decree with any Governmental Authority relating to employees or employment practices. Since January 1, 2013, no Combined Company has received any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to such Combined Company and, to the Knowledge of the Company, no such investigation is in progress.

(f) To the Company’s Knowledge, no officer of any of the Combined Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any of the Combined Companies or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any such Combined Companies or (B) to the knowledge or use of trade secrets or proprietary information.

(g) The Combined Companies are not materially delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(h) Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, since January 1, 2013, none of the Combined Companies has received (i) written notice of any Unfair Labor Practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) written notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) written notice of any charge or complaint with respect to or relating to them pending before

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the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or written notice that such investigation is in progress, or (v) written notice of any Action pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

Section 3.18 Environmental Laws. Except as set forth in Section 3.18 of the Company Disclosure Schedule:

(a) the Combined Companies are, and for the five (5) years preceding the date of this Agreement, the Combined Companies have been, in compliance in all material respects with all applicable Environmental Laws;

(b) the Combined Companies hold and are in compliance in all material respects with all of the material permits, certificates, licenses, approvals, registrations and authorizations required pursuant to applicable Environmental Law for the operation of the Business (“Environmental Permits”), including, without limitation, any Environmental Permits applicable to the construction, modification or maintenance of any of their existing facilities; and no appeal or other action is pending to revoke any such permit, certificate, license, approval, registration or authorization;

(c) none of the Combined Companies has received any written notice: (i) of any administrative or judicial proceeding pending, or to the Company’s Knowledge, threatened against any Combined Company under any Environmental Law; (ii) that it is in material violation of, or has any material liability under, any Environmental Law; (iii) that it is subject to any investigation, notice of violation or request for information that could reasonably be expected to result in material liability to the Acquired Companies pursuant to Environmental Law; or (iv) that it does or may have material liability under Environmental Law with respect to any former operations or properties, including pursuant to claims for indemnification for environmental liabilities;

(d) none of the Combined Companies is currently subject to an Order pursuant to Environmental Law;

(e) to the Company’s Knowledge, neither the Combined Companies nor any of their respective predecessors has Released any Hazardous Substances at the Owned Real Property or the Leased Real Property, or at any property that was formerly owned, leased or operated by the Combined Companies or any of their respective predecessors, in an amount or manner that could reasonably be expected to result in material liability to the Combined Companies under Environmental Laws and, to the Company’s Knowledge, no other Person has Released any Hazardous Substances at the Owned Real Property or the Leased Real Property or any property that was formerly owned, leased or operated by any of the Combined Companies or any of their respective predecessors, in an amount or manner that would reasonably be expected to result in a material liability to the Combined Companies under Environmental Law;

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(f) to the Company’s Knowledge, neither the Combined Companies nor any of their respective predecessors has disposed or arranged for the disposal of Hazardous Substances to any location that is listed or proposed for listing on the federal National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System database, or on any similar list of contaminated sites maintained by the states; and

(g) neither the execution nor the closing of the transactions contemplated by this Agreement or any Ancillary Agreement will require any of the Parties or any Acquired Companies to make any filings pursuant to and to comply with the Connecticut Transfer Act, Conn. Gen. Stat. §§ 22a-134 – 22a-134e, or the New Jersey Industrial Site Recovery Act N.J.S.A. §§ 13:1K-6, et seq.

This Section 3.18 constitutes the sole and exclusive representations and warranties of the Acquired Companies with respect to any environmental matters, including without limitation any matters arising under Environmental Laws.

Section 3.19 Employee Benefit Programs.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every material Employee Plan that is maintained by the Acquired Companies or with respect to which the Acquired Companies sponsor, participate in, are a party or contribute to, or with respect to which an Acquired Company could reasonably be expected to have any liability, including every Employee Plan that will be transferred to an Acquired Company pursuant to Section 6.16 or pursuant to the Reorganization Agreement and in all cases excluding any Company Employee Plan that is a Multiemployer Plan (without regard to the materiality qualifier applicable to the disclosure on Section 3.19(a) of the Company Disclosure Schedule, the “Company Employee Plans”).

(b) Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, each Company Employee Plan has been maintained in compliance in all material respects, with its terms and with the requirements prescribed by applicable Law with respect to such Company Employee Plan. No Action is pending or, to the Company’s Knowledge, is threatened by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Company Employee Plan, as applicable, or otherwise involving any Company Employee Plan (other than routine claims for benefits).

(c) No Combined Company, nor any “party in interest” or “disqualified person” with respect to the Company Employee Plans, has engaged in or been a party to a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975(c) of the Code) not within an exemption applying thereto under Section 408 of ERISA or Section 4975(d) of the Code. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, neither the Combined Companies nor, to the Company’s Knowledge, any other fiduciary of any Company Employee Plan has any material liability for breach of fiduciary duty or any other failure to act or comply with applicable Law in connection with the administration or investment of the assets of any Company Employee Plan.

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(d) Copies of the following documents, with respect to each Company Employee Plan, where applicable, have been made available to Purchaser: (i) all documents embodying or governing such Company Employee Plan and any trust or other funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all material non-routine correspondence to and from any state or federal agency in the last three years.

(e) Except as set forth in Section 3.19(e) of the Company Disclosure Schedule, each Company Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination.

(f) Except as set forth in Section 3.19(f) of the Company Disclosure Schedule, no Company Employee Plan is a plan subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA (each, a “Title IV Plan”).

(g) With respect to each Title IV Plan to which the Combined Companies made, or were required to make, contributions at any time during the plan year that includes the Closing Date and the five (5) preceding plan years:

(i) No such Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA.

(ii) None of the Combined Companies has engaged in any transaction described in Section 4069 or 4212(c) of ERISA.

(iii) Except as set forth in Section 3.19(g)(iii) of the Company Disclosure Schedule, no liability (other than for premiums to the Pension Benefit Guarantee Corporation (“PBGC”)) under Title IV of ERISA has been or, to the Knowledge of the Company, is expected to be incurred by the Combined Companies.

(iv) All contributions required to be made with respect thereto (whether pursuant to the terms of such Title IV Plan or applicable Law) have been made when due.

(v) The PBGC has not instituted any proceedings to terminate any such Title IV Plan and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

(vi) No Combined Company would reasonably be expected to have any liability with respect to a Title IV Plan sponsored or contributed to by an ERISA Affiliate (other than another Combined Company).

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(h) Section 3.19(h) of the Company Disclosure Schedule sets forth a true and complete list of each Multiemployer Plan, to which the Combined Companies contribute, or is or was required to contribute at any time during the plan year which includes the Closing Date and the five (5) preceding plan years, or to which or with respect to which the Combined Companies have material liability. Except as disclosed in Section 3.19(h) of the Company Disclosure Schedule, none of the Combined Companies (i) has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal, as such terms are defined in Sections 4203 and 4205 of ERISA, from any such Multiemployer Plan or (ii) engaged in any transaction described in Section 4202 of ERISA that has resulted in any contingent liability of the Combined Companies that has not been satisfied in full. Section 3.19(h) of the Company Disclosure Schedule sets forth the amount of any withdrawal liability that has previously been assessed against the Combined Companies that remains unpaid, and the most recent estimate received from each such Multiemployer Plan of the amount of any additional withdrawal liability under each such Multiemployer Plan that would be assessed against the Combined Companies if a complete withdrawal from each such Multiemployer Plan occurred during the applicable year identified in the estimate.

(i) None of the Company Employee Plans provides health care or any other non-pension benefits to any employees of the Company Group or any of their respective Subsidiaries after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law or pursuant to the terms of any severance plan, agreement or arrangement as set forth in Section 3.19(a) of the Company Disclosure Schedule).

(j) Each Company Employee Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Company’s Knowledge, will be, subject to penalties, Taxes or interest under Section 409A(a)(1) of the Code.

(k) Except as set forth in Section 3.19(k) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement (either alone or in conjunction with any other event) will: (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit under any Company Employee Plan to any employee, officer, director or other service provider of the Combined Companies; or (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) that would not be deductible by the Acquired Companies.

(l) Except as set forth in Section 3.19(l) of the Company Disclosure Schedule, there have been no modifications of Company Employee Plans or creation of new Company Employee Plans since January 1, 2013, that materially increased the costs of the Company Employee Plans, in the aggregate.

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(m) The Acquired Companies and their respective Affiliates (including the other Combined Companies) do not have any obligation to gross-up, indemnify or otherwise reimburse any employee or individual consultant for any Tax incurred by such employee or individual consultant, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(n) No Company Employee Plan is subject to the Laws of a country other than United States.

Section 3.20 Inventory. The Inventory (a) has been acquired by the Combined Companies in the ordinary course of business and in accordance with the Combined Companies’ normal inventory practices, (b) in the aggregate, after giving effect to reserves in accordance with GAAP, (i) is of such quality and quantity as to be usable and saleable in the ordinary course of business and (ii) is not obsolete or damaged, normal wear and tear excepted and (c) has been recorded in accordance with GAAP. The net values of the Inventory as of the date of the Balance Sheet were determined consistent with past practices and in accordance with GAAP and reflect write-downs to realizable values in the case of items which have become obsolete or unsalable.

Section 3.21 Products: Warranties and Liabilities. All products manufactured, processed, distributed, shipped or sold by any Combined Company and any services rendered by it in connection therewith have conformed in all material respects with all applicable contractual commitments and all express warranties, or if not, any such commitments and warranty claims have been satisfied in full. Except as set forth in Section 3.21 of the Company Disclosure Schedule, (a) to the Company’s Knowledge, as of the date hereof, no claim for material liability is being asserted for repair, replacement or damage in connection with any such sale or delivery of products and (b) no claim, expense, liability or obligation has been asserted or incurred since January 1, 2013, arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, processed, distributed, shipped or sold by any Combined Company or any services rendered by it in connection therewith which has resulted in or would reasonably be expected to result in any settlement, disposition or resolution thereof resulting in a cost to any Combined Company in excess of $250,000.

Section 3.22 Accounts Receivable. All Receivables have arisen in bona fide transactions in the ordinary course of business, and represent valid obligations to a Combined Company. To the Knowledge of the Company, the Receivables are not subject to any defenses, counterclaims or offsets, subject to the respective reserves for uncollectible accounts shown on the Financial Statements (which reserves are adequate and have been determined and calculated in accordance with GAAP, in a manner consistent with past practice). Notwithstanding anything to the contrary herein, nothing in this Section 3.22, constitutes a statement as to the collectability of any Receivable and the Company expressly disclaims any guaranty with respect to the collectability of any Receivable.

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Section 3.23 No Additional Representations.

(a) Except for the representations and warranties expressly set forth in this Agreement or any certificate or instrument delivered hereunder, the Combined Companies expressly disclaim any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the Combined Companies, their respective businesses and affairs or the transactions contemplated by this Agreement.

(b) Without limiting the generality of the foregoing, and except as expressly set forth in Article 3 or Article 4, none of any Combined Company, any Seller, any representative of any Combined Company or any Seller, or any of their employees, officers, directors or equityholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Combined Companies that have been made available to Purchaser, including due diligence materials, or in any presentation of the business and affairs of the Combined Companies by the management of the Combined Companies or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Combined Companies and its representatives, are not and shall not be deemed to be or to include representations or warranties of the Company, except as expressly set forth in this Agreement, in the Company Disclosure Schedule or in any certificate or instrument delivered hereunder, are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, solely as to itself, represents and warrants to Purchaser that, except as expressly set forth in the corresponding sections and subsections of the Seller Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”) (it being understood and agreed by the Parties that facts, documents, matters and other items disclosed in the Seller Disclosure Schedule, once included therein and regardless of section references in such Seller Disclosure Schedule, shall be deemed disclosed for purposes of another representation and warranty herein to the extent such disclosure, on its face, is responsive or applicable to such other representation or warranty):

Section 4.1 Organization. Such Seller is a limited liability company duly organized, or a corporation duly incorporated, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its jurisdiction of formation, organization or incorporation, as applicable, and has full power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. Such Seller has all requisite power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it will be a party, to perform

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its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of, and performance by, such Seller of this Agreement has been, and with respect to the Ancillary Agreements to which it will be a party, will be prior to Closing, authorized by all necessary action on the part of such Seller and its directors, shareholders, managers and members, as applicable. This Agreement has been, and each Ancillary Agreement to which such Seller will be a party, will be at Closing, duly and validly executed and delivered by such Seller and, subject to the due authorization, execution and delivery by the other parties to such agreements, this Agreement and the Ancillary Agreements will, upon the due execution and delivery, be a valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the General Enforceability Exceptions.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or passage of time or both:

(i) conflict with or violate such Seller’s Governing Documents or any effective resolution of any of its directors, shareholders, managers or members;

(ii) conflict with or violate in any Law or Order applicable to such Seller or by which any property or asset of such Seller is bound or affected; or

(iii) result in any breach or violation of, or constitute a default under, or give to any Person any rights of termination, acceleration, modification, cancellation or revocation of, or require any notice, consent or waiver of any Person pursuant to, or result in any loss of rights under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any property or asset of such Seller pursuant to, any Assigned Contract or other Contract to which such Seller is a party or by which any of its properties or assets are bound or affected or any other material licenses, filings, qualifications, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities necessary for the lawful conduct of such Seller’s business or to own or use its properties or assets as conducted as of the date hereof;

except in the case of clauses (ii) and (iii), as to matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on (y) the Business or (z) the ability of any Acquired Company or any Seller to perform its respective obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.

(b) No Seller is required to file, seek or obtain any Consent in connection with the execution, delivery or performance by any Acquired Company of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except for Consents (i) under the HSR Act, (ii) under any applicable federal or state securities

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Laws and (iii) those the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on (y) the Business or (z) the ability of any Acquired Company or any Seller to perform its respective obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.

Section 4.4 Capital Structure.

(a) Except as set forth in Section 4.4(a) of the Seller Disclosure Schedule, as of the date of this Agreement, FMR and Lanoga collectively own, of record, and have good and valid title to, one hundred percent (100%) of the Company LLC Interests, in the proportions set forth on Section 4.4(a) of the Seller Disclosure Schedule, free and clear of any Encumbrance (other than any restrictions on transfer imposed by federal and state securities Laws and any restrictions on transfer expressly set forth in this Agreement).

(b) Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, after giving effect to the Reorganization, FMR, Lanoga, PBHI and PB Capital will own, of record, and have good and valid title to, one hundred percent (100%) of the Company LLC Interests, in the proportions set forth on Section 4.4(b) of the Seller Disclosure Schedule (as updated pursuant to Section 2.2(a)), free and clear of any Encumbrance (other than any restrictions on transfer imposed by federal and state securities Laws and any restrictions on transfer expressly set forth in this Agreement).

(c) As of the date hereof and immediately prior to Closing (prior to effecting the Reorganization), (i) PB Capital owns, of record, and has good and valid title to, one hundred percent (100%) of the Equity Interests of PBREH, free and clear of any Encumbrance (other than any restrictions on transfer imposed by federal and state securities Laws and any restrictions on transfer expressly set forth in this Agreement) and (ii) Lanoga owns, of record, and has good and valid title to, all of the outstanding Equity Interests of DBFC and Builder’s Capital, free and clear of any Encumbrance (other than any restrictions on transfer imposed by federal and state securities Laws and any restrictions on transfer expressly set forth in this Agreement)

(d) After giving effect to the Reorganization, the Company will own, of record, and have good and valid title to, all of the outstanding Equity Interests of the Transferred Companies.

Section 4.5 Litigation; Compliance with Laws. No Action is pending or, to the Knowledge of any Seller, has been threatened against or that affects any Seller or any of its properties or assets, except for any Actions commenced by Persons or Governmental Authorities that have not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on (i) the Business or (ii) the ability of any Acquired Company or any Seller to perform its respective obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. Each Seller is, and at all times since January 1, 2013, has been, in compliance in all respects with each Law and Order that is or was applicable to it or the conduct or operation of its business or ownership or use of any of its properties or assets, except such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on

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(y) the Business or (z) the ability of any Acquired Company or any Seller to perform its respective obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.

Section 4.6 No Additional Representations.

(a) Except for the representations and warranties expressly set forth in this Agreement or any certificate or instrument delivered hereunder, each Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to itself, its businesses and affairs or the transactions contemplated by this Agreement.

(b) Without limiting the generality of the foregoing, and except as expressly set forth in Article 3 or Article 4, none of any Combined Company, any Seller, any representative of any Combined Company or any Seller, or any of their employees, officers, directors or equityholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Combined Companies that have been made available to Purchaser, including due diligence materials, or in any presentation of the business and affairs of the Combined Companies by the management of the Combined Companies or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Combined Companies and its representatives, are not and shall not be deemed to be or to include representations or warranties of the Sellers, except as expressly set forth in this Agreement, in the Company Disclosure Schedule, in the Seller Disclosure Schedule or in any certificate or instrument delivered hereunder, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants that, except as expressly set forth in the corresponding sections and subsections of the Purchaser Disclosure Schedule attached hereto (the “Purchaser Disclosure Schedule”) (it being understood and agreed by the Parties that facts, documents, matters and other items disclosed in the Purchaser Disclosure Schedule, once included therein and regardless of section references in such Purchaser Disclosure Schedule, shall be deemed disclosed for purposes of another representation and warranty herein to the extent such disclosure, on its face, is responsive or applicable to such other representation or warranty):

Section 5.1 Organization. Purchaser is (a) duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own,

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lease and operate its material properties and to carry on its business as it is now being conducted and (b) duly qualified or licensed as a foreign corporation to do business, and is in good standing (or the equivalent thereof, where such concept is recognized), under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in the case of clause (b) for any such failure to be so qualified or licensed and in good standing that has not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 5.2 Authority and Enforceability. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and any of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of, and performance by, Purchaser of this Agreement has been, and with respect to each of the Ancillary Agreements to which it will be a party, will be prior to Closing, authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and each Ancillary Agreement to which Purchaser will be a party, will be at Closing, duly and validly executed and delivered by Purchaser and, subject to the due authorization, execution and delivery by the other parties to such agreements, this Agreement and the Ancillary Agreements will, upon due execution and delivery, subject in the case of the Equity Financing to the approval of Purchaser’s stockholders at a special meeting of such stockholders, be a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the General Enforceability Exceptions.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or passage of time or both:

(i) conflict with or violate the Governing Documents of Purchaser or any effective resolution of any of its directors;

(ii) assuming the Consents described in clause (b) below have been made or obtained, as applicable, conflict with or violate any Law or Order applicable to Purchaser or by which any property or asset of Purchaser is bound or affected; or

(iii) result in any breach or violation of, or constitute a default under, or give to any Person any rights of termination, acceleration, modification, cancellation or revocation of, or require any notice, consent or waiver of any Person pursuant to, or result in any loss of rights under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any property or asset of Purchaser pursuant to, any Contract to which Purchaser is a party or by which any of its properties or assets are bound or affected or any material licenses, filings, qualifications, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities necessary for the lawful conduct of Purchaser’s business or to own or use its properties or assets;

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except in the case of clauses (ii) and (iii), as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.

(b) Purchaser is not required to file, seek or obtain any Consent in connection with the execution, delivery or performance by Purchaser of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except for Consents (i) under the HSR Act and any foreign antitrust laws, (ii) set forth on Section 5.3(b) of the Purchaser Disclosure Schedule, or (iii) the failure of which to obtain or make as has not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.

Section 5.4 Brokers. Except as set forth in Section 5.4 of the Purchaser Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

Section 5.5 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Purchaser, threatened against or that affects Purchaser or any of its properties or assets, except Actions commenced by Persons or Governmental Authorities that have not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Purchaser’s ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.

Section 5.6 Financing. Purchaser will have, as of the Closing Date, sufficient funds to be able to pay the full Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement. Purchaser has obtained (a) a fully executed commitment letter and engagement letter (including all exhibits, annexes and other attachments thereto), a copy of which is attached hereto as Exhibit C (the “Debt Commitment Letter”), from the parties identified therein (the “Debt Financing Sources”) to provide Purchaser with debt financing in the amount set forth therein for the purpose of financing the transactions contemplated by this Agreement and related fees and expenses (being collectively referred to as the “Debt Financing”), and (b) a fully executed commitment letter, a copy of which is attached hereto as Exhibit D (the “Equity Commitment Letter,” and together with the Debt Commitment Letter, the “Commitment Letters”), from JLL Partners Fund V, L.P. and Warburg Pincus Private Equity IX, L.P. to provide equity financing to Purchaser, subject to the terms and conditions thereof, in the amount set forth therein (being collectively referred to as the “Equity Financing” and together with the Debt Financing, the “Financing”), each on the terms and conditions set forth therein. As of the date of this Agreement, none of the Commitment Letters has been amended or modified, and the respective commitments have not been withdrawn or rescinded in any way. Purchaser has fully paid any and all commitment fees or other fees due as

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of the date hereof in connection with the Commitment Letters. The Debt Commitment Letter, in the form so delivered, is a valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, the other parties thereto, subject to the General Enforceability Exceptions. The Equity Commitment Letter, in the form so delivered, is in full force and effect and is a valid and binding obligation of the parties thereto, subject to the General Enforceability Exceptions. Except for the fee letter relating to the Debt Financing (a true and complete copy of which has been provided to the Company, with fee amounts, pricing caps and certain terms of the market flex (none of which would reasonably be expected to adversely affect the aggregate amount or availability of the Debt Financing on the Closing Date, except to the extent any such reduction in the Debt Financing would be offset by an increase in the Debt Financing or other funding being made available by the Debt Financing Sources) redacted), as of the date of this Agreement, there are no other agreements, side letters, or arrangements relating to the Debt Financing or the Equity Financing that would reasonably be expected to affect the availability of the Financing on the Closing Date, other than as expressly set forth in the Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a failure of any condition to the funding of the Financing on the Closing Date or result in any portion of the Financing being unavailable on the Closing Date (except to the extent offset by an increase in the Debt Financing or Equity Financing or other funding being made available by the Debt Financing Sources or another financing source) and, assuming the conditions in Section 8.1 and Section 8.2 are satisfied on the Closing Date, Purchaser has no reason to believe that it will be unable to satisfy any condition to the funding of the Financing on the Closing Date required to be satisfied by it and contained in the Commitment Letters. Assuming the conditions set forth in Section 8.1 and Section 8.2 are satisfied, the aggregate proceeds from the Financing will provide Purchaser with all of the financing required to consummate the transactions contemplated by this Agreement at the Closing Date. The Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Purchaser on the terms therein. As of the date of this Agreement and assuming the conditions set forth in Section 8.1 and Section 8.2 are satisfied, Purchaser does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions to the funding of the Financing set forth in the Commitment Letters not being satisfied on the Closing Date.

Section 5.7 Inspection; No Other Representations.

(a) Purchaser has engaged advisors experienced in the evaluation and acquisition of companies such as the Company as contemplated hereunder. Purchaser has undertaken an investigation of the Company and has been provided with the opportunity to request such documents and information as it has deemed necessary to enable it to undertake such investigation. Purchaser acknowledges and agrees that it is relying exclusively on the representations of the Company and the Sellers set forth in this Agreement and in any certificate or instrument delivered hereunder and its own investigation of the Company and that it is not relying on any other statements or documents.

(b) Without limiting the generality of the foregoing, Purchaser acknowledges that (i) neither any Combined Company nor any Seller makes any representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Combined Company or the future

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business and operations of any Combined Company or (B) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Combined Companies or any of their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement or in any certificate or instrument delivered hereunder, and (ii) Purchaser has not relied and will not rely upon any of the information described in subclauses (A) and (B) of clause (i) above in executing, delivering and performing this Agreement and the transactions contemplated hereby except those representations or warranties set forth in this Agreement or any certificate or instrument delivered hereunder.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the earlier of the date of termination of this Agreement and the Closing Date:

(a) The Company shall, and shall cause the other Combined Companies to, (i) conduct their respective businesses only in the ordinary course of business and (ii) use commercially reasonable efforts to preserve intact their respective business organizations, assets and operations, relationships with Governmental Authorities, customers, suppliers, employees and others having material business relationships therewith, in each case, unless otherwise consented to by Purchaser in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned). In furtherance of the foregoing, the Combined Companies shall make capital expenditures in accordance with the Capital Plan, a copy of which is set forth in Section 6.1(a) of the Company Disclosure Schedule.

(b) The Company shall not, and shall cause the Combined Companies not to, except (1) as set forth on Section 6.1(b) of the Company Disclosure Schedule and (2) as is necessary to consummate the Reorganization do, or propose to do, directly or indirectly, any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned):

(i) amend or otherwise change any of its Governing Documents;

(ii) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (other than any Permitted Encumbrance) (A) any Equity Interests of any Acquired Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such Equity Interests, or any other ownership interest in an Acquired Company or (B) any tangible asset (which, for the avoidance of doubt, does not include real property, which is governed by Section 6.1(b)(xii)) of the Combined Companies having a fair market value in excess of $5,000,000, individually or in the aggregate, other than in connection with (1) sales or transfers of inventory, (2) sales or transfers of vehicles or equipment in the ordinary course, consistent with the practice of the Combined Companies since the date of the Balance Sheet and not exceeding $15,000,000 in the aggregate during 2015 and provided such vehicles or equipment were promptly replaced through the purchase or lease of vehicles or equipment, as applicable, of equal or greater value or (3) sales or transfers of Receivables in the ordinary course of business, consistent with past practice;

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(iii) declare, set aside, make or pay any dividend or other distribution in respect of any Equity Interests of any Acquired Company, other than cash dividends or distributions from one Acquired Company to another;

(iv) reclassify, combine, recapitalize, split, subdivide or redeem, purchase, repurchase or otherwise acquire, directly or indirectly, any Equity Interests in an Acquired Company;

(v) acquire (whether by merger, acquisition of stock, acquisition of assets or otherwise) any Organization or enter into any joint venture or exclusive dealing Contract;

(vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Company;

(vii) make any loans or advances to any Person (other than (A) advancement of expenses and commissions to employees made in the ordinary course of business (including draws and base salary guarantees), (B) any Receivables that are converted into promissory notes in the ordinary course of business and (C) sales on credit to customers of a Combined Company, in the ordinary course of business, consistent with past practice);

(viii) (A) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, or individual independent contractors of any Combined Company, except for normal merit and cost-of-living increases consistent with past practice and typical increases in the ordinary course of business, but, in any event, not to exceed 3% of the total labor expenses as of the date of this Agreement, except for increases required by any existing employment agreements and except for new retention bonus plans not to exceed $1,000,000 in the aggregate, or establish, adopt, enter into or amend any Employee Plan, other than as may be required by any Governmental Authority or to comply with any applicable Laws, (B) grant any increase in severance or termination pay to any such individual, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation (including equity and equity-based awards) to any such individual (except for the payment or settlement of accrued or earned, but unpaid bonuses or equity awards in accordance with the terms thereof as in effect on the date hereof), (D) other than as permitted in this Section 6.1(b)(viii), enter into any new employment, offer letter, consulting, severance, retention, termination, pension, retirement or similar agreement with any key employee or officer with annual compensation in excess of $250,000, or any director or individual independent contractor, (E) establish, adopt, enter into, materially amend or terminate any collective bargaining agreement or Employee Plan or Multiemployer Plan (or any arrangement that would be an Employee Plan if in effect on the date hereof), other than as may be required by any Governmental Authority or to comply with any applicable

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Laws, or in connection with the termination and liquidation of the ProBuild Retirement Plan or the ProBuild Money Purchase Plan (provided that such amendments do not materially increase the cost of such termination or liquidation), (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any current or former employees, directors, or individual independent contractors of any Combined Company (other than as required by the Company Employee Plans set forth on Section 3.19(k) of the Company Disclosure Schedule), (G) terminate any employee or officer with annual compensation in excess of $250,000, other than for cause in the ordinary course of business, or transfer any employee or officer with annual compensation in excess of $250,000 other than in the ordinary course of business, or (H) hire any employee or officer with annual compensation in excess of $250,000; provided, however, that for purposes of this Section 6.1(b)(viii), Purchaser shall be deemed to have consented to any action governed by this Section 6.1(b)(viii) proposed by the Company if Purchaser does not object to such action within two (2) Business Days of receipt of notice of such action;

(ix) commence or settle any Action or related series of Actions (excluding any Action or related series of Actions that does not involve either (A) injunctive or equitable relief against an Acquired Company or (B) liability against a Combined Company in excess of $500,000);

(x) to the extent Purchaser would reasonably be expected to be materially adversely affected, (A) change any Tax accounting methods, policies or practices (other than any such changes as are required by a change in GAAP or applicable Law), (B) make, revoke, or amend any Tax election other than an entity classification election pursuant to Treasury Regulations Section 301.7701-3 in accordance with Section 7.11, (C) file any amended Tax Return or claim for refund, (D) enter into any closing agreement affecting any Tax liability or refund, (E) settle or compromise any Tax liability or refund, or (F) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax;

(xi) except as provided for in Section 7.11, change the tax classification of any Acquired Company pursuant to Treasury Regulations Section 301.7701-3;

(xii) (A) authorize, or make any commitment with respect to, the purchase or sale of any real property having a fair market value in excess of $1,000,000, individually, or $5,000,000, in the aggregate, which aggregates shall not include capitalized maintenance expenses; (B) enter into any lease of real or personal property or any renewals thereof involving a term of more than five (5) years or rental obligation exceeding $250,000 per year in any single case; or (C) waive any material provision of any Real Property Lease, or amend or assign, renew, extend, modify, terminate, or waive, release or assign any material rights or claims under any Real Property Lease in any manner other than the exercise of any extension under such Real Property Lease to the extent the failure to exercise such right would result in the expiration of such Real Property Lease;

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(xiii) enter into, amend (in any material respect), assign, renew, extend, or terminate, or waive, release, or assign any material rights or claims under, any Listed Contract; provided, however, that for purposes of this Section 6.1(b)(xiii), Purchaser shall be deemed to have consented to any action governed by this Section 6.1(b)(xiii) proposed by the Company if Purchaser does not object to such action within two (2) Business Days of receipt of written notice of such action (including a copy of all material documents relating to such action);

(xiv) fail to take any action required to renew or maintain, or make any filings with any Governmental Authority relating to the withdrawal of, any Listed Permit;

(xv) incur any indebtedness for borrowed money in excess of $1,000,000, in the aggregate, except for amounts borrowed under the Loan and Security Agreement or the Swingline Credit Facility;

(xvi) notwithstanding anything to the contrary in Section 6.1(a) regarding expenditures in accordance with the Capital Plan, exercise any purchase option with respect to any lease covered by the Contract listed in Item 1 of Section 8.3(f) of the Company Disclosure Schedule; provided, however, that, for purposes of this Section 6.1(b)(xvi), Purchaser shall not be deemed to have unreasonably withheld consent if Purchaser withholds consent after taking into consideration any of (A) the appropriateness of the geographical location of the real property subject to such purchase option relative to the business of the Acquired Companies as contemplated to be conducted by Purchaser following the Closing, (B) whether the exercise of such purchase option would reasonably be expected to cause Purchaser to incur material costs, or (C) whether the exercise of such purchase option would reasonably be expected to cause Purchaser to account for such lease as a capitalized lease;

(xvii) amend or modify the Reorganization Agreement; or

(xviii) enter into any agreement, or otherwise make a commitment (contingent or otherwise) to do any of the foregoing.

(c) Other than with respect to the foregoing matters, nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Combined Companies prior to the Closing, and nothing contained in this Agreement shall give any Combined Company, directly or indirectly, the right to control or direct Purchaser’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of the Combined Companies and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and its (and their and its respective Subsidiaries’) respective operations.

Section 6.2 No Solicitations.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing, each Seller and the Company shall, and shall cause the other Combined Companies and each of their respective directors, officers, partners, members, managers, trustees,

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employees, agents and advisors (collectively, the “Representatives of the Sellers”) to cease any and all existing activities, discussions or negotiations with any Person other than Purchaser with respect to, and to deal exclusively with Purchaser and its designated Affiliates and representatives regarding, any Acquisition Proposal and, without the prior consent of Purchaser, the Sellers and the Company shall not, and shall cause the other Combined Companies and the Representatives of the Sellers not to:

(i) solicit, initiate or otherwise engage in any negotiations, discussions or other communications with any other Person relating to any Acquisition Proposal;

(ii) provide or furnish information or documentation to any other Person with respect to the Combined Companies or any of their respective businesses or assets in respect of any Acquisition Proposal, except as required to operate in the ordinary course of business; or

(iii) enter into any negotiation of a Contract with any other Person in respect of any Acquisition Proposal.

(b) If, after the date of this Agreement, any Seller or the Company receives an Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, then, as promptly as practicable (and in any event within forty-eight (48) hours) after receipt of such Acquisition Proposal, request for nonpublic information, or inquiry that would reasonably be expected to lead to any Acquisition Proposal, the Company shall (i) provide Purchaser with notice that it has received an Acquisition Proposal or request for nonpublic information and (ii) respond to the proposing party that it is unable to consider the Acquisition Proposal or respond to the request for nonpublic information.

Section 6.3 Notification of Certain Matters; Supplements to Company Disclosure Schedule. The Company shall, prior to the Closing Date, by written notice to Purchaser, promptly supplement the Company Disclosure Schedule (such supplements, collectively, the “Schedule Updates”) with respect to any event that arises after the date of this Agreement that would, in the absence of such Schedule Update, cause a failure of the condition set forth in Section 8.2(a)(i) or (ii) on the Closing Date. Schedule Updates shall have no effect to cure any misrepresentation or breach of warranty or to satisfy any of the closing conditions set forth in Article 8 and shall not limit the indemnification obligations set forth in Article 9. For the avoidance of doubt, the sole remedy of all Persons (including the Indemnified Parties) for a breach of this Section 6.3 shall be to make a claim for indemnification for the breach or inaccuracy of any of the representations and warranties set forth in Article 3, Article 4 and Article 5 of this Agreement in accordance with Article 9, and no Person (including any Indemnified Party) shall be permitted to or shall make any claim under this Agreement, including Article 9, for breach of this Section 6.3.

Section 6.4 Confidentiality.

(a) Each of the Parties shall hold, and shall cause its representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other Party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the

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letter agreement, dated December 23, 2014 between Purchaser and FMR (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing, (x) each Seller shall, and shall cause its Affiliates and directors, officers, partners, members, managers, trustees, employees, agents and advisors to, maintain in confidence any written, oral or other information relating to any Acquired Company or obtained from Purchaser or any of its Affiliates, directors, officers, employees, agents or advisors and (y) Purchaser shall, and shall cause its Affiliates and directors, officers, employees, agents and advisors to, maintain in confidence any written, oral or other information relating to or obtained from any Seller, its Affiliates (other than any Acquired Company), directors, officers, partners, members, managers, trustees, employees, agents or advisors, except that the foregoing requirements of each Party contained in this Section 6.4(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Purchaser, as a result of disclosure by any Seller, its Affiliates, directors, officers, partners, members, managers, trustees, employees, agents or advisors in violation of this Section 6.4(b) and (B) in the case of Sellers, as a result of disclosure by Purchaser, its Affiliates, directors, officers, employees, agents or advisors in violation of this Section 6.4(b), (ii) any such information is required by applicable Law, Order or a Governmental Authority to be disclosed; provided that, to the extent permitted by applicable Law, Order or Governmental Authority, the disclosing Party shall (A) give prior notice of such required disclosure to the other Parties as soon as practicable, (B) cooperate with the other Parties to preserve the confidentiality of such information consistent with the requirements of such applicable Law, Order or Governmental Authority, and (C) use reasonable best efforts to limit any such disclosure to the minimum disclosure required, (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding) or (iv) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party or any Affiliate or director, officer, partner, member, manager, trustee, employee agent or advisor of such Party) that was not bound by a confidentiality agreement (that was known to the disclosing Party after reasonable inquiry) with respect to such information at the time of receipt by such source. Subject to the provisions of Section 6.8, from and after Closing, information relating to any Acquired Company or its business shall no longer be the confidential information of Sellers, and Purchaser, its Affiliates and directors, officers, employees, agents and advisors shall not be restricted from disclosing any such information. The Parties shall instruct their respective Affiliates and directors, officers, partners, members, managers, trustees, employees, agents and advisors having access to such information of such obligation of confidentiality.

Section 6.5 Public Announcements. Each of the Parties shall consult with one another before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement or disclosure with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or other disclosure prior to such consultation, except as may be required by applicable Law or listing agreement with or listing rule of a national securities exchange or trading market or inter-dealer

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quotation system (in which case, prior to making such disclosure, the disclosing Party will (a) deliver a draft of such press release or public statement or other disclosure to each other Party, and shall give each other Party reasonable opportunity (but in no event less than twenty-four (24) hours) to comment thereon prior to such disclosure and (b) consider in good faith the reasonable comments of such other Party); provided that, Purchaser may not without the Sellers’ consent disclose any information regarding any Seller or Affiliate thereof (other than an Acquired Company or Person that is an Affiliate of a Seller solely as a result of Seller’s ownership of the Acquired Companies) other than that the Sellers owned the Acquired Companies, are party to this Agreement and the Ancillary Agreements and the other matters set forth on Exhibit E. Notwithstanding anything to the contrary herein, this Section 6.5 shall not restrict Purchaser, the Company Group or the Sellers from making internal announcements to their respective employees and shall not restrict Purchaser’s equity sponsors from reporting and disclosing to their members and limited partners, in each case pursuant to a confidentiality agreement, customary summary information regarding the transactions contemplated by this Agreement.

Section 6.6 D&O Indemnification.

(a) From and after the Closing, Purchaser shall cause the Company, to the fullest extent permitted under applicable Law, to indemnify and hold harmless the present and former directors and officers of the Acquired Companies (each, an “Insured Party”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action based on the fact that such individual is or was a director or officer of an Acquired Company and arising out of or pertaining to any action or omission occurring at or prior to the Closing Date (including the transactions contemplated by this Agreement and the Reorganization) (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Insured Party to the fullest extent permitted under applicable Law, upon receipt from the Insured Party for whom expenses are paid of any undertaking to repay such amounts required under applicable Law). Any Insured Party wishing to claim indemnification under this Section 6.6, upon learning of any Action, shall promptly notify Purchaser thereof, but the failure to so notify shall not relieve the applicable Acquired Company of any liability it may have to such Insured Party, except to the extent such failure materially prejudices the indemnifying party. In the event of any such Action, (arising after the Closing Date), (i) Purchaser or the applicable Acquired Company shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Insured Party (which acceptance shall not be unreasonably withheld, conditioned, or delayed), and Purchaser and the applicable Acquired Company shall not be liable to such Insured Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Insured Party in connection with the defense thereof, except that, if Purchaser or the applicable Acquired Company elects not to assume such defense or if counsel for the Insured Party advises that there are issues that raise conflicts of interest between Purchaser or the Acquired Companies and the Insured Party, or between any Insured Parties, then the Insured Party may retain counsel satisfactory to it, and Purchaser or the applicable Acquired Company shall pay all reasonable fees and expenses of such counsel for the Insured Party promptly as statements therefor are received; provided, however, that Purchaser and the applicable Acquired Company shall be obligated pursuant to this Section 6.6 to pay for only one firm of counsel for all Insured Parties in any jurisdiction unless the use of one counsel for such Insured Parties would present such counsel with a conflict of interest; provided, further, that the fewest number of counsels necessary to avoid conflicts of interest shall

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be used; (ii) such Insured Party will cooperate in the defense of any such matter; and (iii) Purchaser and the applicable Acquired Company shall not be liable for any settlement effected without their prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed; and provided, further, that Purchaser and the Acquired Companies shall not have any obligation hereunder to any Insured Party if and to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Insured Party in the manner contemplated hereby is prohibited by applicable Law. Purchaser and the Company hereby acknowledge that present and former directors and officers of the Insured Parties may have certain rights to indemnification, advancement of expenses and/or insurance. From and after the Closing, Purchaser and the Company hereby agree that they are the indemnitors of first resort (i.e., their obligations to the Insured Parties are primary and any obligation of any secondary indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Insured Parties are secondary).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Sellers shall maintain (or caused to be maintained) a “run-off” policy on the current directors’ and officers’ liability insurance for coverage of the acts or omissions of such directors and officers occurring prior to the Closing Date (the “Run-Off Policy”) for not less than six (6) years after the Closing Date. The Company shall cause the Acquired Companies and each of its Subsidiaries to refrain from taking any act that would cause such coverage to cease to remain in full force and effect.

(c) Each Insured Party to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6. The provisions of this Section 6.6 are intended to be for the benefit of each Insured Party and his heirs. The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any such Insured Party without his written consent.

(d) After the Closing Date, in the event Purchaser or any Acquired Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser or the Company or any of their respective Subsidiaries assume the obligations set forth in this Section 6.6.

Section 6.7 Filings and Approvals.

(a) Without limiting the generality of anything contained in this Section 6.7, each of the Sellers, the Company and Purchaser shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, and in no event later than the Outside Date, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all

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consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including, without limitation, with respect to obtaining releases of Encumbrances under the Loan and Security Agreement) and/or any Governmental Authority, including without limitation under the Antitrust Laws, in order to consummate the transactions contemplated by this Agreement. Purchaser shall pay all filing fees under the Antitrust Laws in connection with the performance of the Parties under this Section 6.7.

(b) In furtherance and not in limitation of the foregoing, each of the Company and Purchaser (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than April 20, 2015, file any and all notices, reports and other documents required to be filed by such Party under the HSR Act with respect to the transactions contemplated by this Agreement; and shall use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the DOJ or the FTC under the HSR Act or by any other Governmental Authority in connection with the transactions contemplated by this Agreement, as well as any information required to be submitted to comply with, a request for additional information in order to commence or end a statutory waiting period; (iv) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement; and (v) promptly take, and cause its Affiliates to take, all reasonable actions and steps requested or required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the transactions contemplated by this Agreement; provided that the Company Group and their respective Subsidiaries will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company Group and their respective Subsidiaries only in the event the Closing occurs; provided, further, that, subject to the obligations of Purchaser set forth in Section 6.7(d)-(f), the Company Group and their respective Subsidiaries shall only be permitted to take or commit to take any such action, or agree to any such condition or restriction, with the prior written consent of Purchaser.

(c) Without limiting the generality of anything contained in this Section 6.7, each Party hereto shall (i) give the other Parties prompt notice of the making or commencement of any request, litigation, hearing, examination or Action with respect to the transactions contemplated by this Agreement, (ii) keep the other Parties reasonably informed as to the status of any such request, litigation, hearing, examination or Action, (iii) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Authority to the extent regarding the transactions contemplated by this Agreement, or regarding any such request, litigation, hearing, examination or Action, and provide a copy of all written communications and (iv) pull and re-file any notice under the HSR Act only if the other Parties

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agree. Subject to applicable Law, in advance and to the extent practicable, each of Purchaser or the Company, as the case may be, will consult the other on all the information relating to Purchaser or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Purchaser or the Company, as the case may be; provided, however, that if review of any information would be material in connection with any second request (or similar process) such information shall be provided solely to those individuals acting as outside antitrust counsel for the other Parties provided that such counsel shall not disclose such information to such other Parties and shall enter into a joint defense agreement with the providing party. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any such request, litigation, hearing, examination or Action with respect to the transactions contemplated by this Agreement, each Party will permit authorized representatives of the other Party to be present at each meeting or conference relating to such request, litigation, hearing, examination or Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, litigation, hearing, examination or Action. Notwithstanding anything to the contrary contained in this Agreement, Purchaser, after prior consultation with the Company, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances, including in connection with the determination of any Regulatory Action, and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust or competition clearances, provided that the Company shall be permitted to participate in such meetings and communications unless excluded from doing so by a Governmental Authority or to the extent necessary to prevent disclosure of Purchaser’s competitively sensitive information. Notwithstanding anything to the contrary in this Section 6.7(c), with respect to Taxes, the agreements set forth in Article 7 shall control.

(d) Notwithstanding anything to the contrary in Section 6.7, in no event shall Purchaser or its Subsidiaries or Affiliates be required to agree to (nor shall the Company and its Subsidiaries be permitted to agree unless Purchaser so directs them (and they shall, if Purchaser so directs, agree to, so long as such agreements are conditioned upon the Closing)) (i) divest, license, hold separate or otherwise dispose of, or allow a third party to utilize, any portion of its or their respective businesses, assets or Contracts or (ii) take any other action that may be required or requested by any Governmental Authority in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 6.7 (each, a “Regulatory Action”) that would, in each case, have an adverse impact, in any material respect, individually or in the aggregate, on Purchaser and its Subsidiaries. Subject to its obligations in this Section 6.7 and the provisions of the immediately preceding sentence, Purchaser shall have the sole and exclusive right to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, any and such actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any such action as may be required to resolve any Governmental Authority’s objections to the transactions contemplated by this Agreement; provided, however, that Purchaser shall consider in good faith the views of the Company and its counsel in connection therewith.

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(e) Subject to Section 6.7(d), in the event that any litigation or other administrative or judicial action or Action is commenced challenging the transactions contemplated by this Agreement and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the transactions contemplated by this Agreement, Purchaser shall use reasonable best efforts to resolve any such litigation, action or proceeding and each of the Company and Purchaser shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) Purchaser shall not, nor shall it permit its Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, would reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the transactions contemplated by this Agreement.

(g) The Sellers shall take the actions set forth on Section 6.7(g) of the Company Disclosure Schedule, at the sole cost and expense of the Sellers.

Section 6.8 Conflicts and Privilege.

(a) Each of the Parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Acquired Companies and the Sellers in connection with the negotiation of this Agreement and consummation of the transactions contemplated by this Agreement.

(b) Purchaser hereby consents and agrees to, and agrees to cause Company Group and their respective Subsidiaries to consent and agree to, Goodwin representing Sellers after the Closing, including with respect to disputes in which the interests of the Sellers may be directly adverse to Purchaser and its Subsidiaries (including the Acquired Companies), and even though Goodwin may have represented the Acquired Companies in a matter substantially related to any such dispute, or may be handling ongoing matters for the Acquired Companies. Purchaser further consents and agrees to, and agrees to cause the Company Group and their respective Subsidiaries to consent and agree to, the communication by Goodwin to the Sellers in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Acquired Companies.

(c) In connection with the foregoing, Purchaser hereby irrevocably waives and agrees not to assert, and agrees to cause the Company Group and their respective Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Acquired Companies and (ii) Goodwin’s representation of the Sellers prior to and after the Closing.

(d) Purchaser further agrees, on behalf of itself and, after the Closing, on behalf of the Company Group and their respective Subsidiaries, that all communications in any form or format whatsoever between or among Goodwin, McDermott Will & Emery LLP,

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Ogletree, Deakins, Nash, Smoak & Stewart, P.C. and Brownstein Hyatt Farber Schreck, LLP and/or any other legal counsel to the Acquired Companies (including, in-house legal counsel) (each a “Counsel”), on the one hand, and the Acquired Companies and the Sellers, or any of their respective directors, officers, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement. or any dispute arising under this Agreement (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to the Sellers, shall be controlled by the Sellers and shall not pass to or be claimed by Purchaser, or any of the Acquired Companies.

(e) Notwithstanding the foregoing, in the event that a dispute arises between the Company Group or their respective Subsidiaries, on the one hand, and a third party other than the Sellers, on the other hand, Purchaser, the Company Group or their respective Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of the Company Group or their respective Subsidiaries may waive such privilege without the prior written consent of the Sellers. In the event that any of the Company Group or their respective Subsidiaries is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Purchaser shall immediately (and, in any event, within two (2) Business Days) notify the Sellers in writing (including by making specific reference to this Section 6.8(e)) so that the Sellers can seek a protective order and Purchaser agrees to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by applicable Counsel with respect to the transactions contemplated by this Agreement constitute property of its clients, only the Sellers shall hold such property rights and applicable Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Communications by reason of any attorney-client relationship between applicable Counsel, on the one hand, and the Company Group or their respective Subsidiaries, on the other hand.

(g) Purchaser agrees that it will not, and that it will cause the Company Group and their respective Subsidiaries not to, (i) access or use the Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Sellers waive the attorney-client or other privilege, or by otherwise asserting that Purchaser, the Company or any Subsidiary has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Privileged Communications from applicable Counsel.

Section 6.9 Employment Benefits.

(a) As of and subsequent to the Closing, Purchaser shall, or shall cause the Acquired Companies and/or the appropriate Subsidiaries of Purchaser to: (i) provide Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Purchaser or the Acquired Companies in which Covered Employees are eligible to participate (the “Purchaser Plans”) for all periods of employment with the Acquired Companies (or any

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predecessor entities) prior to the Closing, and with Purchaser, the Acquired Companies on and after the Closing; (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Purchaser Plan to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Closing; and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Closing (or commencement of participation in a plan of Purchaser or the Acquired Companies) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing (or the date of commencement of participation in any Purchaser Plan), in each case, to the extent permitted under the applicable Purchaser Plan and under applicable Law.

(b) Prior to the Closing Date, if requested by Purchaser at least five (5) Business Days prior to the Closing Date, the Acquired Companies shall (i) terminate the Company’s 401(k) Company Employee Plan and amend its NQDC Plan to comply with Section 409A of the Code and applicable guidance thereunder or terminate the NQDC Plan as of the date immediately preceding the Closing Date and (ii) take all necessary and appropriate actions to terminate the Amended and Restated ProBuild Holdings LLC Phantom Equity Plan effective as of the Closing and to cause the holders of awards thereunder to be paid the amounts due thereunder, provided that all such amounts shall constitute Indebtedness. The Purchaser shall pay all costs relating to the termination of any plan that is terminated pursuant to (b)(i) above, including without limitation, all legal, recordkeeping and consulting fees and expenses relating to the amendment, termination and liquidation of either of such plan(s) and all filing fees and costs relating to the securing of a favorable determination letter from the Internal Revenue Service regarding the termination of the Company’s 401(k) Company Employee Plan including all costs relating to the restoration of forfeitures from terminated employees’ accounts required in order to obtain a favorable determination letter on the plan termination in connection with the determination letter. All resolutions, notices or other documents issued, adopted or executed in connection with the terminations described in clause (i) of the preceding sentence shall be subject to Purchaser’s reasonable prior review and comment.

(c) Following the Closing Date, Buyer shall cause the Acquired Companies to provide continuation coverage under Section 4980B of the Code with respect to all individuals (including spouses and dependents) who are entitled to such continuation coverage by reason of employment with an Acquired Company and who became entitled to such coverage pursuant to the transactions contemplated by this Agreement or a qualifying event that occurred prior to the Closing.

(d) Prior to the Closing Date, the Sellers shall cause the Acquired Companies to take all necessary and appropriate actions so that, as of the Closing, (i) no company or other entity other than an Acquired Company is a participating employer in any Company Employee Plan and no individual is an active participant in a Company Employee Plan other than an employee of an Acquired Company or the spouse or dependent of any such employee.

(e) No provision of this Agreement shall (i) create any right in any employee of the Acquired Companies or any of the Subsidiaries to continued employment by Purchaser, the Acquired Companies, or any respective Subsidiary or preclude the ability of Purchaser, the

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Acquired Companies, or any respective Subsidiary to terminate the employment of any employee for any reason, (ii) require Purchaser, the Acquired Companies, or any respective subsidiary to continue any Company Employee Plans or prevent the amendment, modification or termination thereof after the Closing Date, (iii) confer upon any Covered Employees any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any particular employee benefit plan of Purchaser, the Acquired Companies or any respective Subsidiary.

Section 6.10 Financing.

(a) From the date of this Agreement until the Closing, subject to the limitations set forth in this Section 6.10, the Company will, and will cause its Subsidiaries to use, reasonable best efforts to cooperate with Purchaser as reasonably requested by Purchaser in connection with Purchaser’s arrangement of the Financing (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Acquired Companies). Such cooperation will include the Company and its Subsidiaries using reasonable best efforts to take the following actions:

(i) provide by April 22, 2015, audited combined balance sheets of the Combined Companies as of December 31, 2013 and 2014 and the related audited combined statements of operations and cash flows of the Combined Companies for the fiscal years ended December 31, 2012, 2013 and 2014, which shall be prepared in accordance with GAAP and suitable under Rule 3-05 of Regulation S-X for use in connection with Purchaser’s registration statement to be filed with the SEC on Form S-3;

(ii) provide reasonable cooperation to Purchaser in Purchaser’s efforts to obtain customary “comfort letters” (including “negative assurance” comfort) for transactions of the type contemplated by this Agreement with respect to the audited and unaudited financial statements of the Acquired Companies and/or Combined Companies from the Company’s independent public accountants;

(iii) make appropriate officers reasonably available for participation at reasonable times in a reasonable number of meetings, lender presentations, due diligence sessions (including requesting accountants to participate in such due diligence sessions), drafting sessions, meetings with prospective lenders and ratings agencies and road shows;

(iv) provide reasonable assistance in the preparation of offering documents and bank information memoranda (including a bank information memorandum that does not include material non-public information), private placement memoranda, rating agency presentations, prospectuses and any similar documents (including requesting any consents of accountants for use of their reports in any materials relating to the Financing and the delivery of one or more customary representation letters);

(v) execute and deliver any definitive financing documents as may be reasonably requested by Purchaser or any Debt Financing Source;

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(vi) furnish to Purchaser and the Debt Financing Sources, as promptly as reasonably practicable, such financial and other information as Purchaser shall reasonably request in order to consummate the Financing (including the Required Information);

(vii) facilitate the pledging of collateral in connection with the Debt Financing, including executing and delivering any customary pledge and security documents, currency or interest hedging arrangements or other customary definitive financing documents, and documents as may be reasonably requested by Purchaser (including a certificate of the chief financial officer of the Company (who is or will be such officer as of the Closing) with respect to solvency matters in the form set forth in Annex I to Exhibit E of the Debt Commitment Letter as of the Closing, on a pro forma basis);

(viii) obtain customary authorization letters with respect to the bank information memoranda from a senior officer of the Company and using reasonable best efforts to obtain consents of accountants for use of their reports in any materials reasonably relating to the Financing (including, without limitation, in a private placement or offering memorandum); and

(ix) at least five (5) Business Days prior to the Closing Date, provide all documentation and other information about the Company as is reasonably requested by the Debt Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act at least ten (10) Business Days prior to the Closing Date.

The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect any Acquired Company or the reputation or goodwill of any of them. For the avoidance of doubt, in no event will any Fidelity logos be used in connection with the Financing without the prior written consent of FMR.

Nothing in this Section 6.10(a) shall require the Company or its Subsidiaries to (v) cause its directors and managers to adopt or pass any resolutions or consents other than any resolutions or consents necessary to authorize the officers and employees of the Company and its Subsidiaries to take such actions as are necessary to comply with the Company’s and its Subsidiaries’ obligations herein (other than approval of the agreements, documents and instruments pursuant to which the Debt Financing is obtained), (w) provide any assistance to the extent it would interfere unreasonably with the ongoing business or operations of the Company or its Subsidiaries, (x) execute or deliver any certificate, document or agreement in connection with the Financing unless the effectiveness of such certificate, document or agreement is contingent upon the occurrence of the Closing Date, other than certain authorization letters or representation letters to auditors, (y) issue any offering or information document or (z) provide any legal opinion or other opinion of counsel, or any information that would, in its good faith opinion, result in a violation of applicable law or loss of attorney-client privilege. Purchaser shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by any Seller, any Acquired Company, any

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of their respective Affiliates or the officers, employees, representatives and advisors of any of the foregoing, in connection with their respective obligations pursuant to this Section 6.10. Purchaser acknowledges and agrees that (1) none of the Sellers, their respective Affiliates and Subsidiaries or any member of the Company or its Subsidiaries or any of their respective representatives shall, until the funding of the Financing immediately prior to the Closing Date, incur or be responsible for any liability to any Person under any Commitment Letter or any actions taken in connection with the Financing and (2) Purchaser shall indemnify and hold harmless Sellers, their respective Affiliates and Subsidiaries, each member of the Company or its Subsidiaries, and their respective directors, officers, employees, representatives and advisors from and against any and all Losses suffered or incurred by any of them in connection with the Debt Financing, except in the event such liabilities and Losses arose out of or resulted from the willful misconduct or gross negligence of any such Persons.

(b) Notwithstanding Section 6.10 or anything else in this Agreement

(i) no liability or obligation (including any liability or obligation to pay any commitment or other similar fee) of the Company or any of its Subsidiaries under any certificate, document or instrument related to the Financing will be effective until the Closing, other than certain authorization letters or representation letters to auditors, and neither the Company nor any of its Subsidiaries will be required to take any action under any certificate, document or instrument that is not contingent upon consummation of the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing; and

(ii) in no event will the Company or any of its Subsidiaries be required to pay any commitment fee or other fee or payment to obtain consent, or to incur any liability with respect to, or cause or permit any Encumbrance to be placed on any of their respective assets in connection with, the Debt Financing prior to the Closing.

(c) Purchaser shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions (including the flex provisions) described in the Debt Commitment Letter (or on terms no less favorable to Purchaser, except as agreed by the Purchaser), and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Commitment Letter (except in compliance with the flex provisions in effect as of the date hereof), if such amendment, modification or waiver (i) reduces the aggregate amount of the Debt Financing, or (ii) impose new or additional terms or conditions or otherwise amend, modify or expand the terms or conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing Date or make the funding of the Debt Financing less likely to occur; provided, however, that Purchaser may amend or restate the Debt Commitment Letter (x) to modify the pricing terms or add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof and (y) otherwise, so long as, in each case, such amendment would not reasonably be expected to delay or prevent the Closing. Purchaser shall use its reasonable best efforts (A) to maintain in effect the Debt Commitment Letter and to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (or on terms not materially less favorable to Purchaser, except as agreed to by Purchaser), (B) to satisfy on a timely basis (taking

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into account the expected timing of the Marketing Period) all conditions applicable to it in such definitive agreements that are within its control and (C) upon satisfaction of such conditions, to consummate the Debt Financing and Equity Financing at or prior to the Closing.

(d) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Purchaser shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing being replaced that is still available, to consummate the transactions contemplated hereby with terms and conditions that are not materially less favorable to Purchaser, in the aggregate, than the terms and conditions set forth in the Debt Commitment Letter (giving effect to any applicable flex provisions), except as agreed by Purchaser, as promptly as practicable following the occurrence of such event (the “Alternative Debt Financing”). Purchaser shall deliver to the Company true and complete copies of all agreements (the fee letters of which may be redacted as contemplated by Section 5.6), pursuant to which any such alternative financing source shall have committed to provide Purchaser with any portion of the Financing no later than ten (10) Business Days prior to the execution thereof. Parent shall promptly provide a true, correct and complete copy of each alternative financing commitment (“New Debt Commitment Letter”) to the Company. Any reference in this Agreement to the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter on the date hereof, as permitted to be amended, modified or replaced (in whole or in part) by this Section 6.10(d), including any Alternative Debt Financing, and references to “Debt Commitment Letter” shall include such debt commitment letters as permitted to be amended, modified or replaced (in whole or in part) by this Section 6.10(d), including any New Debt Commitment Letter.

(e) Purchaser shall keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing and shall give the Company prompt notice: (i) of any breach of any material provisions of any of the Debt Commitment Letter or definitive document related to the Debt Financing by any party to any Debt Commitment Letter or definitive document related to the Debt Financing of which it has actual knowledge, in each case to the extent such breach could reasonably be expected to delay or prevent the Closing, (ii) of the receipt of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any Debt Commitment Letter or any definitive document related to the Debt Financing or any material provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing or (B) material dispute or disagreement between or among any parties to any of the Commitment Letters with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing, and (iii) if at any time for any reason all or any portion of the Financing would reasonably be expected not to be obtained by the Purchaser on the terms and conditions in, and in the manner or from the sources contemplated by, any of the Commitment Letters; provided, that in no event will Purchaser be under any obligation to disclose any information pursuant to this Section 6.10(e) that is subject to attorney client or similar privilege if Purchaser shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. As soon as reasonably practicable, but in any event within three (3) Business Days following the date the Company delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately

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preceding sentence. Purchaser will not, and will not permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Financing.

(f) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in Section 6.10(c) through Section 6.10(e) shall require, and in no event shall the reasonable best efforts of Purchaser be deemed or construed to require, Purchaser to pay any fees materially in excess of those contemplated by the Debt Commitment Letter after giving effect to any “flex” provisions (whether to secure waiver of any conditions contained therein or otherwise).

Section 6.11 Union Notification. Promptly following the execution of this Agreement, each of PB Capital and the Company shall notify, and shall cause its Subsidiaries to notify, to the extent required by the applicable Contract, any labor unions representing its or their employees of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.12 Access to Premises and Information. From the date hereof until the Closing Date, upon reasonable notice from time to time, the Sellers and the Acquired Companies shall, and shall cause their respective Subsidiaries to, provide Purchaser and its directors, officers, employees, agents, consultants, and legal, accounting, financial or other advisors reasonable access during normal business hours and under the supervision of Company personnel to the records and books of account of the Acquired Companies in possession of the Acquired Companies, to the premises of the Acquired Companies, and to the Persons set forth on Section 6.12 of the Company Disclosure Schedule; provided, however, that such access to such information and furnishing of such information will be conducted solely at Purchaser’s expense and Purchaser and its representatives shall not unreasonably disrupt the personnel and operations of the Acquired Companies; provided further that Purchaser shall not contact and shall not permit any lenders or other third parties to contact any Acquired Company’s suppliers, customers or other business relations or any employee of an Acquired Company (other than those listed on Section 6.12 of the Company Disclosure Schedule) without the prior written consent of one of the one of the Persons listed on Section 6.12 of the Company Disclosure Schedule. Notwithstanding anything to the contrary contained in this Section 6.12, the Acquired Companies may withhold any document (or portions thereof) or information (a) that constitutes privileged attorney-client communications or attorney work product or (b) if the provision of access to such document (or portion thereof) or information, as determined by the Acquired Companies in good faith, could reasonably be expected to conflict with applicable Laws. All information exchanged pursuant to this Section 6.12 shall be subject to the Confidentiality Agreement.

Section 6.13 Real Property Deliveries and UCC Searches. The Sellers shall, and shall cause the Acquired Companies to, at Purchaser’s sole expense and without any liability to the Sellers or the Acquired Companies resulting therefrom, reasonably cooperate with Purchaser in Purchaser’s obtaining title commitments, title policies and surveys with respect to the Real Property in form and substance reasonably acceptable to Purchaser, including providing any customary affidavits of the Sellers (including, without limitation, any necessary to obtain non-imputations endorsements) and/or gap indemnities reasonably requested by Purchaser.

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Section 6.14 Termination of Certain Agreements.

(a) Except as set forth on Section 6.14(a) of the Company Disclosure Schedule, the Sellers shall terminate, or cause to be terminated, with no further liability or obligation of any Acquired Company, on or prior to the Closing, all Intercompany Agreements and shall provide reasonably satisfactory written evidence thereof to Purchaser; provided, however, that not less than ten (10) days prior to the Closing Date, Purchaser shall provide to the Company an updated Section 6.14(a) of the Company Disclosure Schedule.

(b) Except as set forth in Section 6.14(b) of the Company Disclosure Schedule, the Company and Sellers shall eliminate, or cause to be eliminated, on or prior to the Closing, with no further liability or obligation of any Acquired Company all Intercompany Accounts existing prior to the Closing, whether payables or receivables, and shall provide reasonably satisfactory written evidence thereof to Purchaser; provided, however, that not less than ten (10) days prior to the Closing Date, Purchaser shall provide to the Company an updated Section 6.14(b) of the Company Disclosure Schedule.

(c) Notwithstanding anything in this Section 6.14 to the contrary, in no event shall the Sellers be required to terminate or eliminate (or cause to be terminated or eliminated) any Intercompany Account that is included in the calculation of Estimated Closing Indebtedness.

Section 6.15 Non-Solicitation. For a period of three (3) years following the Closing Date, without the prior written consent of Purchaser, none of the Sellers or any of their respective controlled Affiliates shall, directly or indirectly, solicit, attempt to employ or employ as an employee or retain as a consultant or independent contractor any of the Persons listed on Section 6.15 of the Company Disclosure Schedule, during such Person’s employment and for a period of six (6) months after any termination of such employment. The foregoing restrictions shall not be deemed violated by virtue of general advertisements, searches or other broad-based soliciting, hiring or retention methods not specifically targeted or directed to officers of the Acquired Companies following the Closing.

Section 6.16 Reorganization. Concurrently with the execution of this Agreement, the Company, PB Capital, Lanoga and PBHI are executing and delivering the Reorganization Agreement. On or prior to the Closing Date, and subject to the terms and conditions of the Reorganization Agreement, the Company, PB Capital, Lanoga and PBHI shall take such steps as are required to effect the Reorganization. From the date of this Agreement through and including closing of the Reorganization, the Company, Lanoga and PBHI shall use commercially reasonable efforts to transfer and assign to the Company all of the assets of Lanoga and PBHI that are not Retained Assets, including, without limitation, using commercially reasonable efforts to obtain all Consents necessary to transfer and assign such assets, and all licenses, filings, qualifications, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities necessary for the Company to own or use such assets. In the event that (i) a Consent is required to transfer and assign any such assets and (ii) no Consent would have been required in connection with the transactions contemplated hereby if such asset had been held by the Company or one of its Subsidiaries prior to such transfer or assignment, the costs of obtaining such Consent shall be borne by Sellers. Following the Closing, no Acquired Company shall assume or be responsible for (i) any Indebtedness that is a Retained Liability or is paid off at Closing or (ii) any asset or liability of PB Capital, other than the Equity Interests of PBREH, pursuant to the Reorganization or otherwise.

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Section 6.17 Certain Resignations. The Company and the Sellers shall cause the members of the board(s) of directors and/or board(s) of managers (as applicable) of the Acquired Companies and their Subsidiaries as requested by Purchaser at least three (3) Business Days prior to the Closing Date, to resign or be removed from their positions, effective as of the Closing Date.

Section 6.18 Further Assurances. At any time after the Closing, the Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments as may be reasonably requested by another Party that is required for such requesting Party to satisfy its obligations under this Agreement.

ARTICLE 7

TAX MATTERS

Section 7.1 Tax Returns. The Sellers shall prepare and timely file or cause to be prepared and timely filed, in accordance with past practice of the Acquired Companies, all Income Tax Returns required to be filed by or with respect to the Acquired Companies on or after the Closing Date for a Pre-Closing Tax Period (other than a Straddle Period), and shall timely pay or cause to be timely paid all Taxes due in respect of such Income Tax Returns. Within five (5) Business Days of filing, the Sellers shall deliver to Purchaser a copy of each such Income Tax Return. Purchaser shall prepare and timely file or cause to be prepared and timely filed, in accordance with past practice of the Acquired Companies (except to the extent that Purchaser or the Acquired Companies determine, with the written advice of independent Tax counsel (to be delivered to the Sellers and which is reasonably acceptable to the Sellers), that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code (or any corresponding or similar provision of non-U.S. Law), for a particular position), all other Tax Returns required to be filed by or with respect to the Acquired Companies after the Closing Date for a Pre-Closing Tax Period or Straddle Period. Purchaser shall deliver, or cause to be delivered, to the Sellers, for their review and comment all such Tax Returns at least (A) thirty (30) days prior to the filing due date for any Income Tax Returns (taking into account extensions validly obtained), and (B) ten (10) days prior to the filing due date for any other Tax Return (taking into account extensions validly obtained), and shall consider in good faith all reasonable comments of the Sellers. Upon the written request of Purchaser setting forth in detail the computation of the amount owed with respect to any Tax Return required to be filed by Purchaser pursuant to this Section 7.1 and agreed to by the Sellers (which agreement shall not be unreasonably withheld, conditioned, or delayed), the Sellers shall pay to Purchaser, no later than three (3) days prior to the due date for the applicable Tax Return, an amount equal to the Taxes for which the Sellers are liable pursuant to Section 9.2(e)(i). Notwithstanding anything in this Article 7, the Sellers shall have the exclusive right to prepare and file all Income Tax Returns (including amended Income Tax Returns), of or with respect to the Acquired Companies for any Pre-Closing Tax Period (other than a Straddle Period), and for the purpose of clarity, Purchaser shall not be entitled to review or comment on any such Income Tax Returns (including amended Income Tax Returns).

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Section 7.2 Controversies. Each Party agrees to give written notice to the other Party within twenty (20) days of the receipt of any written notice by the first Party which involves the assertion of any Tax Matter and Purchaser will give written notice to the Sellers within twenty (20) days of the receipt of any written notice by Purchaser or the Acquired Companies which involves any matter affecting the Tax liabilities of the Sellers; provided, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been prejudiced as a result of such failure. Such notice shall specify in reasonable detail the basis for such Tax Matter and shall include a copy of the relevant portion of any correspondence received from a Taxing Authority. Notwithstanding anything herein to the contrary, including Section 9.3, (a) the Sellers shall control the contest or resolution of any Tax Matter; provided, that the Sellers shall obtain the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed, or conditioned) before entering into any settlement of a claim or ceasing to defend such claim if such action could reasonably be expected to adversely impact the liability of Purchaser or the Acquired Companies for Taxes for any Post-Closing Tax Period; provided, further, that Purchaser shall be entitled to participate fully in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne by Purchaser, and (b) with respect to any Tax Matter for which the Sellers may not be solely liable under this Agreement, the Sellers and Purchaser shall jointly control such claim and neither the Sellers nor Purchaser shall enter into any settlement or cease to defend such Tax Matter without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything in this Section 7.2, the Sellers shall have the exclusive right to control any audit, litigation or other proceeding with respect to Income Taxes and Income Tax Returns of the Acquired Companies for Pre-Closing Tax Periods (other than Straddle Periods) and, for the purposes of clarity, the provisions above entitling Purchaser to the right of consent before entering into any settlement of a claim or ceasing to defend such claim and the right to participate fully in the defense of such claim shall not apply to any claim with respect to Income Taxes or Income Tax Returns of the Acquired Companies for Pre-Closing Tax Periods (other than a Straddle Period); provided, however, if any proposed settlement or cessation of defense of such proceeding would reasonably be expected to affect or be relevant to the Taxes of Purchaser, the Sellers shall first consult with Purchaser and, at the request of Purchaser, provide Purchaser, on a timely basis, any information from such proceeding that could be relevant to the determination of the Taxes of Purchaser or the Taxes of the Acquired Companies for any Post-Closing Tax Period.

Section 7.3 Post-Closing Access and Cooperation. The Parties shall cooperate in good faith, and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate in good faith, as and to the extent reasonably requested by any other Party, in connection with (a) the preparation and filing of all Tax Returns, amended Tax Returns or claims for refunds of Taxes relating to the Acquired Companies, (b) the determination of the Sellers, Purchaser or their respective Affiliates, as the case may be, of any liability for any Taxes relating to the Acquired Companies, and (c) any Tax Matter. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns, Tax refunds or Tax Matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall provide to the others, within ten (10) Business Days of the receipt thereof, any Tax related communications and notices it receives

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which may impact the other Party’s Tax liability or filing responsibilities. Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Acquired Companies until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (ii) six (6) years following the due date (without extension) for such Tax Returns. Thereafter, the Sellers shall provide written notice to Purchaser prior the disposition by them or any of their Affiliates of any information, records or documents described in this Section 7.3 and allow Purchaser to obtain such information, records and documents within thirty (30) days of such notice. Notwithstanding the foregoing, to the extent the Acquired Companies have the Tax Returns, schedules and work papers, and all other material records and other documents related to Tax Matters of the Acquired Companies, the Sellers will be under no obligation to provide such records.

Section 7.4 Post-Closing Action; Certain Elections.

(a) Purchaser and its Subsidiaries and Affiliates shall not amend any previously filed Tax Returns for a Pre-Closing Tax Period, file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Company has not historically filed Tax Returns, initiate discussions or examinations with any Taxing Authority regarding Taxes with respect to any Pre-Closing Tax Period, make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, or otherwise take any action that could reduce an amount payable under Section 7.5 or create or increase an indemnity claim under this Agreement with respect to Taxes, or increase the Taxes of the Sellers, in each case, without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Neither Purchaser nor any of its Affiliates, nor any Seller or any of its Affiliates, shall make any election under Section 338 or 336(e) of the Code or any state, local or non-U.S. Law equivalent in respect of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 7.5 Refunds. From and after the Closing Date, any refunds (or credits for overpayment) of Taxes received from a Taxing Authority that are attributable to any Pre-Closing Tax Period of the Acquired Companies, other than any refunds or credits of Taxes that are reflected in Working Capital, shall be for the account of the Sellers, and shall be paid by wire transfer of immediately available funds by Purchaser, the Acquired Companies or their Affiliates to the Sellers, with each such Seller being entitled to receive its Pro Rata Share of such amounts, within ten (10) days of receipt of any such refund or credit. Purchaser shall be entitled to any refunds (or credits for overpayment) of Taxes received from a Taxing Authority other than refunds or credits to which the Sellers are entitled pursuant to the preceding sentence, and the Sellers or their Affiliates shall pay by wire transfer of immediately available funds such refunds or credits to Purchaser within ten (10) days of receipt of any such refund or credit. Any refunds or credits of Taxes of the Acquired Companies for any Straddle Period shall be equitably apportioned between Purchaser and the Sellers in accordance with the principles set forth in Section 7.7.

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Section 7.6 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid equally by Purchaser and the Sellers. Unless otherwise required by applicable Law, Purchaser shall be responsible for preparing and timely filing any Tax Return relating to such Transfer Taxes and, if required by applicable Law, Purchaser or the Sellers, as the case may be, shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns. Notwithstanding anything to the contrary contained herein, the Sellers shall timely pay all Transfer Taxes arising from the Reorganization. The Sellers shall, at their own expense, prepare and timely file all necessary Tax Returns with respect to all such Transfer Taxes, and, if required by applicable Law, Purchaser or the Sellers, as the case may be, shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns. To the extent that any Taxes described in the second preceding sentence are required to be collected by Purchaser and remitted to any Taxing Authority, the Sellers shall timely pay the amount of such Taxes to Purchaser, and Purchaser shall timely remit such Taxes to the Taxing Authority.

Section 7.7 Straddle Period Tax Allocation. For purposes of this Agreement, in the case of any Tax of the Acquired Companies that is payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Tax Period shall: (a) in the case of Taxes that are (i) based upon or measured by income or receipts, (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), or (c) sales and use taxes, value-added taxes, employment taxes, withholding taxes or similar Taxes, be deemed equal to the amount that would be payable if the Tax year ended at the end of the Closing Date; and (b) in the case of Taxes other than those described in clause (a), be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; provided that (x) exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period and (y) all transactions engaged in by Purchaser or the Acquired Companies at the direction of Purchaser or an Affiliate of Purchaser not in the ordinary course of business occurring on the Closing Date after the Closing, other than any transaction specifically contemplated by this Agreement or any Ancillary Agreement, shall be treated as having occurred in the Post-Closing Tax Period.

Section 7.8 Ending Tax Year on Closing Date. The Parties will, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to end, and otherwise prepare and file all Tax Returns on a basis consistent with ending, the tax year of the Acquired Companies as of the close of business on the Closing Date.

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Section 7.9 Tax Treatment of the Transaction. The Parties acknowledge and agree that, for U.S. federal income tax purposes, the contribution of the equity of the Transferred Companies to the Company in the Reorganization is intended to be treated as a transaction described in Section 721(a) of the Code. The Parties further acknowledge and agree that, for federal income tax purposes, after the Reorganization occurs, Purchaser’s purchase of all the equity interests in the Company is intended to be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), and, pursuant thereto, (a) with respect to Purchaser, (i) the Company shall be deemed to make a liquidating distribution of its assets to the Sellers, and (ii) Purchaser shall be deemed to acquire, by purchase, all such assets from the Sellers; and (b) with respect to the Sellers, the Sellers shall be treated as selling partnership interests and shall report gain or loss, if any, resulting from the sale of their partnership interests in accordance with Section 741 of the Code. Each of Purchaser and the Sellers shall (and shall cause their respective Affiliates to) prepare and timely file all Tax Returns on a basis consistent with the foregoing and take no inconsistent position on any Tax Return, in any audit or similar proceeding before any Governmental Authority, or otherwise, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. law).

Section 7.10 Termination of Tax Allocation Agreements. Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Sellers or any of their Affiliates on the one hand, and the Acquired Companies, on the other hand, shall be terminated as to the Acquired Companies at least one (1) day prior to the Closing Date, and no payments which are owed by or to the Acquired Companies pursuant thereto shall be made thereunder.

Section 7.11 Entity Classification Election. Effective on or prior to the Closing Date, Sellers shall cause an entity classification election to be filed pursuant to Treasury Regulations Section 301.7701-3 to treat PBREH as a disregarded entity for U.S. federal income tax purposes.

Section 7.12 Survival. Notwithstanding anything to the contrary in this Agreement, the indemnification obligations contained in Section 9.2(e) and the representations and warranties contained in Section 3.12(g) and Section 3.12(i) (Taxes) shall survive the Closing Date until ninety (90) days following the expiration of the applicable statutory periods of limitations (including any extensions or waivers thereof).

Section 7.13 Tax Treatment of Escrow Fund. All Parties agree that, to the extent permitted by applicable Law, for all Tax purposes: (a) Purchaser shall be treated as the owner of the Escrow Fund solely for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Fund, or any portion thereof, shall be allocable to Purchaser pursuant to Section 468B(g) of the Code and Proposed Treasury Regulations Section 1.468B-8; (b) if and to the extent any amount of the Escrow Fund, as applicable, is actually distributed to the Sellers in respect of their Company LLC Interest, interest may be imputed on such amount as required by Section 483 or 1274 of the Code; and (c) in the event that the total amount of any interest and earnings earned on the portion of the Escrow Fund that is paid to the Sellers exceeds the imputed interest, such interest shall be treated as interest or other income and not as the purchase price. The Parties shall file all Tax Returns on a basis consistent with the foregoing and take no inconsistent position on any Tax Return, in any audit or similar proceeding

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before any Governmental Authority, or otherwise, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. law).

Section 7.14 Exclusivity. Notwithstanding anything to the contrary in this Agreement, in the event of a conflict or inconsistency between the provisions of this Article 7 and the provisions of Article 9, the provisions of this Article 7 shall govern.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 General Conditions to Closing. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such Party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) Antitrust. Any waiting period (and any extension thereof) under the HSR Act or foreign antitrust laws applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

Section 8.2 Conditions to Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company and the Sellers in their sole discretion:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except as would not in the aggregate be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifiers set forth therein); (ii) Purchaser shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or the Ancillary Agreements to be performed or complied with by it prior to or at the Closing in all material respects; and (iii) the Company and the Sellers shall have received from Purchaser a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

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(b) Escrow Agreement. The Company and the Sellers shall have received an executed counterpart to the Escrow Agreement, signed by Purchaser.

(c) Payments. Purchaser shall have made all payments required to be made by Purchaser pursuant to Section 2.4, Section 2.5 and Section 2.6.

Section 8.3 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Purchaser in its sole discretion:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in this Agreement other than the Fundamental Representations shall be true and correct as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except as would not be reasonably likely to have a Material Adverse Effect (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifiers set forth therein), (ii) the Fundamental Representations shall be true and correct in all material respects (other than the representations and warranties in Section 3.3 (Capitalization; Subsidiaries) and Section 4.4 (Capital Structure), which shall be true and correct in all respects), (iii) the Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or the Ancillary Agreements to be performed or complied with by it prior to or at the Closing in all material respects, (iv) the representations and warranties of the Sellers contained in this Agreement other than the Fundamental Representations shall be true and correct as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such specified date), except as would not be reasonably likely to have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement (without giving effect to any “material adverse effect”, “materiality” or similar qualifiers set forth therein), (v) the Sellers shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or the Ancillary Agreements to be performed or complied with by them prior to or at the Closing in all material respects, (vi) Purchaser shall have received from the Company a certificate to the effect set forth in the foregoing clauses (i) through (iii), signed by a duly authorized officer thereof, and (vii) Purchaser shall have received from the Sellers a certificate to the effect set forth in the foregoing clauses (ii), (iv) and (v), signed by a duly authorized officer thereof.

(b) Escrow Agreement. Purchaser shall have received an executed counterpart to the Escrow Agreement, signed by the Sellers.

(c) Payoff Letters. Purchaser shall have received executed payoff letters, executed by the lenders to be paid pursuant to Section 2.5 (the “Payoff Letters”).

(d) Certificate. Purchaser shall have received a properly executed FIRPTA certificate from each Seller in form and substance reasonably acceptable to Purchaser and in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2).

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(e) Company LLC Interests. Each Seller shall have delivered to Purchaser certificates representing the Company LLC Interests held by such Seller after giving effect to the Reorganization and signed unit transfer powers therefor.

(f) Third Party Consents. The Company shall have delivered to Purchaser the consents listed on Section 8.3(f) of the Company Disclosure Schedule; provided, however, that the consents with respect to the Contracts listed in Item 1 and Item 2 of Section 8.3(f) of the Company Disclosure Schedule shall have been obtained without any amendment, modification, or other change to such Contracts not consented to in writing by Purchaser.

(g) No Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect.

(h) Reorganization. The Reorganization shall have been effected pursuant to and in accordance with the Reorganization Agreement, and evidence of such Reorganization pursuant to the terms and provisions of the Reorganization Agreement shall have been delivered to Purchaser.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Survival. The representations and warranties made by the Parties in this Agreement shall survive the Closing until eighteen (18) months following the Closing Date; provided, however, that (a) the Fundamental Representations shall survive indefinitely and (b) the representations and warranties contained in Section 3.12(g) and Section 3.12(i) shall survive the Closing Date until ninety (90) days following the expiration of the applicable statutory periods of limitations (including any extensions or waivers thereof). Notwithstanding the foregoing, if any time on or prior to the expiration date referred to in the prior sentence, any Indemnified Party delivers a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy in or breach, then such representation or warranty shall survive solely as to such claim until such time as such claim is fully and finally resolved. All covenants and obligations of the Company and the Sellers contained in this Agreement shall survive the Closing and continue in full force and effect until performed in accordance with their terms. Solely for purposes of Article 9, the representations and warranties contained in Article 3, Article 4 and Article 5 are deemed to have been made as of the Closing Date.

Section 9.2 Indemnification in Favor of Purchaser. Subject to the limitations contained in this Article 9, from and after the Closing, the Sellers shall jointly and severally indemnify and hold harmless (such obligations to indemnify and hold harmless are referred to herein from time to time as “Indemnification Obligations”) Purchaser and the Acquired Companies and their respective directors and officers (the “Indemnified Parties”) from and against any and all losses, damages, Taxes, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) imposed on or suffered or incurred by the Indemnified Parties to the extent resulting from or arising out of or in connection with:

(a) any inaccuracy in or breach of any representation or warranty contained in Article 3 or Article 4 as of the date hereof and as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date and other than any representation or warranty set forth in Section 3.12); provided that, for purposes of determining both (i) the amount of Losses and (ii) the existence of a misrepresentation or breach of warranty, such representations or warranties shall be deemed to have been made without giving effect to any limitation or qualification as to “materiality,” including the word “material,” or “Material Adverse Effect” (other than where such words appear in (x) the definitions of Material Adverse Effect, Permitted Encumbrances and Listed Permits, (y) the term “material weakness” and (z) Section 3.5(a), Section 3.6(a), Section 3.6(b), Section 3.13(a)(iii)(C) and Section 3.13(a)(iv)(B));

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(b) any breach of or failure to fulfill any covenant or agreement by the Sellers or, prior to the Closing, the Company contained in this Agreement;

(c) any Transaction Expenses to the extent not included in the determination of Purchase Price;

(d) fraud by the Company or any Seller pursuant to this Agreement; and

(e) (i) any Taxes imposed on or with respect to any Acquired Company for any Pre-Closing Tax Period, (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company is or was a member prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, (iii) Taxes of any Person (other than any Acquired Company) liability for which is imposed on any Acquired Company as a transferee or successor, by contract or otherwise, pursuant to a transaction or contract or other indemnification obligation that occurs or arises before the Closing, (iv) any inaccuracy in or breach of any representation or warranty contained in Section 3.12(g) or Section 3.12(i), (v) Transfer Taxes that are the responsibility of the Sellers pursuant to Section 7.6 and (vi) Taxes arising from or attributable to the Reorganization.

Section 9.3 Third Party Claims.

(a) In order for an Indemnified Party to be entitled to be indemnified and held harmless as provided for under this Article 9 in respect of a claim or demand made by any third party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Sellers; provided, however, that no delay or failure on the part of an Indemnified Party in notifying the Sellers shall relieve the Sellers from their obligations hereunder unless the Sellers are thereby prejudiced (and then solely to the extent of such prejudice). Such notice shall reasonably summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party.

(b) The Indemnified Party shall control and direct the defense against all Third Party Claims with counsel selected by it (subject to the consent of the Sellers with respect to such

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counsel selection, which consent shall not be unreasonably withheld, conditioned, or delayed). The Indemnified Party shall conduct a good faith and diligent defense to any Third Party Claim. Notwithstanding anything herein to the contrary, that in no event shall the Indemnified Party enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned, or delayed). Sellers shall at all times have the right to fully participate in, but not control, the defense of a Third Party Claim at its own expense directly or through counsel. The other Parties shall make available such information and assistance as the Indemnified Party may reasonably request and shall cooperate with each other in all reasonable respects in connection with such defense, at the expense of the Sellers.

(c) This Section 9.3 shall not apply to any controversies regarding Tax Matters, which shall be governed exclusively by Section 7.2.

Section 9.4 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) The Sellers shall have no Indemnification Obligations and the Indemnified Parties shall have no recourse against the Escrow Fund for a claim pursuant to Section 9.2(a) until such time as (i) the amount of the Losses related to such individual claim, or any series of related claims, or any claims related to similar facts brought by different parties exceeds one hundred thousand dollars ($100,000) (which shall not be applied against the Deductible) and (ii) the total amount of all Losses in respect of all claims exceed sixteen million two hundred fifty thousand dollars $16,250,000 (the “Deductible”) in the aggregate, and then only in respect of such excess; provided, however, that the limitations set forth in this Section 9.4(a) shall not apply to claims under Section 9.2(a) in respect of any breach or inaccuracy of a Fundamental Representation or any representation or warranty contained in Section 3.12 (Taxes).

(b) Recourse by the Indemnified Parties against the proceeds then remaining in the Escrow Fund shall be the Indemnified Parties’ sole and exclusive remedy in respect of the Sellers’ Indemnification Obligations for the matters referred to in Section 9.2(a) (other than with respect to Fundamental Representations); provided, however, that the limitation contained in this sentence shall not prevent Purchaser from filing a claim under the Representation and Warranty Insurance Policy.

(c) To the extent that the Indemnified Parties are entitled to recovery under this Article 9 in excess of proceeds then remaining in the Escrow Fund, (i) the Indemnified Parties shall not be entitled to recover amounts directly from the Sellers under this Article 9 in respect of the Indemnification Obligations of the Sellers until such time as the Escrow Fund has been fully exhausted (provided that, in such event, to the extent such claims are covered under the Representation and Warranty Insurance Policy, and except with respect Section 3.3 (Capitalization; Subsidiaries) and Section 4.4 (Capital Structure), the Indemnified Parties shall be obligated to claim first under such Representation and Warranty Insurance Policy) and (ii) in no event shall the aggregate Indemnification Obligations of the Sellers exceed the amount of the Purchase Price actually received by the Sellers, except solely in the case of fraud committed by the Sellers.

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(d) Each Indemnified Party acknowledges and agrees that, for purposes hereof, Losses shall be calculated based on the amount of Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received prior to, or within in one (1) year after, the date on which such Losses are indemnified hereunder by an Indemnified Party with respect thereto (net of any actual out-of-pocket expenses incurred in collecting such amounts).

(e) Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person for any Losses pursuant to this Article 9 to the extent such Losses constitute special or punitive damages, except to the extent such Losses are included in an award of a court as direct damages against any Indemnified Party.

(f) The Sellers shall not have any Indemnification Obligations hereunder for any Losses arising out of a breach of or inaccuracy of any representation, warranty, covenant or agreement set forth in this Agreement (and the amount of any Losses incurred in respect of such breach or inaccuracy shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent the matter giving rise to such breach or inaccuracy was expressly included as a liability in the determination of the Final Adjustment Amount.

(g) If an Indemnified Party is entitled to indemnification under more than one clause or subclause of this Agreement with respect to Losses, then such Indemnified Party shall be entitled to only one indemnification or recovery for such Losses to the extent it arises out of the same set of circumstances and events; it being understood that this Section 9.4(g) is solely to preclude a duplicate recovery by Indemnified Party.

(h) Except with respect to Taxes, the Indemnified Party shall use its commercially reasonable efforts to mitigate any loss for which such Indemnified Party seeks indemnification under this Agreement, to the extent consistent with the common law doctrine of mitigation.

Section 9.5 Exclusive Remedy. Except for (a) specific performance or injunctive relief or (b) determination of Final Adjustment Amount (which is governed by Section 2.7), from and after the Closing, the rights and obligations of the Parties set forth in this Article 9 shall be the sole and exclusive remedy of the Indemnified Parties (whether at law or in equity) with respect to any breach of this Agreement; provided, that nothing contained in this Agreement shall limit the rights of any Party against any Person for fraud committed by such Person.

Section 9.6 Effect of Investigation. The right to indemnification, payment of Losses or for any other remedies based on any representation, warranty, covenant or obligation contained in or made pursuant to this Agreement, any of the Ancillary Agreements or any other writing delivered hereto or thereto or in connection herewith or therewith shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the date of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of any Party to consummate the transactions contemplated by this Agreement, where such condition is based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or obligation, shall not affect the right to indemnification, payment of Losses, or other remedy based on such representation, warranty, covenant or obligation.

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Section 9.7 Tax Treatment of Indemnity Payments. Except as otherwise required by Law, the Parties and each Indemnified Party agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE 10

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser, the Company and the Sellers acting together;

(b) (i) by the Company if Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company and the Sellers or (ii) by Purchaser, if the Company or any Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 8.3, (y) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (z) has not been waived by Purchaser;

(c) by the Company, the Sellers or Purchaser if the Closing shall not have been consummated by November 13, 2015 (the “Outside Date”); provided that, if on the Outside Date (i) either of the conditions set forth in Section 8.1(a) or Section 8.1(b) has not been satisfied and Purchaser is engaged in litigation with any Governmental Authority that is challenging the consummation of the transactions contemplated by this Agreement under Antitrust Laws (“Antitrust Litigation”) but (ii) all of the other conditions set forth in Section 8.2 and Section 8.3 (other than (x) those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that each such condition is then capable of being satisfied at a Closing on such date and (y) to the extent not previously satisfied or waived, the conditions set forth in Section 8.3(f)), then, Purchaser or the Company may elect, by written notice delivered to the other Party, to extend the Outside Date to January 13, 2016 (and in the case of such extension, any reference to the Outside Date in any other provision of this Agreement shall mean January 13, 2016), provided, that, if Purchaser makes such election prior to November 13, 2015, such election shall be automatically revoked if, following such election but prior to November 13, 2015, the conditions set forth in Section 8.1(a) and Section 8.1(b) are satisfied or if Purchaser is not engaged in Antitrust Litigation as of such date; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date;

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(d) by Purchaser if (i) the Outside Date has been extended pursuant to Section 10.1(c) above, (ii) at least seventeen (17) days prior to the Outside Date (as so extended), Purchaser provides written notice to the Company and the Sellers that Purchaser irrevocably waives any requirements of clause (iii) of the definition of Marketing Period that would prevent the Marketing Period from commencing as a result of the conditions set forth in Section 8.1 not being satisfied and that the Marketing Period shall commence three (3) Business Days after the date of such notice and (iii) the conditions set forth in Section 8.3(f) have not be satisfied by 11:59 p.m., Mountain time, on the second (2nd) Business Day after the date of the notice delivered pursuant to the foregoing clause (ii); and

(e) after completion of the Marketing Period, by the Company by written notice to Purchaser, if (i) the conditions set forth in Sections 8.1 and 8.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing provided that each such condition is then capable of being satisfied at a Closing on such date) have been satisfied and remain satisfied, (ii) all of the conditions set forth in Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date, and other than by virtue of Purchaser failing to effect the Closing) or the Company has confirmed by irrevocable notice to Purchaser that it is willing to waive any unsatisfied conditions in Section 8.2 and that the Company stands, and will stand, ready, willing and able to consummate the transactions contemplated by this Agreement and has irrevocably confirmed the same in writing to Purchaser and (iii) Purchaser fails to consummate the transactions contemplated by this Agreement within three (3) Business Days after the delivery of such notice due to the failure of all, or any portion of, the Debt Financing to be funded at Closing for any reason and the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement through the end of such three (3) Business Day period; and

(f) by the Company, the Sellers acting together or Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

The Party terminating this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other Parties.

Section 10.2 Reverse Termination Fee.

(a) In the event that this Agreement is terminated (i) pursuant to Section 10.1(c) and all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing provided that each such condition is then capable of being satisfied at a Closing on such date), other than the condition set forth in Section 8.1(b) or (ii) pursuant to Section 10.1(e), then Purchaser shall pay to the Acquired Companies the Reverse Termination Fee by wire transfer of same-day funds on the first Business Day following such termination. As used herein, the term “Reverse Termination Fee” means a cash amount equal to $81,250,000.

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(b) The Parties acknowledge and agree (i) that the provisions contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the Acquired Companies and the Sellers to enter into this Agreement and to reimburse the Acquired Companies and the Sellers for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement and (ii) that any amounts payable pursuant to this Section 10.2 do not constitute a penalty. If Purchaser fails to pay the Reverse Termination Fee and any of the Acquired Companies, any Seller or any combination thereof commences an Action to obtain the Reverse Termination Fee that results in a judgment against Purchaser for the Reverse Termination Fee or any portion thereof, then Purchaser shall pay such Party’s or Parties’ costs and expenses (including reasonable attorney’s fees, expenses and disbursements) incurred in connection with such Action, together with interest on the Reverse Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c) Subject to the right of the Acquired Companies and the Sellers to specific performance of this Agreement pursuant to Section 11.11, the Parties expressly acknowledge and agree that, if the Reverse Termination Fee is payable pursuant to Section 10.2(a): (i) receipt of the Reverse Termination Fee and the payment in full of any reimbursement, expense or interest obligations pursuant to Section 10.2(b), if any, shall be the sole and exclusive remedy (whether at law, equity, in contract, in tort or otherwise) of the Acquired Companies, the Sellers or any of their Affiliates against Purchaser, the Debt Financing Sources or any of their respective Affiliates or any of the former, current, or future general or limited partners, shareholders or equityholders, managers, members, directors, officers, employees, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing (collectively, “Purchaser’s Related Parties”) in connection with the termination of this Agreement, the Ancillary Agreements and/or the transactions contemplated by this Agreement; (ii) under no circumstances shall any of the Acquired Companies, the Sellers or any of their Affiliates be entitled to collect the Reverse Termination Fee on more than one occasion; and (iii) except for the payment by Purchaser of the Reverse Termination Fee and any reimbursement, expense or interest obligations pursuant to Section 10.2(b), in no event shall Purchaser’s Related Parties be subject to (nor shall any of the Acquired Companies, the Sellers or any of their Affiliates seek to recover) liability relating to or arising out of this Agreement or the Debt Commitment Letter (including, for the avoidance of doubt, the Debt Financing), any breach of this Agreement or the Debt Commitment Letter, or any failure of such transactions contemplated by this Agreement or the Debt Commitment Letter to be consummated, in each case, whether based on contract, tort or strict liability or otherwise.

Section 10.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (a) for the provisions of Section 6.4, Section 6.5, Section 10.2, Section 11.1, Section 11.4, Section 11.7, Section 11.8 and Section 11.9 and this Section 10.3

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and (b) nothing herein shall relieve any Party from liability for any knowing and intentional breach (which the Parties acknowledge and agree may include, to the extent determined to be an appropriate measure of damages and proven, the benefit of the bargain lost by such Party or such Party’s equity holders (taking into consideration relevant matters, including the aggregate amount of the Purchase Price, other combination opportunities and the time value of money)) prior to such termination.

ARTICLE 11

GENERAL PROVISIONS

Section 11.1 Fees and Expenses. Subject to Section 6.6(b) (D&O Tail Fees), Section 6.7 (HSR Fees), and Section 7.6 (Certain Taxes and Fees), all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that if the transactions contemplated by this Agreement are consummated, all Transaction Expenses not paid by the Company prior to the Closing shall be paid by Purchaser, with appropriate adjustment to the Purchase Price pursuant to Section 2.7.

Section 11.2 Amendment and Modification. This Agreement may be amended, modified or supplemented in writing by the Company and Purchaser at any time prior to the Closing Date. After Closing, this Agreement may be amended, modified or supplemented in writing by Purchaser and the Sellers. Notwithstanding anything herein to the contrary, any amendment or modification of this Section 11.2 or Section 10.2(c), Section 11.7, Section 11.8, Section 11.9, Section 11.11 or Section 11.14 that is materially adverse to the Debt Financing Sources or Debt Financing Source Related Parties shall not be made without the prior written consent of such Debt Financing Sources.

Section 11.3 Waiver. At any time prior to the Closing, Purchaser may, with respect to the Company, and the Company may, with respect to Purchaser, and at any time after the Closing, Purchaser may, with respect to the Sellers, and the Sellers may, with respect to Purchaser, by action taken in writing, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first (1st)

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Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a) if to Purchaser, and following the Closing, to the Company to:

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

Attention:	Donald F. McAleenan
Facsimile:	(214) 880-3577
Email:	Don.McAleenan@bldr.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

920 North King Street

Wilmington, Delaware 19801

Facsimile:	(302) 434-3090
Attention:	Robert B. Pincus
Email: bob.pincus@skadden.com

if to any Seller, and prior to the Closing, to the Company, to:

c/o FMR LLC

245 Summer Street

Boston, MA 02210

Attention:	Jay Freedman, Senior Vice President and Deputy General Counsel
Facsimile:	(617) 563-7106
Email: Jay.Freedman@fmr.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention:	Stuart Cable, Martin Carmichael and Amber R.E. Dolman
Facsimile:	(617) 523-1231

Email:	SCable@goodwinprocter.com MCarmichael@goodwinprocter.com ADolman@goodwinprocter.com

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Section 11.5 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. References to “the transactions contemplated hereby” or “the transactions contemplated by this Agreement” shall be references to, and shall include (i) the purchase and sale of the Company LLC Interests pursuant to this Agreement and (ii) the other transactions contemplated under this Agreement, other than the Reorganization.

Section 11.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the Parties with respect to the subject matter of this Agreement. No Party shall be under any legal obligation to enter into or complete the transactions contemplated by this Agreement unless and until this Agreement shall have been executed and delivered by each of the Parties.

Section 11.7 No Third-Party Beneficiaries. Except: (a) as provided in Section 6.6(c) and, with respect to Indemnified Parties, Article 9; and (b) with respect to the Debt Financing Sources and the Debt Financing Sources Related Parties, which shall be express third party beneficiaries of and shall be entitled to enforce the provisions (solely as such provision relates to such Debt Financing Sources and Debt Financing Sources Related Parties in such capacity as third party beneficiary) solely with respect to Section 10.2(c), Section 11.2, this Section 11.7, Section 11.8, Section 11.9, Section 11.11 and Section 11.14, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 11.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 11.9 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such

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action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything in this Section 11.9 to the contrary, the Parties hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any action brought against any Debt Financing Source or Debt Financing Sources Related Party in connection with the transactions contemplated under this Agreement.

Section 11.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without (a) prior to the Closing, the prior written consent of Purchaser (in the case of an assignment by the Company) or the Company (in the case of an assignment by Purchaser) and (b) after the Closing, the prior written consent of Purchaser (in the case of an assignment by the Sellers) or the Sellers (in the case of an assignment by Purchaser), and any such assignment without such prior written consent shall be null and void; provided, however, that Purchaser may at any time, and without the consent of any other Party, (i) assign its rights or obligations under this Agreement to one of its Affiliates or (ii) assign its rights under Article 9 to the Financing Sources, provided that, in the case of any assignment (including any assignment pursuant to the foregoing clause (i) or (ii), such assignment shall not limit the assignor’s obligations hereunder (including, in the case of Purchaser, the obligation to pay the Purchase Price). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.11 Specific Performance.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions (including the obligation of the Parties to consummate the transactions contemplated by this Agreement and the obligation of Purchaser to pay, and the Sellers’ right to receive, the Purchase Price pursuant to this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement). The Parties acknowledge and agree that the Parties shall be entitled to an injunction,

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specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (provided that the Company and/or the Sellers may cause Purchaser to specifically perform its obligations to effect the Closing solely as provided in Section 11.11(b)). Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the Parties hereby further acknowledge and agree that, the Company and the Sellers shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, Section 6.7 and 6.10 by Purchaser. The Parties agree that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other Party or Parties have an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. No Party shall be required to provide any bond or other security in connection with any order or injunction enforcing, or to prevent breaches of, this Agreement. To the extent any Party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (A) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding, or (B) such other time period established by the court presiding over such action, suit or proceeding (it being understood that this Section 11.11 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Commitment Letter (including the expiration or termination provisions thereof)).

(b) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company and the Sellers shall be entitled to an injunction, specific performance and/or other equitable remedies to specifically enforce Purchaser’s obligation to effect the Closing on the terms and conditions set forth in this Agreement only if (i) all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied (other than those conditions that, by their terms, cannot be satisfied until the Closing but which are capable of being satisfied at the Closing), (ii) the Company and the Sellers have irrevocably confirmed in a written notice to Purchaser that the Company and the Sellers stand ready, willing and able to consummate the Closing if specific performance is granted and the Equity Financing and the Debt Financing are funded and Purchaser complies with its obligations to effect the Closing pursuant to the terms of this Agreement, then the Closing would occur, (iii) the amounts committed to be funded under the Debt Commitment Letter have been funded or will be funded at the Closing if the amounts under the Equity Commitment Letter are funded at Closing, and (iv) Purchaser fails to consummate the Closing under the two periods defined in Section 2.3.

(c) The Parties acknowledge and agree that in no event shall the Company or the Sellers be entitled to (i) obtain both specific performance pursuant to this Section 11.11 and the Reverse Termination Fee or (ii) seek specific performance after the Reverse Termination Fee has been paid in full; provided that nothing herein shall prevent the Company or any Seller from simultaneously seeking specific performance and, in the alternative, payment of the Reverse Termination Fee.

(d) Without limiting the foregoing right of the Acquired Companies or Seller to cause Purchaser to comply with this Agreement, in no event shall the Acquired Companies (prior to the Closing Date) or any Seller itself be entitled to seek the remedy of specific performance of the Debt Commitment Letters against the Debt Financing Sources or any Debt Financing Source Related Party.

87

Section 11.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING).

Section 11.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 11.16 Electronic Signature. This Agreement may be executed by facsimile signature or any other form of electronic transmission of signature and a facsimile or any other form of electronically transferred signature shall constitute an original for all purposes.

Section 11.17 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 11.18 No Presumption Against Drafting Party. Each of Purchaser, the Sellers and the Company acknowledges that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Floyd F. Sherman
Name:	Floyd F. Sherman
Title:	Chief Executive Officer

PROBUILD HOLDINGS LLC

By:	/s/ Robert H. Marchbank
Name:	Robert H. Marchbank
Title:	Chief Executive Officer

FMR LLC

By:	/s/ Michael F. Wilens
Name:	Michael F. Wilens
Title:	Authorized Person

PROBUILD CAPITAL LLC

By:	/s/ Paul L. Mucci
Name:	Paul L. Mucci
Title:	President

LANOGA CORPORATION

By:	/s/ Robert H. Marchbank
Name:	Robert H. Marchbank
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Securities Purchase Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

PROBUILD HOLDINGS, INC.

By:	/s/ Robert H. Marchbank
Name:	Robert H. Marchbank
Title:	Chief Executive Officer

90

Exhibit A

CONTRIBUTION AND ASSIGNMENT AGREEMENT

This Contribution and Assignment Agreement (this “Agreement”) is entered into as of April 13, 2015, by and among ProBuild Holdings, LLC, a Delaware limited liability company (the “Company”), Lanoga Corporation, a Minnesota corporation (“Lanoga”), ProBuild Capital LLC, a Delaware limited liability company (“PB Capital”), and ProBuild Holdings, Inc., a Delaware corporation (“PBHI” and, together with Lanoga and PB Capital, the “Transferors”). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement (as defined below).

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, Builders FirstSource, Inc. (“Purchaser”) and the Company are entering into a Securities Purchase Agreement, dated as of April 13, 2015 (as amended and in effect, the “Purchase Agreement”), by and among (i) Purchaser, (ii) the Company, and (iii) the Sellers;

WHEREAS, (i) PB Capital owns all of the outstanding Equity Interests of PBREH (the “PBREH Interests”) and (ii) Lanoga owns (A) all of the outstanding Equity Interests of DBFC (the “DBFC Interests”) and (B) all of the outstanding Equity Interests of Builder’s Capital (the “BC Interests” and, together with the PBREH Interests and the DBFC Interests, the “Transferred Interests”);

WHEREAS, each Transferor shall, and shall cause its Affiliates (other than the Acquired Companies) to, contribute, assign, transfer, convey and deliver to the Company all of the assets and liabilities held by or in such Transferor’s name (including the Transferred Interests), other than the Retained Assets (collectively, the “Transferred Assets”), on the terms and subject to the conditions set forth herein;

WHEREAS, in consideration of the Contribution (as defined below), (i) the Company shall assume all of the liabilities of a Transferor that are not Retained Liabilities (collectively, the “Assumed Liabilities”) and (ii) issue to each Transferor the Company LLC Interests in the amounts to be set forth opposite such Transferor’s name on Schedule B hereto at the Reorganization Closing; and

WHEREAS, FMR and Lanoga are the only members of the Company and parties to the Second Amended and Restated Operating Agreement of the Company (as amended and in effect, the “Operating Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1. Contribution; Issuance of Company LLC Interests.

(a) Subject to and in reliance upon the terms, provisions and conditions of this Agreement (including, without limitation, Section 4 below), at or prior to the Reorganization Closing (as defined below), each Transferor shall contribute, assign, transfer, convey and deliver to the Company, and the Company shall acquire and accept, all of such Transferor’s right, title and interests in the Transferred Assets, free and clear of all Encumbrances (except, in the case of the Transferred Interests, (w) Encumbrances arising under the Loan and Security Agreement, (x) restrictions on transfer imposed by federal and state securities Laws, (y) pursuant to the Operating Agreement or (z) the obligations of the Transferors pursuant to the Purchase Agreement) (the “Contribution”), including, without limitation:

(i) the Real Property Leases and Contracts listed on Schedule 1(a)(i) hereto (collectively, the “Assigned Contracts”);

(ii) the Intellectual Property used or held for use in any of the businesses of the Acquired Companies, including that listed on Schedule 1(a)(ii) hereto, and all rights and remedies against past, present and future infringement, misappropriation or other violations thereof; and

(iii) the Employee Plans and the sponsorship thereof listed on Schedule 1(a)(iii) hereto.

Notwithstanding anything herein to the contrary, the Transferred Assets shall not include (A) the assets listed on Schedule A hereto (the “Retained Assets”) or (B) the liabilities listed on Schedule A hereto (the “Retained Liabilities”).

(b) In consideration of the Contribution:

(i) the Company shall assume and shall, from and after the Reorganization Closing, perform, satisfy and discharge when due the Assumed Liabilities (provided that, notwithstanding anything herein to the contrary, the Assumed Liabilities shall not include the Retained Liabilities); and

(ii) at the Reorganization Closing, (A) the Company shall issue to each Transferor the Company LLC Interests set forth opposite such Transferor’s name on Schedule B to be attached hereto and (B) the Operating Agreement shall be amended order to (x) admit each of PB Capital and PBHI as a member of the Company and (y) reflect the issuance of Company LLC Interests as set forth on Schedule B to be attached hereto; provided that the Transferors shall deliver a copy of Schedule B to Purchaser not less than three (3) Business Days before the Reorganization Closing, and this Agreement shall, subject to Section 7(a), be amended by such Schedule B.

The Contribution, together with the assumption of the Assumed Liabilities pursuant to Section 1(b)(i) and the issuances of Company LLC Interests pursuant to Section 1(b)(ii), are collectively referred to herein as the “Reorganization.”

(c) Notwithstanding anything contained herein, the Transferor may make all or any portion of the Contribution at any time or from time to time prior to the Reorganization Closing, and any such portion of the Contribution shall be deemed to have been transferred to the Company effective as of the actual date of the transfer. In the event that any portion of the Contribution is made prior to the Reorganization Closing, at the Reorganization Closing, the Transferors shall provide a certificate to the Company certifying as to the actual Transferred Assets transferred and liabilities assumed prior thereto and the effective date of such portion of the Contribution.

2. Conditions to Transferors’ Obligation. The Transferors obligation to effect the Contribution is subject to the condition that all conditions to the Parties’ obligations under Article 8 of the Purchase Agreement shall have been satisfied (other than those conditions that, by their terms, cannot be satisfied until Closing, but which are capable of being satisfied at the Closing) and there shall have been no termination of the Purchase Agreement pursuant to its terms.

3. Closing Deliveries. At the Reorganization Closing, in order to effectuate the Reorganization, the Company shall, and the applicable Transferor shall, duly execute and deliver assignment and assumption agreements (the “Assignment and Assumption Agreement”), bills of sale (the “Bills of Sale”) and intellectual property assignments (the “IP Assignments”), as applicable, and in each case in a form mutually agreeable to Purchaser, the Company and such Transferor.

4. Nonassigned Assets. Notwithstanding anything to the contrary herein, this Agreement, shall not constitute an agreement to assign or transfer any Assigned Contract or any other Transferred Asset that is not assignable or transferable without the consent of any Person (other than the Transferors or any of their respective Affiliates) to the extent that such consent shall not have been obtained prior to the Reorganization Closing (each, a “Nonassigned Asset”); provided, however, that each Transferor shall use, both prior to and for eighteen (18) months after the Reorganization Closing, commercially reasonable efforts to obtain all necessary consents to the assignment and transfer of each Nonassigned Asset; provided, further, that, except as otherwise provided in the Purchase Agreement, no Transferor or any Affiliate thereof shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in connection with such efforts. With respect to any Nonassigned Asset, for a period beginning on the Reorganization Closing and ending on the earlier of (i) the time such requisite consent is obtained and such Nonassigned Asset is transferred and assigned to the Company and (ii) the date that is eighteen (18) months after the date of the Reorganization Closing, each Transferor shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide to the Company substantially comparable benefits thereof and shall enforce, at the request of and for the benefit of the Company, and at the expense of the Company, any rights of such Transferor or its Affiliates arising thereunder against any Person, including the right to seek any available remedies or to elect to terminate in accordance with the terms thereof upon the advice of the Company. As a condition to the obligations of the Transferors and their respective Affiliates to provide the Company with benefits of any Nonassigned Asset, the Company shall perform, in accordance with the terms of (or the terms governing) such Nonassigned Asset, the obligations of such Transferor (or Affiliate thereof) under such Nonassigned Asset.

5. Closing. The closing of the transactions contemplated hereby (the “Reorganization Closing”) will take place immediately prior to the Closing, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, or at such other place as agreed to by the parties hereto. At or prior to the Reorganization Closing:

(a) the Transferors will execute and deliver an amendment to the Operating Agreement in accordance with Section 1(b)(ii)(B), an executed copy of which shall be delivered to Purchaser at the Closing;

(b) the Company will (i) issue to each Transferor the number of Company LLC Interests set forth opposite such Transferor’s name on Schedule B and (ii) admit each Transferor (other than Lanoga) as a member of the Company; and

(c) each Transferor and the Company will execute and deliver the Assignment and Assumption Agreements, the Bills of Sale and the IP Assignments, as applicable.

6. Tax Treatment. For U.S. federal income tax purposes, the Reorganization constitutes a tax-free exchange under Section 721 of the Code. All parties shall file all tax returns consistent with the foregoing and no party shall take any position inconsistent with the foregoing for U.S. federal income tax purposes.

7. Miscellaneous.

(a) This Agreement may be amended, modified or supplemented only with the prior written consent of Purchaser and in a writing signed by the Company and the Transferors. Any party may, with respect to such party, by action taken in writing, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if consented to in advance in writing by Purchaser and set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

(b) All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (ii) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (iii) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (iv) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

if to the Company to:

c/o Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

Attention:	Donald F. McAleenan
Facsimile:	(214) 880-3577
Email:	Don.McAleenan@bldr.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

920 North King Street

Wilmington, Delaware 19801

Facsimile:	(302) 434-3090
Attention:	Robert B. Pincus
Email: bob.pincus@skadden.com

if to any Transferor to:

c/o FMR LLC

245 Summer Street

Boston, MA 02210

Attention:	Jay Freedman, Senior Vice President and Deputy General Counsel
Facsimile:	(617) 563-7106
Email: Jay.Freedman@fmr.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention:	Stuart Cable, Martin Carmichael and Amber R.E. Dolman
Facsimile:	(617) 523-1231

Email:	SCable@goodwinprocter.com MCarmichael@goodwinprocter.com ADolman@goodwinprocter.com

(c) When a reference is made in this Agreement to a Section or Schedule such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

(d) This Agreement (including the Schedules attached hereto), together with the Purchase Agreement (and all schedules and exhibits thereto), constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter of this Agreement. No party shall be under any legal obligation to enter into or complete the transactions contemplated by this Agreement unless and until this Agreement shall have been executed and delivered by each of the parties.

(e) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that Purchaser shall be an express third party beneficiary of this Agreement and shall be entitled to enforce the provisions of this Agreement.

(f) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(g) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of Purchaser and each of the parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

(i) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. The parties agree that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party or parties have an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. No party shall be required to provide any bond or other security in connection with any order or injunction enforcing, or to prevent breaches of, this Agreement.

(j) Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(k) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING).

(l) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile signature or any other form of electronic transmission of signature and a facsimile or any other form of electronically transferred signature shall constitute an original for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Contribution and Assignment Agreement as of the date first set forth above.

COMPANY:

PROBUILD HOLDINGS LLC

By:	/s/ Robert H. Marchbank
Name:	Robert H. Marchbank
Title:	Chief Executive Officer

TRANSFERORS:

LANOGA CORPORATION

By:	/s/ Robert H. Marchbank
Name:	Robert H. Marchbank
Title:	Chief Executive Officer

PROBUILD CAPITAL LLC

By:	Star Horizon Management LLC, its Manager

By:	/s/ Paul L. Mucci
Name:	Paul L. Mucci
Title:	President

PROBUILD HOLDINGS, INC.

By:	/s/ Robert H. Marchbank
Name:	Robert H. Marchbank
Title:	Chief Executive Officer

[Signature Page to Contribution and Assignment Agreement]

Exhibit B

ESCROW AGREEMENT

This Escrow Agreement, dated as of [            ], 2015, is by and among Builders FirstSource, Inc., a Delaware corporation (“Purchaser”), FMR LLC, a Delaware limited liability company (“FMR”), Lanoga Corporation, a Minnesota corporation (“Lanoga”), ProBuild Capital LLC, a Delaware limited liability company (“PB Capital”), and ProBuild Holdings, Inc., a Delaware corporation (together with FMR, Lanoga and PB Capital the “Sellers” and, together with Purchaser, the “Escrow Parties”), and BNY Mellon, National Association, a national banking association with its principal place of business at BNY Mellon Center, Pittsburgh, PA 15258 (the “Escrow Agent”).

WHEREAS, Purchaser has agreed to acquire from the Sellers all of the outstanding equity interests in ProBuild Holdings LLC, a Delaware limited liability company (the “Company”), in accordance with the terms and conditions of the Securities Purchase Agreement dated as of April [    ], 2015, by and among Purchaser, the Company and the Sellers (the “Purchase Agreement”); and

WHEREAS, the Purchase Agreement requires Purchaser to wire funds to the Escrow Agent on the date hereof solely for purposes of adjustments to the Purchase Price and the satisfaction of certain obligations to provide indemnification, in each case pursuant to the terms and conditions of the Purchase Agreement; and

WHEREAS, the parties hereto desire to set forth their understandings with regard to the escrow account established by this Agreement; and

WHEREAS, capitalized terms not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Appointment of Agent. The Escrow Parties appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms of this Agreement, and the Escrow Agent accepts such appointment.

2. Establishment of Escrow. Upon the execution of this Agreement, (a) Purchaser shall cause $[16,250,000] to be deposited with the Escrow Agent (the “Initial Deposit”), and the Escrow Agent shall promptly upon request acknowledge to the Escrow Parties or any of them receipt of any funds so deposited; and (b) Purchaser and the Sellers shall deliver one fully executed copy (original or PDF) of this Agreement to the Escrow Agent in accordance with the Notice section below. The Escrow Parties shall notify the Escrow Agent by electronic mail of any additional funds deposited or to be deposited pursuant to Section 2.7(e) of the Purchase Agreement or otherwise (each such additional deposit, an “Additional Deposit” and, together with the Initial Deposit, the “Escrow Deposit”), whereupon any Additional Deposit so deposited shall become part of the Escrow Fund. The Initial Deposit and all additional amounts now or hereafter deposited with the Escrow Agent (including any Additional Deposit), together with all interest, dividends and other income earned thereon, shall be referred to as the “Escrow Fund.” The Escrow Parties acknowledge that the sum held in escrow hereunder may be reduced or increased from time to time during the term hereof pursuant to the terms of this Agreement and the Purchase Agreement. Accordingly, the term “Escrow Fund” shall refer both to the Initial Deposit and to such lesser or greater amount as may be held pursuant hereto at any point during the term hereof.

3. Customer Identification and TIN Certification; Tax Matters. To help the government fight the funding of terrorism and money laundering activities, Federal laws require all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account. Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number, and other information, such as date of birth for individuals, for each individual and business entity that is a party to this Agreement. For individuals signing this Agreement on their own behalf or on behalf of another, the Escrow Agent requires a copy of a driver’s license, passport or other form of photo identification. For business and other entities that are parties to this Agreement, the Escrow Agent will require such documents, as it deems necessary to confirm the legal existence of the entity.

At the time of or prior to execution of this Agreement, each Escrow Party shall provide a tax identification number for tax reporting purposes and shall provide to the Escrow Agent a completed IRS Form W-9 (or the appropriate IRS Form W-8, in the case of non U.S. persons), and every individual executing this Agreement on behalf of an Escrow Party shall provide to the Escrow Agent a copy of a driver’s license, passport or other form of photo identification acceptable to the Escrow Agent. The Escrow Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may require in order to comply with its established practices, procedures and policies.

The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Fund in accordance with the IRS Form W-9 (or IRS Form W-8, if applicable) information provided to the Escrow Agent by Purchaser. The Escrow Parties understand that, in the event a tax identification number is not certified to the Escrow Agent, the Internal Revenue Code of 1986, as amended from time to time (the “Code”), may require withholding of a portion of any such interest or other income earned on or with respect to the Escrow Fund.

The Escrow Parties agree that to the extent permitted by applicable law, solely for income tax purposes, Purchaser shall be treated as owning the Escrow Funds, and all interest and earnings earned from the deposit of the Escrow Fund (including any compounding thereof), or any portion thereof, shall be allocable to Purchaser in accordance with Section 468B(g) of the Code and Proposed Treasury Regulations Section 1.468B-8.

The Escrow Agent shall have no duty to prepare or file any information reports (including without limitation IRS Forms 1099-B) other than such information reports of interest earned on or with respect to the Escrow Fund as the Escrow Agent is required to prepare and file in the ordinary course of its business.

2

Within 45 days of the release and delivery of the Escrow Fund (or any portion thereof) to the Sellers, the Sellers and Purchaser shall in good faith determine an accounting of the payment, for tax purposes, setting forth the amount of the payment that constitutes interest and the amount of the payment that constitutes principal, computed in accordance with the principles of Sections 483 and 1274 of the Code and the Treasury Regulations promulgated thereunder. The Escrow Parties shall file all tax returns on a basis consistent with the foregoing and take no inconsistent position on any tax return, in any audit or similar proceeding before any governmental authority, or otherwise, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. law).

4. Deposit of the Escrow Fund. The Escrow Agent shall deposit the Escrow Fund in one or more deposit accounts at BNY Mellon, National Association in accordance with such joint written instructions and directions as may from time to time be provided to the Escrow Agent by both Purchaser and the Sellers. In the event that the Escrow Agent does not receive such joint written instructions, the Escrow Agent shall deposit the Escrow Fund in a business savings account at BNY Mellon, National Association. Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy. The Escrow Agent shall not be responsible for any loss due to interest rate fluctuation or early withdrawal penalty. The Escrow Parties understand that deposits of the Escrow Fund are not necessarily insured by the United States Government or any agency or instrumentality thereof, or of any state or municipality, and that such deposits do not necessarily earn a fixed rate of return. In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits made pursuant to this Section 4, other than as a result of the gross negligence or willful misconduct of the Escrow Agent.

5. Release of the Escrow Fund.

(a) At any time or times on or before [                    ]1 (the “Escrow Release Date”), Purchaser may make claims (each, a “Claim”) against the Escrow Fund (x) in the event of any Deficit, by delivering notice to the Sellers within three (3) Business Days after the Determination Date pursuant to Section 2.7(e) of the Purchase Agreement (a “Purchase Price Adjustment Claim”) and/or (y) in accordance with Article 9 of the Purchase Agreement (an “Indemnification Claim”).

i.	In the case of a Purchase Price Adjustment Claim, Purchaser shall provide written notice of any such Purchase Price Adjustment Claim to the Sellers in accordance with the Purchase Agreement. Within two (2) Business Days of delivery of notice of the Purchase Price Adjustment Claim to the Sellers, Purchaser and the Sellers shall deliver Joint Written Instructions (as hereinafter defined) to the Escrow Agent directing the Escrow Agent to release to Purchaser an amount equal to the Deficit (which Joint Written Instructions shall set forth the amount of the Deficit, and the Escrow Agent shall be entitled to rely on such Joint Written Instructions without inquiry), and the Escrow Agent shall release such amount from the Escrow Fund to

[1]	To be eighteen (18) months following the Closing.

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Purchaser to the account specified by such Joint Written Instructions within three (3) business days after the Escrow Agent’s receipt of such Joint Written Instructions or as soon thereafter as possible using commercially reasonable efforts.

ii.	In the case of an Indemnification Claim, Purchaser shall provide written notice of any such Indemnification Claim to the Sellers in accordance with the Purchase Agreement and shall simultaneously send a copy of such written notice (a “Claim Notice”) to the Escrow Agent. The Sellers shall have twenty (20) calendar days from the Escrow Agent’s receipt of any such Claim Notice to respond to such Indemnification Claim. If the Sellers agree with such Indemnification Claim (an “Agreed Claim”), then the Sellers shall deliver a written notice (“an “Agreed Claim Notice”) to Purchaser and the Escrow Agent within such twenty (20) calendar day period acknowledging such agreement and directing, in writing, the Escrow Agent to release to Purchaser an amount equal to the amount claimed by Purchaser in such Claim Notice, and the Escrow Agent shall release such amount from the Escrow Fund to Purchaser to the account specified by Purchaser in writing within three (3) business days after the Escrow Agent’s receipt of such Agreed Claim Notice or as soon thereafter as possible using commercially reasonable efforts. In the event the Sellers shall dispute such Indemnification Claim, in whole or in part, the Sellers shall within such twenty (20) calendar day period deliver written notice to Purchaser and the Escrow Agent (a “Claim Objection”) notifying each of the nature and basis of such dispute and the amount of the Claim disputed. If the Escrow Agent receives a Claim Objection within such twenty (20) calendar day period, the Escrow Agent shall continue to hold, in accordance with the terms of this Agreement, the portion of the Claim amount specified by the Sellers as disputed in such Claim Objection and release the remaining undisputed portion of the Indemnification Claim amount to Purchaser to the account specified by Purchaser in writing. In the event the Escrow Agent does not receive either an Agreed Claim Notice or a Claim Objection within such twenty (20) calendar day period, such claim shall be deemed for all purposes hereof to be an Agreed Claim and the dollar amount of such Indemnification Claim set forth in such Claim Notice shall be deemed to be final, undisputed and conclusive for purposes of this Agreement and the Escrow Agent shall pay to Purchaser such amount within three (3) business days after the last day of such twenty (20) calendar day period or as soon thereafter as possible using commercially reasonable efforts.

(b) Within two (2) business days after the Escrow Release Date or as soon thereafter as possible using commercially reasonable efforts, the Escrow Agent shall disburse to the Sellers, pro rata in accordance with the percentage interests set forth in Exhibit C hereto and the payment instructions set forth in Exhibit B hereto, (i) the then remaining balance of the Escrow Fund minus, without duplication, (ii) the sum of (A) the amounts to be released to Purchaser pursuant to any Joint Written Instructions delivered to the Escrow Agent as of the Escrow Release Date in accordance with Section 5(a)(i) above (but only to the extent such amounts have

4

not as of such time been paid to Purchaser) plus (B) Claim Notices delivered to the Escrow Agent as of the Escrow Release Date and not yet objected to by the Sellers in accordance with Section 5(a)(ii) above minus (iii) the sum of all amounts specified by the Sellers in Claim Objections delivered on or prior to the Escrow Release Date that remain unresolved and subject to dispute as of the Escrow Release Date.

(c) If the Escrow Agent receives a Claim Objection as provided above, the Escrow Agent shall not disburse the disputed portion thereof pending either: (i) the Escrow Agent’s receipt of Joint Written Instructions from Purchaser and the Sellers specifying the agreement of such parties as to the action to be taken with respect to such Claim (any instructions with respect to an Indemnification Claim under Article 9 of the Purchase Agreement to be referred to as “Indemnity Payment Instructions”) or (ii) receipt by the Escrow Agent of a final non-appealable judgment, decree or order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by an authorized representative of Purchaser or a Seller, which judgment, decree or order has determined whether and to what extent Purchaser is entitled to the amount requested in such Claim Notice (such notice and decision with respect to an Indemnification Claim under Article 9 of the Purchase Agreement to be referred to as, collectively, an “Indemnity Determination Order”). A copy of such Indemnity Determination Order shall also be sent by Purchaser or a Seller, as the case may be, to the other party concurrently with the delivery thereof to the Escrow Agent. Within three (3) business days after receipt of Indemnity Payment Instructions or an Indemnity Determination Order or as soon thereafter as possible using commercially reasonable efforts, the Escrow Agent shall disburse amounts from the Escrow Fund in accordance with the instructions specified in the Indemnity Payment Instructions or Indemnity Determination Order, as the case may be. In no event shall the Escrow Agent be responsible for any fee or expense of any party to any proceeding. Any judgment, decree or order delivered to the Escrow Agent shall be accompanied by a certificate of the presenting party to the effect that such judgment is final and from a court of competent jurisdiction or administrative agency having proper authority and that the judgment, decree or order has determined whether and to what extent Purchaser is entitled to the amount requested in the applicable Claim Notice, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation or inquiry.

(d) Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives written instructions from all of the Escrow Parties, or their respective successors or assigns, substantially in the form of Exhibit A, as to the disbursement of the Escrow Fund or any portion thereof (“Joint Written Instructions”), the Escrow Agent shall disburse the Escrow Fund pursuant to such Joint Written Instructions. The Escrow Agent shall have no obligation to follow any directions set forth in any Joint Written Instructions unless and until the Escrow Agent is satisfied, in its sole discretion, that the persons executing said Joint Written Instructions are authorized to do so.

(e) Unless otherwise set forth in Joint Written Instructions, at the time of any distribution of the Escrow Deposit, an additional amount shall be paid out to the Escrow Party (or Escrow Parties) receiving such portion of the Escrow Deposit at such time equal to (i) the aggregate amount of all interest and income posted to the account in which the Escrow Deposit is held through the date of such distribution (including any interest and income previously distributed hereunder) multiplied by (ii) a fraction (x) the numerator of which is the amount of

5

such distribution less any portion of such distribution that is identified in the Joint Written Instructions as consisting of interest on a Loss and (y) the denominator of which is (1) the aggregate amount of the Initial Deposit and all Additional Deposits minus (2) the amount of any prior distributions of the Escrow Deposit.

(f) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Escrow Fund, the Escrow Agent shall release the balance in the Escrow Fund and shall have no liability or responsibility to the Escrow Parties for any deficiency.

6. Methods of Payment. All payments required to be made by the Escrow Agent under this Agreement shall be made by wire transfer or by check in accordance with written payment instructions provided to the Escrow Agent by the party receiving the funds. Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent’s normal funds transfer procedures in effect from time to time. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by any of the Escrow Parties. The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the Escrow Parties for failing to do so on any other occasion. Any such verification may include, but not be limited to, a telephone call to the party receiving the funds or to one or more of the Escrow Parties in accordance with Section 14. The Escrow Parties agree that any such call back is a commercially reasonable security procedure and that the Escrow Agent may record such calls according to the Escrow Agent’s standard operating procedures or as the Escrow Agent deems appropriate for security and/or service purposes. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number. Attached as Exhibit B is the wire transfer information for the Escrow Parties. The Escrow Parties shall promptly notify the Escrow Agent of any changes to their wire transfer information contained in Exhibit B and the Escrow Agent may rely on the wire transfer information contained in Exhibit B until notified of a change in writing.

7. Responsibilities and Liability of Escrow Agent.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between any of the Escrow Parties and/or any other third party or as to which the escrow relationship created by this Agreement relates, including without limitation any documents referenced in this Agreement.

(b) Limitations on Liability of Escrow Agent. Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction,

6

other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (ii) in assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Agreement or the Escrow Agent’s duties, has been duly authorized to do so, and (iii) in acting or failing to act in good faith on the advice of any counsel retained by the Escrow Agent. The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any action taken under circumstances not constituting bad faith, willful misconduct or gross negligence.

In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of: (x) any Escrow Party or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (y) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent.

Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising out of or in connection with the Escrow Agent’s services, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with Joint Written Instructions or an order of a court with jurisdiction over the Escrow Agent. The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of the Escrow Parties as provided in subsections (c) or (d) immediately below, institute or defend such proceedings.

(c) Indemnification of Escrow Agent. The Escrow Parties jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any and all claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or

7

alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence.

(d) Authority to Interplead. The Escrow Parties authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court. In the event of any dispute under this Agreement, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

8. Termination. This Agreement and all the obligations of the Escrow Agent under this Agreement (other than pursuant to Section 3) shall terminate upon the earliest to occur of the release of the entire Escrow Fund by the Escrow Agent in accordance with this Agreement and the deposit of the Escrow Fund by the Escrow Agent in accordance with Section 7(d) hereof.

9. Removal of Escrow Agent. The Escrow Parties acting together shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. The Escrow Parties agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. The Escrow Agent shall deliver all of the remaining balance of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of such remaining balance of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

10. Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than thirty (30) days’ prior written notice of such resignation to the Escrow Parties, specifying the date when such resignation will take effect. Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise. In the event of such resignation, the Escrow Parties agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within thirty (30) days of notice of such resignation. The Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent. The Escrow Agent shall deliver all of the then remaining balance of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

11. Accounting. On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Fund, all interest earned and all distributions made, which statements shall be delivered to the following address(es) set forth below (limit of five):

Address 1:

Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Attention:	Donald F. McAleenan
Chad Crow

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Address 2:

c/o FMR LLC
245 Summer Street
Boston, MA 02210
Attention:	Jay Freedman, Senior Vice President and Deputy General Counsel

12. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3 and Section 7 shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.

13. Escrow Agent Fees, Costs, and Expenses. The Escrow Agent shall charge a wiring fee of $30 per wire transfer, which fee shall be borne by Purchaser (for the avoidance of doubt, such wiring fee shall be the sole fee charged by the Escrow Agent in connection with this Agreement). The Escrow Parties agree that Escrow Agent shall be entitled to pay itself for any unpaid fees, expenses or other amounts owed to the Escrow Agent out of the amounts held in the Escrow Fund and grant to the Escrow Agent a first priority security interest in the Escrow Fund to secure all obligations owed by them to the Escrow Agent under this Agreement. The Escrow Parties further agree that the Escrow Agent shall be entitled to withhold any distribution otherwise required to be made from the Escrow Fund if any fees, expenses or other amounts owed to the Escrow Agent remain unpaid on the date such distribution would otherwise be made.

14. Notices. All notices under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served: when personally delivered to any individual party; or on the first (1st) business day after the date of deposit with an overnight courier for next day delivery, postage paid; or on the third (3rd) business day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid; or upon receipt of a telecopy, fax, e-mail or similar transmission during normal business hours, as evidenced by mechanical confirmation of such telecopy, fax or similar transmission; or when sent, if sent by electronic mail, addressed in all cases to the party at his or its address set forth below, or to such other address as such party may designate, provided that notices will be deemed to have been given to the Escrow Agent on the actual date received. Any notice, request, demand, claim, or other communication hereunder directing the Escrow Agent to act or to refrain from acting shall include signatures of the authorized representative(s) of the requesting parties, and in the case of electronic mail the signature shall be contained on a non-editable attachment (e.g. PDF) to the electronic mail.

If to Purchaser, and following the Closing (as defined in the Purchase Agreement), to the Company to:

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

Attention:	Donald F. McAleenan
Facsimile:	(214) 880-3577
Email:	Don.McAleenan@bldr.com

9

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

920 North King Street

Wilmington, Delaware 19801

Facsimile: (302) 434-3090

Attention: Robert B. Pincus

Email: bob.pincus@skadden.com

if to any Seller, and prior to the Closing, to the Company, to:

c/o FMR LLC

245 Summer Street

Boston, MA 02210

Attention:	Jay Freedman, Senior Vice President and Deputy General Counsel
Facsimile:	(617) 563-7106

Email: Jay.Freedman@fmr.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention:	Stuart Cable, Martin Carmichael and Amber R.E. Dolman
Facsimile:	(617) 523-1231

Email: SCable@goodwinprocter.com

MCarmichael@goodwinprocter.com

ADolman@goodwinprocter.com

If to the Escrow Agent:

BNY Mellon, National Association, Escrow Agent

c/o Escrow Services

Banking Services Support Center; Suite 154-0655

500 Ross Street

Pittsburgh, PA 15262

Phone: 412.234.7796 / 412.234.2350 / 412.234.8797

Fax: 732.667.4499 / 615.932.4035

Email: escrowservices@bnymellon.com

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with a copy (which shall not constitute notice to the Escrow Agent) to:

Bruce D. Berns, Esq.

Abendroth, Berns & Warner LLC

40 Grove Street, Suite 375

Wellesley, MA 02482

Facsimile: (781) 237-8891

Any notice, except notice by the Escrow Agent, may be given on behalf of any party by its authorized representative. In all cases the Escrow Agent shall be entitled to rely on a copy or a fax or electronic transmission of any document with the same legal effect as if it were the original of such document. The Escrow Parties shall promptly notify the Escrow Agent of any changes to the contact information contained in this Section and the Escrow Agent may rely on the contact information contained in this Section until notified of a change.

To facilitate the performance by the Escrow Agent of its duties and obligations hereunder, including resolving any issues arising hereunder (but not the giving of notice as provided above), the Escrow Parties agree that the Escrow Agent may contact the following representatives of each of the Escrow Parties identified below, or such other individuals as any of the Escrow Parties may identify by written notice to the Escrow Agent:

Purchaser:

Name:	Donald F. McAleenan

Facsimile: (214) 880-3577

Email: Don.McAleenan@bldr.com

Seller:

Name:	Jay Freedman

Facsimile: (617) 563-7106

Email:	Jay.Freedman@fmr.com

15. Modifications; Waiver. This Agreement may not be altered or modified without the express prior written consent of all of the parties to this Agreement. No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

16. Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement,

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the Escrow Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Agreement.

17. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties. This Agreement is freely assignable by the Escrow Parties; provided, however, that no assignment by such party, or it successors or assigns, shall be effective unless prior written notice of such assignment is given to the other parties, including, without limitation, the Escrow Agent; and provided, further, that any assignee satisfies the Escrow Agent’s requirements set forth in Section 3 above. This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to the Escrow Parties, the Escrow Agent may assign this Agreement to an affiliated or successor bank or other qualified bank entity.

18. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

20. Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission, pdf or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes (and such signatures of the parties transmitted by facsimile, pdf or other electronic means shall be deemed to be their original signatures for all purposes).

21. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUILDERS FIRSTSOURCE, INC.

BY:
NAME:
TITLE:

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

FMR LLC

BY:
NAME:
TITLE:

LANOGA CORPORATION

BY:
NAME:
TITLE:

PROBUILD CAPITAL LLC

BY:
NAME:
TITLE:

PROBUILD HOLDINGS, INC.

BY:
NAME:
TITLE:

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BNY MELLON, NATIONAL ASSOCIATION

BY:
NAME:
TITLE:

[Signature Page to Escrow Agreement]

EXHIBIT A

JOINT WRITTEN INSTRUCTIONS

FOR RELEASE OF ESCROW FUNDS

Pursuant to Section 5(d) of the Escrow Agreement dated as of April [    ], 2015, by and among Builders FirstSource, Inc. (“Purchaser”), FMR LLC, a Delaware limited liability company (“FMR”), Lanoga Corporation, a Minnesota corporation (“Lanoga”), ProBuild Capital LLC, a Delaware limited liability company (“PB Capital”), and ProBuild Holdings, Inc., a Delaware corporation (together with FMR, Lanoga and PB Capital the “Sellers” and, together with Purchaser, the “Escrow Parties”), and BNY Mellon, National Association (the “Escrow Agent”), the Escrow Parties hereby instruct the Escrow Agent to release $         from the Escrow Fund in accordance with the following instructions:

Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

Bank Check:

Payee Name:
Mailing Address:

[Signature Pages to Follow]

BUILDERS FIRSTSOURCE, INC.

BY:
NAME:
TITLE:

Date:

FMR LLC

BY:
NAME:
TITLE:

Date:

LANOGA CORPORATION

BY:
NAME:
TITLE:

Date:

PROBUILD CAPITAL LLC

BY:
NAME:
TITLE:

Date:

PROBUILD HOLDINGS, INC.

BY:
NAME:
TITLE:

Date:

[Signature Page to Joint Written Instructions]

EXHIBIT B

WIRE TRANSFER INSTRUCTIONS

BUILDERS FIRSTSOURCE, INC.

Wire Instructions:

Account Name:

Account Number:

Bank Name:

Bank ABA Number:

FMR LLC

Wire Instructions:

Account Name:

Account Number:

Bank Name:

Bank ABA Number:

LANOGA CORPORATION

Wire Instructions:

Account Name:

Account Number:

Bank Name:

Bank ABA Number:

PROBUILD CAPITAL LLC

Wire Instructions:

Account Name:

Account Number:

Bank Name:

Bank ABA Number:

EXHIBIT C

SELLER PRO RATA SHARES

Percentage Interests

FMR LLC	[	]%

Lanoga Corporation	[	]%

ProBuild Capital LLC	[	]%

ProBuild Holdings, Inc.	[	]%

100%

Exhibit C

DEUTSCHE BANK AG	CITIGROUP GLOBAL	CREDIT SUISSE AG
NEW YORK BRANCH	MARKETS INC.	CREDIT SUISSE
DEUTSCHE BANK AG	390 Greenwich Street	SECURITIES (USA) LLC
CAYMAN ISLANDS	New York, New York 10013	Eleven Madison Avenue
BRANCH		New York, New York 10010
DEUTSCHE BANK
SECURITIES INC.
60 Wall Street
New York, New York 10005

KEYBANK NATIONAL ASSOCIATION	SUNTRUST ROBINSON HUMPHREY, INC.
KEYBANC CAPITAL MARKETS INC.	SUNTRUST BANK
127 Public Square	3333 Peachtree Road
Cleveland, Ohio 44114	Atlanta, Georgia 30326

April 13, 2015

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

Attn: Chad Crow

Project Renovation

Commitment Letter

Ladies and Gentlemen:

You have advised Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”, and together with DBCI and DBNY, “DB”), Citi (as defined below), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), KeyBank National Association (“KeyBank”), KeyBanc Capital Markets Inc. (“KeyBanc”), SunTrust Bank (“SunTrust”) and SunTrust Robinson Humphrey, Inc. (“STRH” and together with DB, Citi, Credit Suisse, KeyBank, KeyBanc and SunTrust, and together with any other initial lender or bookrunner that becomes a party hereto after the date hereof, “we”, “us” or the “Commitment Parties”) that Builders FirstSource, Inc., a Delaware corporation (the “Borrower” or “you”) intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of an entity previously identified to us by you as “Renovation” (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B (the “ABL Term Sheet”), C (the “First-Lien Term Sheet”) and D (the “Bridge Term Sheet” and together with the ABL Term Sheet and the First-Lien Term Sheet, the “Term Sheets”; this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit E, collectively, the “Commitment Letter”).

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citigroup USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1.	Commitments.

In connection with the Transactions, (a)(i) SunTrust (in such capacity and together with Citi, CS, DBNY and KeyBank, each in its capacity as an Initial ABL Lender, and together with other Additional Agents appointed in accordance with the terms herein, each an “Initial ABL Lender” and collectively the “ABL Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 25% of the entire aggregate principal amount of the ABL Facility, (ii) Citi is pleased to advise you of its several, but not joint, commitment to provide 25% of the entire aggregate principal amount of the ABL Facility, (iii) CS is pleased to advise you of its several, but not joint, commitment to provide 20% of the entire aggregate principal amount of the ABL Facility, (iv) DBNY is pleased to advise you of its several, but not joint, commitment to provide 20% of the entire aggregate principal amount of the ABL Facility and (v) KeyBank is pleased to advise you of its several, but not joint, commitment to provide 10% of the entire aggregate principal amount of the ABL Facility, (b) (i) DBNY (in such capacity and together with Citi, CS, KeyBank and SunTrust, each in its capacity as an Initial First-Lien Lender, and together with other Additional Agents appointed in accordance with the terms herein, each an “Initial First-Lien Lender” and collectively the “Initial First-Lien Lenders”) is pleased to advise you of its, several but not joint, commitment to provide 30% of the entire aggregate principal amount of the First-Lien Facility (and hereby commits to provide 30% of the entire amount of any increase or differing amounts required as a result of the exercise of the “market flex” provisions of the fee letter dated the date hereof by and among us and you, (the “Fee Letter”)), (ii) Citi is pleased to advise you of its, several but not joint, commitment to provide 25% of the entire aggregate principal amount of the First-Lien Facility (and hereby commits to provide 25% of the entire amount of any increase or differing amounts required as a result of the exercise of the “market flex” provisions of the Fee Letter), (iii) CS is pleased to advise you of its, several but not joint, commitment to provide 23% of the entire aggregate principal amount of the First-Lien Facility (and hereby commits to provide 23% of the entire amount of any increase or differing amounts required as a result of the exercise of the “market flex” provisions of the Fee Letter), (iv) KeyBank is pleased to advise you of its, several but not joint, commitment to provide 16% of the entire aggregate principal amount of the First-Lien Facility (and hereby commits to provide 16% of the entire amount of any increase or differing amounts required as a result of the exercise of the “market flex” provisions of the Fee Letter) and (v) SunTrust is pleased to advise you of its, several but not joint, commitment to provide 6% of the entire aggregate principal amount of the First-Lien Facility (and hereby commits to provide 6% of the entire amount of any increase or differing amounts required as a result of the exercise of the “market flex” provisions of the Fee Letter) and (c) DBCI (in such capacity and together with

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Citi, CS Securities, KeyBank and SunTrust, each in its capacity as an Initial Bridge Lender, and together with other Additional Agents appointed in accordance with the terms herein, each an “Initial Bridge Lender” and collectively, the “Initial Bridge Lenders”, and together with the Initial ABL Lenders and the Initial First-Lien Lenders, the “Initial Lenders”) is pleased to advise you of its several but not joint commitment to provide 30% of the entire aggregate principal amount of the Bridge Facility, (ii) Citi is pleased to advise you of its several but not joint commitment to provide 25% of the entire aggregate principal amount of the Bridge Facility, (iii) CS Securities is pleased to advise you of its several but not joint commitment to provide 23% of the entire aggregate principal amount of the Bridge Facility, (iv) KeyBank is pleased to advise you of its several but not joint commitment to provide 16% of the entire aggregate principal amount of the Bridge Facility and (v) SunTrust is pleased to advise you of its several but not joint commitment to provide 6% of the entire aggregate principal amount of the Bridge Facility, in each case on the terms set forth herein and subject only to the satisfaction or waiver of the Limited Conditionality Provisions (as defined below).

2.	Titles and Roles.

It is agreed that (a) each of STRH, Citi, CS, DBSI and KeyBanc will act as a lead arranger and bookrunner for the ABL Facility (in such capacity and together with other Additional Agents appointed in accordance with the terms herein, each an “ABL Arranger” and collectively, the “ABL Arrangers”), (b) each of DBSI, Citi, CS, KeyBanc and STRH will act as a lead arranger and bookrunner for the First-Lien Facility (in such capacity and together with other Additional Agents appointed in accordance with the terms herein, each a “First-Lien Arranger” and collectively, the “First-Lien Arrangers”), (c) each of Citi, DBSI, CS Securities, KeyBanc and STRH will act as a lead arranger and bookrunner for the Bridge Facility (in such capacity and together with other Additional Agents appointed in accordance with the terms herein, each a “Bridge Arranger” and collectively the “Bridge Arrangers”, and together with the ABL Arrangers and the First-Lien Arrangers, the “Initial Arrangers”; the Initial Arrangers together with the other lead arranger(s) appointed below, if any, collectively, the “Arrangers”), (d) SunTrust will act as sole administrative agent and sole collateral agent for the ABL Facility (in such capacity, the “ABL Administrative Agent”), (e) DBNY will act as sole first-lien administrative agent and sole first-lien collateral agent for the First-Lien Facility (in such capacity, the “First-Lien Administrative Agent”) and (f) Citi will act as sole administrative agent and sole collateral agent for the Bridge Facility (in such capacity, the “Bridge Administrative Agent” and, together with the ABL Administrative Agent and the First-Lien Administrative Agent, the “Administrative Agents”). It is further agreed that (i) SunTrust shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) for the ABL Facility and all other information or marketing materials in respect of the ABL Facility, (ii) DBSI shall have “left side” designation and shall appear on the top left of any Information Materials for the First-Lien Facility and all other information or marketing materials in respect of the First-Lien Facility, (iii) Citi shall have “left side” designation and shall appear on the top left of any Information Materials for the Bridge Facility and all other information or marketing materials in respect of the Bridge Facility and (iv) all other financial institutions will be listed on any Information Materials and all other information or marketing materials in respect of each of the Facilities in decreasing order of their respective commitment percentage for each such Facility, as applicable. It is understood that you shall have the right to appoint additional financial institutions as lead arrangers or bookrunners, manager, arranger, agent or co-agent (any

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such lead arranger, bookrunner, manager, arranger, agent or co-agent, an “Additional Agent”) within ten (10) business days after this Commitment Letter is executed by you; provided, that (a) no more than 15% of the aggregate economics and commitments with respect to each of the ABL Facility, the First-Lien Facility and the Bridge Facility shall be reallocated, (b) such Additional Agents (or their affiliates) shall assume a proportion of the commitments with respect to the Facilities that is equal to the proportion of the economics allocated to such Additional Agents (or their affiliates) and such commitments shall be pro rata across the Facilities and (c) to the extent you appoint Additional Agents and/or confer additional titles in respect of (i) the First-Lien Facility or Bridge Facility on the Additional Agents, the commitment and economics of each existing Initial First-Lien Lender and Initial Bridge Lender will be reduced ratably by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or their affiliate) and (ii) the ABL Facility on the Additional Agents, the commitment and economics of each existing Initial ABL Lender will be reduced ratably by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or their affiliate), in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Initial Lender” and/or “Arranger,” as applicable, under this Commitment Letter and under the Fee Letter, it being agreed and understood that Excluded Affiliates (as defined below) of such Additional Agents shall be treated in the same manner as Excluded Affiliates of any Commitment Party hereunder.

3.	Syndication.

We reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and reasonably acceptable to us and you (such acceptance not to be unreasonably withheld or delayed) (it being understood and agreed that nothing in this Section 3 shall prevent or limit assignments or participations of the Facilities after the Closing Date in accordance with, and as permitted by, the provisions contained in Exhibit B, Exhibit C, Exhibit D or Exhibit E, as applicable); provided that (a) we agree not to syndicate, participate or otherwise assign our commitments to (i) certain banks, financial institutions and other persons that have been specified to us by you in writing at any time prior to the date hereof (and known or reasonably identifiable affiliates of such identified entities), (ii) competitors of the Borrower and its subsidiaries (including the Company) (which, for the avoidance of doubt, shall not include any bona fide debt investment fund) identified in writing from time to time (and known or reasonably identifiable affiliates thereof) or (iii) Excluded Affiliates (all such banks, financial institutions, other persons, competitors and Excluded Affiliates, collectively, the “Disqualified Lenders”) and no Disqualified Lenders may become Lenders or otherwise participate in the Facilities; provided further that no Initial Lender shall assign prior to the Closing Date more than 49% of its aggregate commitments under the Bridge Facility unless you agree otherwise in writing and (b) notwithstanding our right to syndicate the Facilities and receive commitments with respect thereto, other than in connection with any assignment to an Additional Agent, and upon the joinder of such Additional Agent as an Initial Lender pursuant to the immediately preceding paragraph, in respect of the amount allocated to such Additional Agent, (i) we shall not be relieved, released or novated from our obligations hereunder (including our obligation to fund the Facilities on the date of the consummation of the Acquisition with the

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proceeds of the initial funding under the Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including our commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of our commitments in respect of the Facilities until the initial funding of the Facilities and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

It is understood that our commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. We may commence syndication efforts promptly upon the execution of this Commitment Letter. Until the earlier of (i) the date upon which a successful syndication (as defined in the Fee Letter) of the Facilities is achieved and (ii) the 60th calendar day following the Closing Date (such earlier date, the “Syndication Date”), you agree to actively assist us in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, your using commercially reasonable efforts to (a) ensure that any syndication efforts benefit from your existing lending and investment banking relationships and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Company’s existing lending and investment banking relationships, (b) cause direct contact between appropriate members of senior management, certain representatives and certain advisors of your non-legal advisors, on the one hand, and the proposed Lenders, on the other hand, and, to the extent not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to ensure such contact between appropriate members of the senior management of the Company, on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and locations mutually agreed upon, (c) assist (including the use of commercially reasonable efforts to cause the Company to assist, to the extent not in contravention of the Acquisition Agreement) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication, (d) procure, at your expense, prior to the launch of the syndication of the Facilities, ratings (but not any specific rating or ratings) for the Facilities (other than the ABL Facility) and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating (but not any specific rating) and a public corporate family rating (but not any specific rating or ratings) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) at our request, the hosting, with us, of a reasonable number of meetings or conference calls to be mutually agreed upon with prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts, to the extent not in contravention of the Acquisition Agreement, to arrange for certain officers of the Company to be available for such meetings), (f) your providing customary projections of the Borrower and its subsidiaries for the fiscal years 2015 through 2022 (presented on an annual basis) (the “Projections”), (g) your using your commercially reasonable efforts to ensure that the ABL Administrative Agent and its advisors and consultants shall have sufficient access to the Company and the Borrower to complete a commercial finance audit examination and inventory appraisal of the Company and its

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subsidiaries prior to the date that is 15 consecutive business days prior to the Closing Date (and, regardless of whether a successful syndication has occurred, if after such use of commercially reasonable efforts, such access has not been provided by such 15th business day, such access shall be required to be provided thereafter by a time to be mutually agreed and, in any event, subsequent to the Closing Date and no later than a date that is 90 days following the Closing Date (subject to extensions by the ABL Administrative Agent in its reasonable discretion)) and (h) prior to the later of the Closing Date and the Syndication Date, there will not be any competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, the Company or any of your or its subsidiaries (and your using commercially reasonable efforts to ensure that there will not be any competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Company or any of its subsidiaries) being offered, placed or arranged (other than the Facilities (including any Backstop Bridge Loans) or any indebtedness issued in lieu thereof, the Notes and/or the Secured Backstop Notes (or any other securities) issued to refinance the Bridge Facility and/or the Secured Backstop Bridge Facility in whole or in part, the Secured Backstop Bridge Loans (if applicable), the Unsecured Backstop Notes (if applicable), ordinary course working capital facilities, local facilities, capital leases, purchase money indebtedness and equipment financings, deferred purchase price obligations, obligations under the Acquisition Agreement (as defined in Exhibit A) or any indebtedness of the Company and its subsidiaries disclosed or otherwise permitted to be incurred pursuant to the Acquisition Agreement) without our consent, if such issuance, offering, placement or arrangement would reasonably be expected, in the reasonable judgment of the Arrangers, to impair the primary syndication of the Facilities or the Notes or the Secured Backstop Notes in any material respect prior to the Syndication Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) neither the commencement nor the completion of any syndication of the Facilities (including the successful syndication thereof), nor your compliance with any of the provisions of this Commitment Letter (other than the Limited Conditionality Provisions (as defined below)) (including the obligation to use commercially reasonable efforts to obtain the ratings referenced above) shall constitute a condition to our commitments hereunder or the funding of the Facilities on the Closing Date and (ii) the only financial statements that shall be required to be provided to the Commitment Parties hereunder are those required to be delivered pursuant to Exhibit E hereto.

The Arrangers will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions (excluding Disqualified Lenders) reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders (subject to your prior consent (not to be unreasonably withheld, conditioned or delayed)) and the amount and distribution of fees among the Lenders. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Sellers (as defined in Exhibit A), the Company or any of your or their respective affiliates (provided that in the event that you do not provide information in reliance on the exclusions in this sentence, you shall use

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commercially reasonable efforts to provide notice to the Arrangers promptly upon obtaining knowledge that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate the applicable obligation or privilege).

You hereby acknowledge that (a) we will make available Information (as defined below), Projections and other customary offering and marketing material and presentations, including customary confidential information memoranda to be used in connection with the syndication of the Facilities in a form customarily delivered in connection with senior secured bank financings (the “Information Memorandum”), provided that such Information Memorandum will not be required to contain historical and pro forma financial information other than the financial information referred to in paragraphs 5 and 6 of Exhibit E hereto that is available as of the date such Information Memorandum is prepared (such Information, Projections, other offering and marketing material and such Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive information that is (x) (i) with respect to the Company, of the type that would not be publicly available if it were a public reporting company and (ii) with respect to you, not publicly available and (y) material with respect to you, the Company or your or the Company’s respective subsidiaries or the securities of any of the foregoing for purposes of United States Federal and state securities laws (all such information described in the foregoing clauses (x) and (y), “MNPI”) and who may be engaged in investment and other market related activities with respect to you, the Company, the Sellers or your, the Company’s or the Sellers’ respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

You agree to assist (and to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of information of a type that does not include MNPI. The information to be included in the additional version of the Information Materials will not, for the avoidance of doubt, be required to be any more expansive than the information included in the version of the Information Materials provided to the Private Siders. It is understood that, in connection with your assistance described above, you shall, or shall use commercially reasonable efforts to cause the Company to, provide us with customary authorization letters (including customary representations with respect to accuracy of information) for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any MNPI and contains customary disclaimers and exculpates you, the Investors, the Company, the Sellers and us regarding the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Sider Information”, which, at a minimum, shall mean that the words “PUBLIC SIDER” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC SIDER”,

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you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC SIDER”).

You acknowledge and agree that the following documents may be distributed to both Private Siders and Public Siders, unless you advise us in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions and (c) drafts and final versions of the Facilities Documentation (as defined in Exhibit D). If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then we will only distribute such materials to Private Siders.

4.	Information.

You hereby represent and warrant that (with respect to information provided by or relating to the Company, its subsidiaries or their respective operations or assets, to your knowledge) (a) all written factual information and written factual data, other than (i) the Projections, estimates, budgets and other forward-looking information and (ii) information of a general economic or industry specific nature (such written information and data other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by you, the Sellers, the Company or by any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, correct in all material respects and does not or will not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto through the later of the Closing Date and the Syndication Date) and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that (i) the Projections are merely a prediction as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you and/or the Company, and (iii) no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made at such time, then you will (or, with respect to the Information and Projections relating to the Company, its subsidiaries or their respective

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operations or assets, will use your commercially reasonable efforts to cause the Company to) promptly supplement the Information and the Projections, as applicable, such that (with respect to the Information relating to the Company and its subsidiaries or their respective operations or assets, to your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Facilities, each Commitment Party (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter, if and to the extent payable in accordance with the terms hereof. Once paid, except as provided herein, in the Fee Letter or agreed in writing by the parties hereto, such fees shall not be refundable under any circumstances. Notwithstanding anything to the contrary herein or otherwise, if the Closing Date does not occur, no fees, costs or expenses (other than amounts payable pursuant to clause (a) in the first paragraph of Section 7 below, but not any fees, costs, expenses or disbursements of counsel pursuant to clause (b) of that paragraph), will be payable or reimbursable by you pursuant to this Commitment Letter, the Fee Letter or any other agreement entered into between you and any Arranger, Administrative Agent, Commitment Party and/or any of their respective affiliates with respect to the Facilities (other than the fees described in the first and second paragraphs of the section “Additional Agreements” in the Fee Letter, solely to the extent any such fee would be required to be paid pursuant to the terms of the Fee Letter).

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Arrangers to perform the services described herein are subject solely to (a) the applicable conditions in the sections entitled “Conditions to Initial Borrowing” and “Conditions to All Borrowings” in Exhibit B hereto (limited on the Closing Date as indicated therein), (b) the applicable conditions in the section entitled “Conditions to Initial Borrowing” in Exhibit C hereto, (c) the applicable conditions in the section entitled “Conditions to Initial Borrowing” in Exhibit D hereto and (d) the applicable conditions in Exhibit E hereto (collectively, the “Limited Conditionality Provisions”); and, upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur (except, with respect to the Bridge Facility, to the extent Notes are issued in lieu of the Bridge Facility or a portion thereof); it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of the Commitment Letter, the Fee Letter and the Facilities Documentation.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making and accuracy of which will be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations and

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warranties in the Acquisition Agreement made by the Company or the Sellers with respect to the Company and its subsidiaries as are material to the interests of the Lenders, but only to the extent that you have (and/or your applicable affiliate has) the right to terminate your (and/or its) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be consistent with the Documentation Principles and shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the Limited Conditionality Provisions are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent that any security interest in any Collateral (as defined in Exhibit B) is not or cannot be provided and/or perfected on the Closing Date (other than (x) any security interest in any Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code or (y) the delivery of stock certificates with respect to certificated securities (and related stock powers) of (i) the Borrower and its material wholly-owned restricted subsidiaries that are part of the Collateral and (ii) the Company and its material wholly-owned restricted subsidiaries that are part of the Collateral that have been timely provided by the Company on or prior to the Closing Date, it being understood that the Borrower shall use its commercially reasonable efforts to cause such certificates to be delivered to the Borrower on the Closing Date) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of, and shall not affect the size of, the Facilities on the Closing Date, but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agents and the Borrower acting reasonably within 90 days following the Closing Date (or such later date as may be reasonably agreed between the Administrative Agents and the Borrower)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and to the extent applicable, the Guarantors (other than any subsidiary of the Borrower (or the Company, as applicable) that is not a “significant subsidiary” within the meaning of Rule 405 of the Securities Act of 1933, as amended, in each case determined as of the date of the most recent financial statements of the Borrower (or the Company, as applicable) delivered pursuant to Exhibit E hereto (any such subsidiary, an “Insignificant Subsidiary”)), set forth in the Facilities Documentation relating to corporate or other organizational existence of the Borrower and to the extent applicable, the Guarantors (other than any Insignificant Subsidiary), organizational power and authority, due authorization of, execution and delivery by and enforceability against the Borrower and to the extent applicable, the Guarantors (other than any Insignificant Subsidiary), in each case, related to the entering into and performance of the applicable Facilities Documentation; no conflicts of the Facilities Documentation with charter documents as it relates to the entering into and performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (consistent with the solvency certificate attached as Annex I to Exhibit E hereto); use of proceeds with respect to Federal Reserve margin regulations; the Investment Company Act; and, subject to the limitations above, validity and perfection of security interests granted by the Borrower and to the extent applicable, the Guarantors (other than any Insignificant Subsidiary) in the Collateral (subject to permitted liens as set forth in the Facilities Documentation). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

10	[Commitment Letter]

7.	Indemnity; Expenses.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates (other than Excluded Affiliates to the extent acting in their capacities as such) and their respective officers, directors, employees, agents, controlling persons, advisors and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Persons) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent you have consented to the retention of such person (such consent not to be unreasonably withheld or delayed)), to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheets), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, the Company, the Sellers, your or any of the Company’s or Seller’s respective equity holders, affiliates, creditors or any other third person; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities, costs or expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter (including, the Term Sheets) or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than an Arranger or an agent under a Facility acting in its capacity as such) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Persons) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant,

11	[Commitment Letter]

but solely to the extent you have consented to the retention of such person (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such person or any of such person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Investors, the Company or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in clause (ii) above shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph in respect of any third party claims alleging such indirect, special, punitive or consequential damages. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

12	[Commitment Letter]

In case any claim, litigation, investigation or proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of any such claim, litigation, investigation or proceeding; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 7 or from any liability that you may have to such Indemnified Person other than pursuant to this Section 7, except to the extent that you are materially prejudiced by such failure. In connection with any one claim, litigation, investigation or proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional conflicts and local counsel as provided herein.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and neither the Commitment Parties nor their respective affiliates will furnish any such information to other persons in contravention of Section 9 hereof. You also acknowledge that neither the Commitment Parties nor their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

You acknowledge that the Commitment Parties are full service securities firms engaged, either directly or through their respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Sellers, the Company and other companies that may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities issued by you, the Sellers, the Company or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company, the Sellers and you. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this

13	[Commitment Letter]

Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party or any of its affiliates, on the one hand, and you, the Company, the Sellers, or your and their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, the Company and the Sellers, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties and their respective applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Company, the Sellers, your and their management, equityholders, creditors, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates has advised or is currently advising you, the Company or the Sellers on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their respective applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

You acknowledge that Citi has been retained as the buy-side financial advisor (in such capacity, the “Citi Financial Advisor”) in connection with the Acquisition. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Citi Financial Advisor and, on the other hand, our relationship with you as described and referred to herein.

In addition, please note that Credit Suisse Securities (USA) LLC has been retained by the Company as financial advisor (in such capacity, the “CS Financial Advisor”) to the Company in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the CS Financial Advisor and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, the CS Financial Advisor may recommend that the Company not pursue or accept your offer or proposal for the Acquisition or advise the Company in other manners adverse to your interests. You further acknowledge that we shall not be imputed to have knowledge of confidential information provided to or obtained by Credit Suisse Securities (USA) LLC in its capacity as financial advisor to the Company.

14	[Commitment Letter]

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or any of the contents thereof or, prior to your acceptance hereof, this Commitment Letter or any of the contents hereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person or entity without our prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to Warburg Pincus LLC, JLL Partners and certain other investors arranged thereby (collectively, the “Investors”), potential Additional Agents and to your affiliates and your and their respective officers, directors, members, partners, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, and to any other actual or potential co-investors, who are directly involved in the consideration of this matter and have a need to know the information contained herein or therein, as applicable, are informed of the confidential nature of this Commitment Letter, the Fee Letter and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and its contents (but not the Fee Letter, except as provided in clause (v) below) to the Company, the Sellers, their respective affiliates and subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, controlling persons or equity holders, in each case who are informed of the confidential nature of this Commitment Letter, the Fee Letter and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any offering memoranda related to the Notes, in any syndication or other marketing materials in connection with the Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheets and the other Exhibits and annexes to this Commitment Letter and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Facilities and the Notes, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Notes or in any public filing relating to the Transactions, (v) to the extent portions thereof have been redacted in a manner to be reasonably satisfactory to us (it being agreed that a Fee Letter redacted in the manner contemplated by the Acquisition Agreement is satisfactory), you may disclose the Fee Letter and the contents thereof to the Company, the Sellers, their respective affiliates, and, in each case, their respective subsidiaries and their respective officers, directors, members, partners, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis, (vi) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent this Commitment Letter, the Fee Letter or the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, (vii) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent required by applicable law, rule or regulation, governmental or regulatory authority, subpoena or other compulsory legal process (in which case, you agree, to the extent practicable and not prohibited by law, to

15	[Commitment Letter]

inform us promptly thereof prior to disclosure), and (viii) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent necessary to enforce your rights and remedies hereunder or thereunder.

The Commitment Parties and their respective affiliates will use all information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the Transactions solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case each Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over a Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by a Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Investors, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by a Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by a Commitment Party, (f) to a Commitment Party’s affiliates (other than Excluded Affiliates) and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential (with such Commitment Party responsible for such person’s compliance with this paragraph); provided, that no disclosure will be made by any Commitment Party, any of its affiliates or any of its or their respective employees, legal counsel, independent auditors, professionals or other experts or agents pursuant to this clause (f) to any affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (each a “Private Equity Affiliate”) or to any employees engaged directly or indirectly in the sale of the Company as representatives of the Company (other than, in each case, such persons engaged by you or your affiliates as part of the Acquisition) (each a “Sell Side Affiliate” and together with the Private Equity Affiliates, the “Excluded Affiliates”) other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and such Commitment Party’s internal legal, compliance, risk management, credit or investment committee members, (g) as may be included in marketing term sheets based substantially on the Term Sheets to potential or prospective Lenders, participants or assignees and to any direct or

16	[Commitment Letter]

indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, (h) for purposes of establishing a “due diligence” defense, or (i) with your prior written consent. The obligation of each Commitment Party and its affiliates, if any, under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed), and any attempted assignment without such consent shall be null and void. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its affiliates (other than Excluded Affiliates) in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion and, to the extent so employed, such affiliates shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of such Commitment Party hereunder; provided that such Commitment Party will be liable for the actions or inactions of any such person whose services are so employed. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the Exhibits and annexes hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (A) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Material Adverse Effect has occurred), (B) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or any of your affiliates have the right to terminate your or their obligations thereunder and (C) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be determined

17	[Commitment Letter]

pursuant to the Acquisition Agreement, which is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, it being acknowledged and agreed that the commitment provided hereunder is subject only to satisfaction or waiver of the Limited Conditionality Provisions; it being understood that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY, OR ON BEHALF OF ANY PARTY RELATED TO, OR ARISING OUT OF, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

18	[Commitment Letter]

This paragraph and the indemnification, information, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (including the “market flex” provisions) and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Facilities Documentation is executed and delivered; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the later of the Syndication Date and the Closing Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the applicable provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, on a pro rata basis, all or a portion of the Initial Lenders’ respective commitments with respect to the Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on the date that is ten (10) business days from the date hereof. The Initial Lenders’ respective commitments and the obligations of the Arrangers hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitments available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition without the funding of the Facilities and (iii) 11:59 p.m., New York City time, on November 13, 2015; provided that if (x) either of the conditions set forth in Section 8.1(a) or Section 8.1(b) of the Acquisition Agreement has not been satisfied and Purchaser (as defined in the Acquisition Agreement) is engaged in litigation with any Governmental Authority (as defined in the Acquisition Agreement) that is challenging the consummation of the transactions contemplated by the Acquisition Agreement under Antitrust Laws (as defined in the Acquisition Agreement) but (y) all of the other conditions set forth in Section 8.2 and Section 8.3 of the Acquisition Agreement (other than (A) those conditions that by their nature are to be satisfied by actions taken at the Closing (as defined in the Acquisition Agreement), provided that each such condition is then capable of being satisfied at a Closing on such date and (B) to the extent not previously satisfied or waived, the conditions set forth in Section 8.3(f) of the Acquisition Agreement), then, at the Borrower’s election, 11:59 p.m., New York City time, on January 13, 2016 (such date under this clause (iii), the “Outside Date”) (such earliest time, the “Expiration Date”); provided that our commitments with with respect to the Backstop Term Loans (or any Backstop Bridge Loans or Secured Backstop Bridge Loans) shall expire upon the occurrence of the first meeting with prospective Lenders referenced in clause (e) of the second paragraph of Section 3 above (which meeting shall, for the avoidance of doubt, take place at a time and location to be mutually agreed between you, the Investors and us). Upon the occurrence of any of

19	[Commitment Letter]

the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing (including by email).

[Remainder of this page intentionally left blank]

20	[Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Christopher Blum
	Name:	Christopher Blum
	Title:	Managing Director

By	/s/ William Wiltshire
	Name:	William Wiltshire
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By	/s/ Christopher Blum
	Name:	Christopher Blum
	Title:	Managing Director

By	/s/ William Wiltshire
	Name:	William Wiltshire
	Title:	Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By	/s/ Christopher Blum
	Name:	Christopher Blum
	Title:	Managing Director

By	/s/ William Wiltshire
	Name:	William Wiltshire
	Title:	Managing Director

[Signature Page to Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Justin Tichauer
	Name:	Justin Tichauer
	Title:	Director

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Hayes Smith
	Name:	Hayes Smith
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Authorized Signatory

By	/s/ Remy Riester
	Name:	Remy Riester
	Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION

By	/s/ Robert Scelza
	Name:	Robert Scelza
	Title:	Managing Director

[Signature Page to Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

KEYBANC CAPITAL MARKETS INC.

By	/s/ Robert Scelza
	Name:	Robert Scelza
	Title:	Managing Director

SUNTRUST BANK

By	/s/ Steven A. Deily
	Name:	Steven A. Deily
	Title:	Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By	/s/ William Challas
	Name:	William Challas
	Title:	Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

BUILDERS FIRSTSOURCE, INC.

By	/s/ M. Chad Crow
	Name:	William Challas
	Title:	President, Chief Operating Officer, and Chief Financial Officer

[Signature Page to Commitment Letter]

EXHIBIT A

Project Renovation

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Builders FirstSource, Inc. (the “Borrower” or “you”) intends to acquire, directly or indirectly, all of the outstanding equity interests of an entity previously identified to us by you as “Renovation” (the “Company”) pursuant to the Acquisition Agreement (as defined below).

In connection with the foregoing, it is intended that:

a)	The Borrower will receive cash proceeds from the issuance of equity in the form of common equity or “qualified preferred” equity reasonably acceptable to the Initial Lenders having a gross aggregate amount not less than $100 million (the “Equity Issuance”).

b)	Pursuant to the securities purchase agreement (together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, the “Acquisition Agreement”) dated the date hereof among the Borrower and the sellers identified therein (each a “Seller” and collectively the “Sellers”), the Borrower will purchase from the Sellers, and the Sellers will sell to the Borrower, directly or indirectly, all of the outstanding equity interests of the Company.

c)

The Borrower will obtain senior secured credit facilities comprised of (i) an $800 million senior secured asset-based revolving credit facility (the “ABL Facility”) and (ii) a $550 million first-lien term loan facility (the “First-Lien Facility” and the First-Lien Term Loans thereunder, the “Initial First-Lien Term Loans”); provided that in order to avoid funding into a default under the Existing Indenture, the Borrower may elect at its option (such election, the “Backstop Election”) (prior to the launch of syndication of the First-Lien Facility) to increase the amount of the First-Lien Facility, to the extent any Backstop Term Loans (as defined below) borrowed thereunder are used to repay, redeem, satisfy and discharge, or defease all of the Existing Senior Notes (used herein as defined in Exhibit C hereto), by an amount not to exceed (x) $350 million, plus (y) an amount equal to any applicable make-whole premium required by the Existing Indenture (as determined prior to the launch of syndication ) with respect to the Existing Senior Notes (the sum of $350 million (as set forth in clause (x) above), plus the amount of such make-whole premium set forth in clause (y), the “Backstop Amount”); provided that at the time of and after giving effect on a pro forma basis to the Transactions, including the incurrence of any such Backstop Term Loans under this clause (y) on the Closing Date, the Senior Secured First-Lien Net Leverage Ratio (as defined in Exhibit C hereto)

[Commitment Letter]

(excluding all ABL Loans outstanding under the ABL Facility at such time which are being used for working capital purposes) shall not exceed 4.25:1.00 (as determined on the Closing Date) (such First-Lien Term Loans incurred pursuant to the foregoing clauses (x) and (y), the “Backstop Term Loans” and together with the Initial First-Lien Term Loans, the “First-Lien Term Loans”). The First-Lien Facility and the ABL Facility are referred to herein, when taken together, as the “Senior Secured Facilities”. For the avoidance of doubt, the Backstop Term Loans shall have identical terms to the Initial First-Lien Term Loans and be treated as First-Lien Term Loans for all purposes hereunder, with a corresponding pro rata increase in the commitment of each Initial First-Lien Lender hereunder.

In the event that the Borrower has made the Backstop Election and (a) the recovery rating issued by S&P with respect to the First-Lien Term Loans would be either Category 4, Category 5 or Category 6, as determined prior to launch of the syndication of such First-Lien Term Loans or (b) the Borrower fails to procure a recovery rating prior to the launch of the syndication of the First-Lien Term Loans, the Majority First-Lien Lenders shall be permitted, to require that the Borrower, at its option, (i) issue and sell senior secured notes (the “Secured Backstop Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding up to an amount equal to the Backstop Amount in gross cash proceeds (such amount, the “Secured Notes Backstop Amount”) and/or (ii) if and to the extent that gross cash proceeds in an amount less than the Secured Notes Backstop Amount are received from the Secured Backstop Notes issued on or prior to the Closing Date, the Borrower may incur up to an amount equal to the Secured Notes Backstop Amount of senior secured increasing rate loans less the amount of the Secured Backstop Notes issued on the Closing Date (“Secured Backstop Bridge Loans”) under a senior secured credit facility (the “Secured Backstop Bridge Facility”). The Secured Backstop Bridge Facility shall have the same terms as those set forth on Exhibit D to the Commitment Letter with respect to the Bridge Facility (as defined below); provided that such Secured Backstop Bridge Loans shall (a) be secured upon the terms set forth in the section entitled “Security” in Exhibit C hereto, (b) have a maturity date that is 7.0 years from the Closing Date and (c) have an “Initial Margin” equal to 5.75% and the “Total Cap” with respect to such Secured Backstop Bridge Loans shall be the Secured Total Cap (as defined in the Fee Letter) in lieu of the “Unsecured Total Cap”.

d)

The Borrower will, at its option, (i) issue and sell senior unsecured notes (the “Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding up to $750 million in gross cash proceeds and/or (ii) if and to the extent that less than $750 million in gross cash proceeds are received from the Notes issued on or prior to the Closing Date, up to $750 million of senior unsecured increasing rate loans less the amount of the Notes issued on the Closing Date (the “Initial Bridge Loans”) under a senior unsecured credit facility described in Exhibit D to the Commitment Letter (the “Bridge Facility” and together with the Senior Secured Facilities and the Secured Backstop Bridge Facility, the “Facilities”); provided that in the event that the Borrower has made the Backstop Election and (a) the recovery rating issued by S&P with respect to the First-Lien Term Loans would be either Category 4, Category 5 or Category 6, as determined prior to launch of the syndication of such First-Lien Term Loans or (b) the Borrower fails to procure a recovery rating prior to the launch of the syndication of the

[Commitment Letter]

First-Lien Term Loans, the Majority First-Lien Lenders shall be permitted, if it results in an improvement in such recovery rating set forth in clause (a) above, to require that the Borrower to increase (by an amount not to exceed $150 million), at its option, (i) the amount of Notes issued (any such notes, the “Unsecured Backstop Notes”) and/or (ii) the amount of the Bridge Facility incurred, less the amount of Unsecured Backstop Notes issued pursuant to the immediately preceding clause (i), in each case in lieu of Backstop Term Loans and/or Secured Backstop Bridge Loans (any such loans incurred pursuant to clause (ii), the “Backstop Bridge Loans” and together with the Initial Bridge Loans, the “Bridge Loans”). For the avoidance of doubt, the Backstop Bridge Loans shall have identical terms to the Initial Bridge Loans and be treated as Bridge Loans for all purposes hereunder, with a corresponding pro rata increase in the commitment of each Bridge Lender hereunder. The Unsecured Backstop Notes shall have identical terms to the Notes and be treated as Notes for all purposes hereunder.

e)	All of the existing third party indebtedness for borrowed money of (i) the Borrower and its subsidiaries under that certain Credit Agreement dated as of May 29, 2013, as amended, restated, supplemented or otherwise modified prior to the date hereof among Builders FirstSource, Inc., as borrower, the lenders party thereto and SunTrust Bank, as administrative agent (the “Builders Credit Agreement”) and (ii) the Company and its subsidiaries under (x) that certain Amended and Restated Credit Agreement dated as of March 12, 2012, as amended, restated, supplemented or otherwise modified prior to the date hereof among, inter alios, ProBuild Company LLC, Lanoga Corporation, ProBuild North Transportation, LLC, Timber Roots, LLC, Spenard Builders Supply LLC and ProBuild Company California Contractors LP, as borrowers, ProBuild Holdings, Inc. and ProBuild Holdings LLC as guarantors, the lenders and issuing bank from time to time party thereto and Wells Fargo Capital Finance, LLC as administrative agent and (y) those certain Unsecured Subordinated Notes, due January 27, 2017, in each case, will be refinanced, repaid, redeemed, satisfied and discharged, or defeased, and all related commitments terminated and liens released (collectively, the “Refinancing”).

f)	The proceeds of the Equity Issuance, the Facilities funded on the Closing Date, the Notes (if any), the Secured Backstop Notes (if any), and cash on hand of the Company or the Borrower, if applicable, will be applied to pay (i) the consideration in connection with the Acquisition and any other payments required under the Acquisition Agreement, (ii) the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) the Refinancing (the amounts set forth in clauses (i), (ii) and (iii) above, collectively, the “Acquisition Costs”) with any remainder to be credited to the account of the Borrower and its subsidiaries for general corporate purposes.

The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions”.

[Commitment Letter]

EXHIBIT B

Project Renovation

$800 million Senior Secured ABL Facility

Summary of Principal Terms and Conditions1

Borrower:	The Borrower as set forth in Exhibit A to the Commitment Letter. In addition to the Borrower, one or more wholly owned domestic operating subsidiaries of the Borrower that hold assets constituting part of the Borrowing Base and mutually agreed by the Borrower and the ABL Administrative Agent (as defined below) shall be co-borrowers with the Borrower with each being jointly and severally liable for all borrowings.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

ABL Administrative Agent and ABL Collateral Agent:	SunTrust will act as sole administrative agent and sole collateral agent (in such capacities, the “ABL Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower and excluding any Disqualified Lenders (together with the Initial ABL Lender, the “ABL Lenders”), and will perform the duties customarily associated with such roles.

ABL Arrangers and Bookrunners:	Each of STRH, Citi, CS, DBSI and KeyBanc will act as a lead arranger and bookrunner for the ABL Facility and will perform the duties customarily associated with such role.

ABL Facility:	A non-amortizing senior secured asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $800 million (the loans thereunder, the “ABL Loans”). The ABL Loans will be subject to availability as described under the heading “Availability” below.

Swingline Loans:	In connection with the ABL Facility, one of the ABL Arrangers or another ABL Lender acceptable to the Borrower (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings in dollars upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount equal to $65 million. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis.

[1]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

[Commitment Letter]

The ABL Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the ABL Facility.

If any ABL Lender becomes a “defaulting Lender”, then the swingline exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of the non-defaulting ABL Lenders.

Letters of Credit:	Up to $200 million of the ABL Facility will be available to the Borrower and its restricted subsidiaries for the purpose of issuing letters of credit. Letters of credit under the ABL Facility will be issued by one of the ABL Arrangers and/or other ABL Lenders reasonably acceptable to the Borrower and the ABL Administrative Agent (it being understood and agreed that all ABL Lenders on the date of the initial funding of the Facilities (such date, the “Closing Date”) shall be acceptable) (each an “Issuing Bank”) on terms and conditions consistent with the ABL Documentation Principles. Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the ABL Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above), except to the extent cash collateralized or otherwise backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank. The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) issued under the ABL Facility will reduce availability under the ABL Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the ABL Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank. The ABL Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit issued under the ABL Facility, pro rata in accordance with their commitments under the ABL Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

[Commitment Letter]

If any ABL Lender becomes a “defaulting Lender”, then the ABL Facility letter of credit exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the ABL Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the exposure of such defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Limited Conditionality Provision:	For purposes of determining pro forma compliance with any Senior Secured First-Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio, Total Net Leverage Ratio or the Fixed Charge Coverage Ratio in the ABL Facility, the amount or availability of any basket based on Consolidated EBITDA or total assets, or whether a default or event of default has occurred and is continuing (other than for purposes of the section titled “Conditions to All Borrowings” set forth below except as expressly set forth therein with respect to any Incremental Revolving Facility), in each case in connection with the consummation of an acquisition or an investment that the Borrower or one or more of its subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition or investment, a “Limited Conditionality Transaction”), the date of determination shall, at the option of the Borrower, be the time the definitive agreements for such acquisition or investment are entered into after giving pro forma effect to such acquisition or investment and the other transactions to be entered into in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable test period, and, for the avoidance of doubt, if any of such ratios or amounts are exceeded as a result of fluctuations in such ratio or amount including due to fluctuations in Consolidated EBITDA of the Borrower or the person subject to such acquisition or investment, at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or

[Commitment Letter]

taken; provided that (i) no such acquisition or investment shall constitute a Limited Conditionality Transaction unless the Payment Conditions are satisfied on a pro forma basis at the time the definitive agreements for such acquisition or investment are entered into, and (ii) if the Borrower elects to have such determinations occur at the time of entry into such definitive agreement, the indebtedness to be incurred (and any associated lien) shall be deemed incurred at the time of such election (until such time as the indebtedness is actually incurred or the applicable acquisition agreement is terminated without actually consummating the applicable acquisition) and outstanding thereafter for purposes of pro forma compliance with any applicable Senior Secured First-Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio, Total Net Leverage Ratio or Fixed Charge Coverage Ratio in the ABL Facility.

Incremental Facilities:

Provided that there is no event of default then existing or which would arise therefrom (except if the proceeds of any Incremental Revolving Facility are being used to finance a Limited Conditionality Transaction), the Borrower shall be entitled on one or more occasions (in minimum amounts to be agreed) to request that the aggregate commitments under the ABL Facility be increased in an aggregate principal amount not to exceed $500 million (any such increase, an “Incremental Revolving Facility”), it being understood that no ABL Lender shall have any obligation to provide any portion of such Incremental Revolving Facility. The terms (other than pricing, which will be subject to a 50 basis point MFN provision consistent with the ABL Documentation Principles) of each Incremental Revolving Facility shall be identical to the ABL Facility or otherwise reasonably acceptable to the ABL Administrative Agent (it being understood that terms not substantially identical to the ABL Facility which are applicable only after the then-existing ABL Termination Date are acceptable) and each Incremental Revolving Facility will be made as an increase in the commitment amount of the ABL Facility.

The financial institutions party to any Incremental Revolving Facility that are not already ABL Lenders shall, subject to the consent of the ABL Administrative Agent, the Issuing Bank, the Swingline Lender and the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), become ABL Lenders under the ABL Facility.

Purpose:	Subject to Availability (as defined below), the proceeds of loans under the ABL Facility will be used (a) on the Closing Date, to fund Acquisition Costs, cash collateralize, replace or provide credit support (including by “grandfathering” such existing letters of credit into the ABL Facility) for any existing letters of credit outstanding on the Closing Date under facilities no longer available to the

[Commitment Letter]

Borrower, the Company or their respective subsidiaries as of the Closing Date, to fund any additional upfront fees or original issue discount implemented pursuant to the “market flex” provisions of the Fee Letter and to fund any working capital needs in excess of average working capital and (b) after the Closing Date (i) to finance working capital from time to time for the Borrower and its subsidiaries, and (ii) for other general corporate purposes (including, without limitation, for acquisitions, restricted payments, investments and payments with respect to debt obligations); provided that amounts borrowed and used to fund Acquisition Costs on the Closing Date shall not exceed $295 million; provided further that the amount permitted to be borrowed pursuant to the foregoing proviso shall be adjusted in an amount equal to (x) the difference between Estimated Closing Net Working Capital and Target Working Capital (each as defined in, and as determined pursuant to, Section 2.7 of the Acquisition Agreement) plus (y) the amount that would be required, if any, to reduce the aggregate principal amount of the Borrower’s outstanding borrowings under the Builder’s Credit Agreement, as of immediately prior to the Closing Date, to $50 million.

Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Company or its subsidiaries as of the Closing Date and for other purposes to be mutually agreed. Otherwise, letters of credit and ABL Loans will be available after the Closing Date and at any time prior to the final maturity of the ABL Facility, in minimum principal amounts to be mutually agreed upon. Amounts repaid under the ABL Facility may be reborrowed.

Availability:

Availability under the ABL Facility (the “Availability”) will be equal to the lesser of (a) the then available unutilized commitments under the ABL Facility and (b) the then available unutilized Borrowing Base (as defined below).

“Borrowing Base” shall mean (a) 85% of eligible receivables (to be defined in a manner consistent with the ABL Documentation Principles), plus (b) 90% of the appraised net orderly liquidation value (as defined below, “NOLV”) of eligible inventory, plus (c) 90% of the face amount of eligible credit card receivables (to be defined in a manner consistent with the ABL Documentation Principles), plus (d) the lesser of (i) $30 million or (ii) 85% of eligible unbilled receivables (to be defined in a manner consistent with the ABL Documentation Principles), plus (e) the lesser of (i) $25 million or (ii) 65% of eligible billings (to be defined in a manner consistent with the ABL Documentation Principles), plus (f) 100% of eligible cash held in a deposit account either (x) maintained with the ABL Administrative Agent or (y) over which the ABL Administrative Agent has a perfected security interest, minus (g) customary reserves.

[Commitment Letter]

“NOLV” means the net appraised recovery value of eligible inventory as set forth in the Borrower’s books and records (expressed as a percentage of the cost of such inventory) as reasonably determined from time to time by reference to the most recent appraisal received by the ABL Administrative Agent conducted by an independent appraiser reasonably satisfactory to the ABL Administrative Agent.

The Borrowing Base shall be computed on a monthly basis pursuant to a monthly borrowing base certificate to be delivered by the Borrower to the ABL Administrative Agent on the twentieth day of each month (or if during a Cash Dominion Period on a more frequent basis (but not more frequently than weekly) as shall be reasonably determined by the ABL Administrative Agent).

Eligibility criteria and reserves (including hedging reserves, if applicable) shall be consistent with the ABL Documentation Principles and shall initially be based on field exams and on appraisals conducted by the ABL Arrangers (collectively, the “Initial Field Exams and Appraisals”).

In the event the ABL Administrative Agent has not received the Initial Field Exams and Appraisals prior to the Closing Date as provided in Section 3 of the Commitment Letter, the Borrower shall ensure that the ABL Administrative Agent and its advisors and consultants shall have sufficient access and relevant information relating to the Borrower and Guarantors and their assets to complete the Initial Field Exams and Appraisals on or before the 90th day after the Closing Date (or such later date as the ABL Administrative Agent may agree) and during the period from the Closing Date and until the ABL Administrative Agent’s receipt and reasonable opportunity to review the Initial Field Exams and Appraisals, Availability shall be based on an alternative borrowing base (the “Alternative Borrowing Base”) equal to (a) 65% of the book value of receivables, plus (b) 45% of the book value of inventory, plus (c) 100% of eligible cash held in a deposit account maintained with the ABL Administrative Agent and over which the ABL Administrative Agent has a perfected security interest. On and after the ABL Administrative Agent’s receipt and reasonable opportunity to review the Initial Field Exams and Appraisals and receipt of a Borrowing Base certificate in respect thereof along with customary supporting documentation, Availability shall no longer be based on the Alternative Borrowing Base but shall be based on the Borrowing Base as provided above.

[Commitment Letter]

For the avoidance of doubt, if the ABL Administrative Agent does not receive the Initial Field Exams and Appraisals on or prior to the 90th day after the Closing Date (subject to any extension by the ABL Administrative Agent as set forth above), Availability shall be zero on and after such 90th day (subject to any extension by the ABL Administrative Agent) until the ABL Administrative Agent’s receipt and reasonable opportunity to review the Initial Field Exams and Appraisals.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit B.

Default Rate:	Upon the occurrence and during the continuance of a payment Event of Default, all overdue principal amounts will bear interest at the applicable interest rate plus 2.00% per annum, and overdue interest, fees and expenses shall bear interest at the interest rate applicable to ABR loans (as defined in Annex I to this Exhibit B) plus 2.00% per annum and in each case, shall be payable on demand and shall begin to accrue from the date of such Specified Event of Default.

Final Maturity and Amortization:	The ABL Facility will mature, and the lending commitments thereunder will terminate, on the date that is five years after the Closing Date (the “ABL Termination Date”); provided that the ABL Documentation shall provide the right for individual ABL Lenders to agree to extend the maturity date of the outstanding ABL Loans and commitments upon the request of the Borrower and without the consent of any other ABL Lender.

Guarantees:	Subject to the Certain Funds Provisions, all obligations of the Borrower under the ABL Facility (the “ABL Borrower Obligations”) and, at the Borrower’s option, under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with an ABL Lender, the ABL Administrative Agent or any affiliate of an ABL Lender or the ABL Administrative Agent (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (but subject to the priorities set forth in the Intercreditor Agreement) (the “ABL Guarantees”) by each Guarantor (as defined in that certain Indenture dated as of May 29, 2013, among the Borrower, Wilmington Trust, National Association, as Trustee (as defined therein) and the Guarantors (as defined therein) party thereto (the “Existing Indenture”)) under the Existing Indenture, the Company and each wholly-owned domestic subsidiary of the Company that would be required to become a guarantor under the Existing Indenture if it were a subsidiary of the Borrower, in each case, subject to certain exceptions and limitations consistent with the ABL Documentation Principles (the “Guarantors”).

[Commitment Letter]

The Borrower may, at its option, cause any domestic or, as reasonably acceptable to the Administrative Agents, foreign Restricted Subsidiary that is not a wholly owned subsidiary (including any consolidated affiliate in which the Borrower and its subsidiaries own no equity interest) to become a Guarantor.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the ABL Administrative Agent reasonably agree that the cost, burden, difficulty or consequence of providing such a guarantee outweighs the value afforded thereby.

Security:	Subject to the limitations set forth below in this section and subject to the Intercreditor Agreement (as defined below) and the Certain Funds Provision, the ABL Borrower Obligations, the ABL Guarantees and, at the Borrower’s option, the Hedging/Cash Management Arrangements will be secured by (a) a perfected first-priority security interest in all personal property of the Borrower and the Guarantors consisting of ABL Collateral (as defined in the Builders Credit Agreement (as defined below)) (the “ABL Facility Collateral”) and (b) a perfected second-priority security interest in the First-Lien Facility Collateral (as defined in Exhibit C hereto) (together with the ABL Facility Collateral, the “Collateral”), in each case subject to permitted liens, including in respect of the First-Lien Facility and to exceptions and limitations consistent with the ABL Documentation Principles. In addition, the ABL Administrative Agent will be granted the right to use trademarks, trade names and other intellectual property in connection with the sale of inventory or accounts receivable under a royalty free license agreement.

The Borrower shall not be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement; provided that the Borrower shall use commercially reasonable efforts to obtain the same for any location where inventory is located in excess of an amount to be agreed upon and where the Borrower’s books and records are located; provided further that the failure to obtain the same shall not cause an event of default or result in inventory or accounts receivable becoming ineligible, but the ABL Administrative Agent may impose a customary rent reserve for any such location located in a “landlord-lien state”.

Notwithstanding anything to the contrary, the Borrower and the subsidiary Guarantors shall not be required, nor shall the ABL Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate

[Commitment Letter]

records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to intellectual property as expressly required in the ABL Documentation, (C) mortgages in respect of fee-owned real property with a fair market value in excess of an amount to be agreed, (D) subject to the Intercreditor Agreement, delivery to the ABL Administrative Agent (or to the First-Lien Administrative Agent under the First-Lien Facility on its behalf in the case of First-Lien Facility Collateral) to be held in its possession of all Collateral consisting of intercompany notes, stock certificates of the Borrower and its subsidiaries and instruments, in each case as expressly required in the ABL Documentation, or (E) control agreements as set forth under “Cash Management/Cash Dominion” below, (ii) to enter into any control agreement with respect to any deposit account or securities account (except as set forth under “Cash Management/Cash Dominion” below) or (iii) to take any action (other than the actions listed in clause (i)(A) and (D) above) with respect to any assets located outside of the United States.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the ABL Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except liens relating to the First-Lien Facility, permitted liens and other exceptions and baskets to be set forth in the ABL Documentation).

Intercreditor Matters:	The lien priority, relative rights and other creditors’ rights issues in respect of the Collateral among the ABL Lenders, the First-Lien Lenders, the holders of the Existing Senior Notes and holders of Secured Backstop Notes or the lenders of the Secured Backstop Bridge Loans (if applicable) will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”) substantially identical to that certain Intercreditor Agreement, dated as of March 29, 2013, among the Borrower, SunTrust Bank, as ABL Agent (as defined therein), Wilmington Trust, National Association, as Notes Collateral Agent (as defined therein) and the other parties thereto (the “Existing Intercreditor Agreement”); provided that to the extent that the Existing Senior Notes remain outstanding after the Closing Date, the Existing Intercreditor Agreement shall govern and control the lien priority, relative rights and other creditors’ rights issues in respect of the Collateral among the parties listed above.

Cash Management/Cash Dominion:	The Borrower shall deliver account control agreements on the Borrower’s deposit accounts and other accounts to be mutually determined within 90 days after the Closing Date, subject to extensions agreed to by the ABL Administrative Agent. During a Cash Dominion Period (as defined below), amounts in controlled accounts will be swept into a core concentration account maintained with the ABL Administrative Agent, subject to customary

[Commitment Letter]

exceptions and thresholds and consistent with the ABL Documentation Principles. “Cash Dominion Period” means (a) the period from the date Excess Availability shall have been less than the greater of (i) $80 million and (ii) 10% of the lesser of (x) the Borrowing Base and (y) the commitments with respect to the ABL Facility (the lesser of clauses (x) and (y), the “Line Cap”) (the greater of clauses (i) and (ii), the “Cash Dominion Amount”) for three consecutive business days to the date Excess Availability shall have been at least the Cash Dominion Amount for 25 consecutive calendar days (a “Liquidity Condition”) or (b) upon the occurrence of any payment event of default, an event of default arising from the failure to deliver Borrowing Base certificates, failure to comply with cash management obligations, any bankruptcy event of default (collectively, the “Specified Defaults”), the period that such event of default shall be continuing. The ABL Administrative Agent shall be obligated to instruct depository institutions to release cash dominion upon the termination of any Cash Dominion Period

“Excess Availability” shall mean, at any time, the remainder of (a) the lesser of (i) the commitments and (ii) the Borrowing Base as then in effect, over (b) the sum of (i) the aggregate principal amount of all ABL Loans and Swingline Loans then outstanding and (ii) all letters of credit outstanding or drawn at such time (plus, without duplication, all unreimbursed disbursements with respect to any letters of credit).

Mandatory Prepayments:	If at any time the sum of the amounts outstanding under the ABL Facility (including the letter of credit outstandings (except to the extent cash collateralized or otherwise backstopped) and Swingline Loans thereunder) exceeds the Line Cap, prepayments of ABL Loans and/or Swingline Loans (and/or the cash collateralization of letters of credit) shall be required in an amount equal to such excess. The above-described mandatory prepayment shall not reduce the aggregate amount of commitments under the ABL Facility and amounts prepaid may be reborrowed.

Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of borrowings under the ABL Facility and voluntary reductions of the unutilized portion of the ABL Facility commitments will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty, subject to reimbursement of the ABL Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Documentation:	The definitive documentation for the ABL Facility (the “ABL Documentation”) (a) with respect to ABL-specific provisions, (i) will be substantially identical to that certain ABL Credit Agreement, dated as of August 22, 2014, as amended, restated, supplemented or

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otherwise modified prior to the date hereof, among TMK Hawk Parent, Corp., as Parent Borrower (as defined therein), the Additional Borrowers (as defined therein) party thereto, the financial institutions party thereto from time to time as lenders and issuing bank and Wells Fargo Bank, National Association as collateral agent (the “Precedent ABL Credit Agreement”), (ii) will take into account any additional flexibility from that certain ABL Credit Agreement dated as of March 26, 2015, among Coyote Logistics, LLC, as Parent Borrower (as defined therein), the Additional Borrowers (as defined therein) party thereto, the financial institutions party thereto from time to time as lenders and issuing bank and Wells Fargo Bank, National Association as collateral agent, that is reasonably acceptable to the Borrower and the Commitment Parties and (iii) will be on terms no less favorable to the Borrower than that certain Credit Agreement dated as of May 29, 2013, as amended, restated, supplemented or otherwise modified prior to the date hereof among Builders FirstSource, Inc., as borrower, the lenders party thereto and Suntrust Bank, as administrative agent (the “Builders Credit Agreement”) (and related security, collateral and guarantee agreements executed and/or delivered in connection therewith, in each case, as in effect on the date hereof), (b) in all other respects will be substantially identical to the credit agreement under the First-Lien Documentation, (c) will take into account (i) any current top tier market terms that are reasonably acceptable to the Borrower and the Commitment Parties and (ii) any additional flexibility provided for in any recent transactions of Warburg Pincus LLC and JLL Partners that have occurred prior to the date hereof, (d) will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, the definitive terms of which will be negotiated in good faith after giving effect to clauses (a), (b) and (c) hereof and to the Borrower’s financial model delivered to the Initial Arrangers on March 30, 2015 (together with any updates or modifications thereto reasonably agreed between the Borrower and the Commitment Parties and/or as necessary to reflect any exercise of “market flex” pursuant to the Fee Letter, the “Model”)), and (e) will be consistent with this Term Sheet (collectively, the “ABL Documentation Principles”). The ABL Documentation will be subject in all respects to the Certain Funds Provisions.

Notwithstanding the foregoing, all leases of the Borrower and its Restricted Subsidiaries that are treated as operating leases for purposes of GAAP on the date hereof shall continue to be accounted for as operating leases for purposes of the defined financial terms, including “Capital Lease Obligations” under the ABL Documentation regardless of any change to GAAP following such date which would otherwise require such leases to be treated as capital leases, provided that financial reporting shall not be affected hereby.

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Representations and Warranties:	Consistent with the ABL Documentation Principles, limited to the representations and warranties set forth in the section titled “Representations and Warranties” in Exhibit C to the Commitment Letter and substantially identical to such representations and warranties included in the First-Lien Documentation and with respect to ABL-specific provisions, the ABL Documentation Principles; provided that the representation and warranty with respect to the accuracy of financial statements shall also apply to Borrowing Base certificates in a manner consistent with the ABL Documentation Principles; provided further that the ABL Documentation shall include representations and warranties with respect to OFAC, FCPA and the Patriot Act that are identical to those set forth in the Precedent ABL Credit Agreement.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the ABL Facility on the Closing Date will be subject solely to the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit E to the Commitment Letter.

Conditions to All Borrowings:	The making of each extension of credit under the ABL Facility shall be conditioned upon (a) delivery of a customary borrowing notice, (b) Availability (subject to the then applicable Borrowing Base), (c) the accuracy of representations and warranties in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) (subject, on the Closing Date, to the Certain Funds Provisions), (d) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit and (e) on a pro forma basis for the making of such credit extension, either (i) Excess Availability shall not be less than the greater of (A) 10% of the Line Cap and (B) $80 million or (ii) the Fixed Charge Coverage Ratio shall be at least 1.00:1.00 (except, in the case of clauses (c) and (d), to the extent the proceeds of any Incremental Revolving Facility are being used to finance a Limited Conditionality Transaction).

Affirmative Covenants:	Consistent with the ABL Documentation Principles (to be applicable to the Borrower and its Restricted Subsidiaries only) and limited to the affirmative covenants set forth in the section titled “Affirmative Covenants” in Exhibit C to the Commitment Letter and substantially identical to such affirmative covenants included in the First-Lien Documentation and with respect to ABL-specific provisions, the ABL Documentation Principles; provided that, in addition, the Borrower shall be required to: (i) deliver monthly Borrowing Base certificates (subject to more frequent delivery (but not more frequently than weekly) as reasonably determined by the ABL

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Administrative Agent during a Cash Dominion Period or following the occurrence and during the continuance of a Specified Default) and (ii) permit inspections and field exams and annual third-party audit and appraisal rights consistent with the ABL Documentation Principles, at the Borrower’s sole cost and expense, limited to two field exams and one inventory appraisal during any one year period (provided that the ABL Administrative Agent shall be entitled, at the Borrower’s sole cost and expense, to conduct a third third-party field exam and audit and/or a second appraisal in any one year period if the Borrower has Excess Availability under the ABL Facility of less than the greater of $80 million and 10% of the Line Cap at any time during such one year period); provided further, that following the occurrence and during the continuation of an event of default, such audits and/or appraisals may be conducted at the Borrower’s sole cost and expense as many times as the ABL Administrative Agent shall consider reasonably necessary.

Negative Covenants:	Consistent with the ABL Documentation Principles, limited to the negative covenants set forth in the section titled “Negative Covenants” (as qualified by the exceptions set forth therein) in Exhibit C to the Commitment Letter and substantially identical to such negative covenants included in the First-Lien Documentation (except that the ABL Documentation shall replace any “Available Amount” basket or baskets with an “Available Equity Amount” basket, as defined in accordance with the ABL Documentation Principles), but modified pursuant to the ABL Documentation Principles.

Notwithstanding the foregoing, so long as no Specified Default is then continuing, subject to the Borrower having (A) pro forma (for any of the actions to be taken in clauses (i) through (iv) below) Excess Availability of the greater of (I) $80 million (or $100 million with respect to clause (i) below) or (II) 10% (or 12.5% with respect to clause (i) below) of the Line Cap and (B) a pro forma (for any of the actions to be taken in clauses (i) through (iv) below) Fixed Charge Coverage Ratio ((x) with Consolidated EBITDA defined as set forth in Exhibit C to the Commitment Letter, (y) with fixed charges to be defined in a manner consistent with the ABL Documentation Principles and (z) to be tested for the most recently ended four fiscal quarters) of greater than 1.00:1.00, the ABL Documentation will, among other exceptions, permit (i) dividends and other payments in respect of capital stock, (ii) investments and acquisitions, (iii) liens that are secured by the ABL Priority Collateral on a junior basis, (iv) the incurrence of unsecured, non-amortizing long term debt with maturities six-months later than the ABL Facility and (v) the repurchase, redemption or prepayment of subordinated debt; provided, however, that the condition set forth in clause (B) above shall not apply if, pro forma for any of the actions to be taken in clauses (i) through (iv) above, the Borrower has

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Excess Availability of the greater of (I) $120 million (or $140 million with respect to clause (i) above) and (II) 15% (or 17.5% with respect to clause (i) above) of the Line Cap (the foregoing being the “Payment Conditions”).

Asset Sales:	The Borrower or any Restricted Subsidiary will be permitted to dispose or sell any of its assets on an unlimited basis for fair market value so long as (i) (a) no event of default has occurred and is continuing or would result from such disposition or sale (other than any disposition or sale made pursuant to a legally binding commitment entered into at a time when no event of default existed or would have resulted from such disposition or sale) and (b) at least 75% of the consideration for asset sales in excess of $50 million consists of cash (subject to customary exceptions to the cash consideration requirements consistent with the ABL Documentation Principles to be set forth in the ABL Documentation, including a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) or (ii) (a) such asset sales do not constitute a sale of all or substantially all of the Borrower’s assets and (b) the applicable Payment Conditions are satisfied on a pro forma basis.

Financial Covenant:

None, as long as Excess Availability is not less than, for three consecutive business days, the greater of (a) 10% of the Line Cap, and (b) $80 million. In the event that Excess Availability falls below such threshold for three consecutive business days, the Borrower will not permit the Fixed Charge Coverage Ratio to be less than 1.00:1.00 for the four consecutive fiscal quarters ended as of the immediately preceding fiscal quarter for which financial statements have been or are required to be delivered. Once tested, the financial covenant shall continue to be tested on a quarterly basis until the Borrower exceeds the threshold for 25 consecutive days.

For purposes of determining compliance with the financial covenant, any cash equity (which to the extent constituting other than common equity will be on terms and conditions reasonably acceptable to the ABL Administrative Agent) contribution made to the Borrower after the beginning of the relevant fiscal quarter after the Closing Date and on or prior to the day that is (i) with respect to a breach of the financial Fixed Charge Coverage Ratio that occurs on the date that such financial covenant is triggered, the date that is ten (10) days after such trigger date or (ii) otherwise, the date that is ten (10) days after the date on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified

[Commitment Letter]

Equity Contribution”), provided that (a) in each four consecutive fiscal quarter period, there shall be at least one fiscal quarter in respect of which no Specified Equity Contribution is made, (b) no more than five Specified Equity Contributions may be made during the term of the ABL Facility, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant, (d) all Specified Equity Contributions shall be disregarded for the purposes of determining any baskets with respect to the covenants and the Borrowing Base contained in the ABL Facility and (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenant for the fiscal quarter in which such Specified Equity Contribution is made; provided that to the extent such proceeds are applied to prepay indebtedness, such reduction may be given effect in determining compliance with the financial covenant for fiscal quarters after the fiscal quarter in which such Specified Equity Contribution is made. The ABL Lenders shall not be obligated to extend additional credit under the ABL Facility during the period between the breach of the Financial Covenant and the consummation of the exercise of any Specified Equity Contribution.

Unrestricted Subsidiaries:	The ABL Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a Restricted Subsidiary subject solely to the terms and conditions set forth under the section titled “Unrestricted Subsidiaries” in Exhibit C to the Commitment Letter and identical to such terms and conditions set forth in the First-Lien Documentation.

Events of Default:	Consistent with the ABL Documentation Principles, limited to the events of default set forth in the section titled “Events of Default” in Exhibit C to the Commitment Letter and substantially identical to such events of default included in the First-Lien Documentation; provided that failure to deliver a Borrowing Base certificate shall be subject to a 5-day cure period (and a shorter period for weekly Borrowing Base certificates) after such failure, failure to comply with the cash management covenant shall not be subject to a grace period and the ABL Facility shall cross-default to the First-Lien Facility, the Notes and all other indebtedness in excess of $50 million.

Voting:	Amendments and waivers of the ABL Documentation will require the approval of ABL Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility, except that (i) solely the consent of each ABL Lender

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directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such ABL Lender (it being understood that a waiver of any Default or Event of Default will not constitute an increase in commitments), (B) reductions of principal, reimbursement obligations, interest or fees (other than a waiver of default interest) (it being understood that a waiver of any Default or Event of Default will not constitute a reduction in principal), (C) extensions of final maturity or any date for the payment of interest or fees (it being understood that a waiver of any Default or Event of Default will not constitute an extension of the final maturity date or the date for payment of any interest or fees) and (D) modifications of the pro rata payment and sharing provisions, (ii) the consent of 100% of the ABL Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the ABL Guarantees or all or substantially all of the value of the Collateral (other than in connection with any sale of the Collateral or of the relevant Guarantor permitted by the ABL Documentation), (iii) the consent of ABL Lenders holding at least 66 2/3% of the aggregate amount of loans and commitments under the Facility shall be required with respect to changes in the definition of Borrowing Base or the constituent definitions in a manner intended to increase availability under the ABL Facility; and (iv) customary protections for the ABL Administrative Agent, the Swingline Lender and the Issuing Bank will be provided.

The ABL Documentation shall contain customary provisions for replacing non-consenting ABL Lenders in connection with amendments and waivers requiring the consent of all ABL Lenders or of all ABL Lenders directly affected thereby so long as the Required ABL Lenders shall have consented thereto.

Cost and Yield Protection:	The same as those in the First-Lien Documentation.

Assignments and Participations:	After the Closing Date, the ABL Lenders will be permitted to assign to eligible assignees loans and/or commitments under the ABL Facility with the consent of the Borrower, the Swingline Lender, the Issuing Bank and the ABL Administrative Agent (in each case (except with respect to assignments to competitors of the Borrower) not to be unreasonably withheld or delayed, the Borrower will be deemed to have consented 15 business days after any request for consent); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a Specified Default for an assignment to a person other than a Disqualified Lender or (ii) if such assignment is an assignment to another ABL Lender or a U.S.-based affiliate of an ABL Lender and (B) no consent of the ABL Administrative Agent shall be required with respect to assignment of any ABL Loans, if such assignment is

[Commitment Letter]

an assignment to another ABL Lender. Each assignment (other than to another ABL Lender, an affiliate of an ABL Lender or an approved fund) will be in an amount of an integral multiple of $2,500,000 (or lesser amounts, if agreed between the Borrower and the ABL Administrative Agent) or, if less, all of such ABL Lender’s remaining loans and commitments. The ABL Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment and which may be waived or reduced in the sole discretion of the ABL Administrative Agent.

The ABL Lenders will be permitted to sell participations in loans and commitments (other than to Disqualified Lenders) without restriction in accordance with applicable law. Participants will have the same benefits as the selling ABL Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions; provided that no participant shall be entitled to receive any greater payment under the cost and yield protection provisions than the applicable ABL Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participant, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any amortization, interest or fee payment and (d) releases, except as otherwise contemplated by the ABL Documentation, of the guarantees of all or substantially all ABL Guarantees or all or substantially all of the Collateral.

Any assignment or participation by an ABL Lender (knowingly, with respect to participations) without the Borrower’s consent to a Disqualified Lender shall not be permitted, provided that upon inquiry by any ABL Lender to the ABL Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the ABL Administrative Agent shall be permitted to disclose to such ABL Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders.

Assignments to the Borrower and its affiliates (including any direct parent of the Borrower and its subsidiaries) shall not be permitted.

Expenses and Indemnification:	If the Transactions are consummated and the Closing Date occurs, the Borrower shall pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the ABL Administrative Agent, the Issuing Bank, the Swingline Bank and the ABL Arrangers (without duplication) associated with the syndication of the ABL Facility and the preparation, execution and delivery, administration,

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amendment, modification, waiver and/or enforcement of the ABL Documentation (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of the one counsel identified herein and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Parties (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Parties) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent the Borrower has consented to the retention of such person (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the ABL Administrative Agent, the ABL Arranger, the ABL Lenders and their affiliates, and their officers, directors, employees, advisors, agents, controlling persons and other representatives and the successors and permitted assigns of each of the foregoing (collectively, the “Indemnified Parties” and each individually, an “Indemnified Party”), and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for all Indemnified Parties and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Parties (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Parties) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent the Borrower has consented to the retention of such person (such consent not to be unreasonably withheld or delayed)) of any such Indemnified Party arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Party is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such party or any of its affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by any

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such person or one of its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) disputes between and among Indemnified Parties (other than in connection with an Indemnified Party acting in its capacity as an ABL Arrangers or ABL Administrative Agent or any other agent or co-agent (if any) designated by an ABL Arranger, in each case acting in their respective capacities as such) that do not involve an act or omission by the Borrower or its Restricted Subsidiaries.

Notwithstanding any other provision herein, no party hereto nor any affiliate of any party hereto, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Term Sheets, the Fee Letter, the Facilities Documentation, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph in respect of any third party claims alleging such indirect, special, punitive or consequential damages in connection with which such Indemnified Party is entitled to indemnification hereunder. Notwithstanding the foregoing, each Indemnified Party will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Party is not entitled to payment of such amounts in accordance with the terms hereof.

The Borrower shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent in any such claim, litigation, investigation or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with the preceding paragraph. The Borrower shall not, without the prior written consent of the applicable Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (a) such settlement includes a full and unconditional release of such Indemnified Party in form and substance reasonably satisfactory to

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such Indemnified Party from all liability on claims that are the subject matter of such claim, litigation, investigation or proceeding and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party.

In case any claim, litigation, investigation or proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify the Borrower of the commencement of any such claim, litigation, investigation or proceeding; provided, however, that the failure to so notify the Borrower will not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this “Expenses and Indemnification” section or from any liability that the Borrower may have to such Indemnified Party other than pursuant to this “Expenses and Indemnification” section, except to the extent that the Borrower is materially prejudiced by such failure. In connection with any one claim, litigation, investigation or proceeding, the Borrower will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Parties plus additional conflicts and local counsel as provided herein.

Governing Law and Forum:	New York.

Counsel to the ABL Administrative Agent and ABL Arrangers:	Cahill Gordon & Reindel LLP.

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ANNEX I to

EXHIBIT B

Interest Rates:	Initially, from and after the Closing Date until the last day of the first full fiscal quarter ending after the Closing Date, the interest rates under the ABL Facility will be Adjusted LIBOR plus 1.50% for Adjusted LIBOR Loans or ABR plus 0.50% for ABR Loans, and then on the first day of each fiscal quarter thereafter (the “Adjustment Date”), the applicable margin under the ABL Facility will be determined from the pricing grid below based on the Average Excess Availability for the fiscal quarter ending immediately prior to such Adjustment Date.

Average Excess Availability	Applicable Margin for Adjusted LIBOR Loans	Applicable Margin for ABR Loans
Greater than or equal to 66.67% of the Line Cap	1.25%	0.25%
Greater than or equal to 33.33% of the Line Cap but less than 66.67% of the Line Cap	1.50%	0.50%
Less than 33.33% of the Line Cap	1.75%	0.75%

All Swingline Loans shall be ABR Loans.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant ABL Lenders, 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each

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Annex I to Exhibit B-1

interest period and, for interest periods of greater than 3 months, every 3 months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

ABR is the Alternate Base Rate, which is the highest of (i) the ABL Administrative Agent’s “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iii) the one-month Adjusted LIBOR rate plus 1.00% per annum.

Adjusted LIBOR is the highest of (i) the London interbank offered rate for dollars, adjusted for statutory reserve requirements and (ii) 0%.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the ABL Facility will accrue on the aggregate face amount of outstanding letters of credit under the ABL Facility, payable in arrears at the end of each quarter after the Closing Date and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the ABL Lenders pro rata in accordance with the amount of each such Lender’s ABL Facility commitment, with exceptions for defaulting Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon not to exceed 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter after the Closing Date and upon the termination of the ABL Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	Initially, from and after the Closing Date until the last day of the first full fiscal quarter ending after the Closing Date, the commitment fees under the ABL Facility will be 0.375% per annum on the undrawn portion (for this purpose, disregarding Swingline Loans as a utilization of the ABL Facility) of the commitments in respect of the ABL Facility, and then thereafter (a) if average daily usage is greater than or equal to 50% of the total commitments, 0.25% per annum on the undrawn portion (for this purpose, disregarding Swingline Loans as a utilization of the ABL Facility) of the commitments in respect of the ABL Facility and (b) if average daily usage is less than 50% of the total commitments, 0.375% per annum on the undrawn portion (for this purpose, disregarding Swingline Loans as a utilization of the ABL Facility) of the commitments in respect of the ABL Facility. All commitment fees shall be payable quarterly in

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Annex I to Exhibit B-2

arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

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Annex I to Exhibit B-3

EXHIBIT C

Project Renovation

$550 million Senior Secured First-Lien Facility

Summary of Principal Terms and Conditions2

Borrower:	The Borrower as set forth in Exhibit A to the Commitment Letter.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

First-Lien Administrative Agent and Collateral Agent:	DBNY will act as sole first-lien administrative agent and sole first-lien collateral agent (in such capacities, the “First-Lien Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower and excluding any Disqualified Lender (together with the Initial First-Lien Lender, the “First-Lien Lenders”), and will perform the duties customarily associated with such roles.

First-Lien Arrangers and Bookrunners:	Each of DBSI, Citi, CS, KeyBanc and STRH will act as a lead arranger and bookrunner for the First-Lien Facility and will perform the duties customarily associated with such role.

Syndication Agent and Documentation Agent(s):	The Borrower may designate additional financial institutions, reasonably acceptable to the First-Lien Arrangers to act as syndication agent and documentation agent(s).

First-Lien Facility:	A senior secured first-lien term loan facility (the “First-Lien Facility” and the First-Lien Term Loans thereunder, the “Initial First-Lien Term Loans”) in an aggregate principal amount of $550 million plus, at the Borrower’s election, an amount sufficient to fund any additional original issue discount (“OID”) or upfront fees required to be funded in the “market flex” provisions implemented pursuant to the Fee Letter; provided that in order to avoid funding into a default under the Existing Indenture, the Borrower may elect at its option (such election, the “Backstop Election”) (prior to the launch of syndication of the First-Lien Facility) to increase the amount of the First-Lien Facility, to the extent any Backstop Term Loans (as defined below) borrowed thereunder are used to repay, redeem, satisfy and discharge, or defease all of the Existing Senior Notes (used herein as defined in Exhibit C hereto), by an amount not to exceed (x) $350 million, plus (y) an amount equal to any applicable make-whole premium required by the Existing Indenture (as determined prior to the launch of syndication) with respect to the Existing Senior Notes (the sum of $350 million (as set forth in clause (x) above), plus the amount of such make-whole premium set

[2]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

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forth in clause (y), the “Backstop Amount”); provided that at the time of and after giving effect on a pro forma basis to the Transactions, including the incurrence of any such Backstop Term Loans under this clause (y) on the Closing Date, the Senior Secured First-Lien Net Leverage Ratio (as defined in Exhibit C hereto) (excluding all ABL Loans outstanding under the ABL Facility at such time which are being used for working capital purposes) shall not exceed 4.25:1.00 (as determined on the Closing Date) (such First-Lien Term Loans incurred pursuant to the foregoing clauses (x) and (y), the “Backstop Term Loans” and together with the Initial First-Lien Term Loans, the “First-Lien Term Loans”). For the avoidance of doubt, the Backstop Term Loans shall have identical terms to the Initial First-Lien Term Loans and be treated as First-Lien Term Loans for all purposes hereunder, with a corresponding pro rata increase in the commitment of each Initial First-Lien Lender hereunder. The “Existing Senior Notes” means the “Notes” as defined under the Existing Indenture. The First-Lien Term Loans will be offered with 100 bps of OID or upfront fees on the aggregate amount thereof funded on the Closing Date.

Incremental Facilities:

The First-Lien Facility will permit the Borrower from time to time, on one or more occasions, to (a) add one or more incremental term loan facilities to the First-Lien Facility (each, a “First-Lien Incremental Term Facility”) and/or (b) increase commitments under the First-Lien Facility or any First-Lien Incremental Term Facility (each, a “First-Lien Incremental Term Increase” and together with any First-Lien Incremental Term Facility, the “First-Lien Incremental Facilities”); provided that:

(i) at the time of and after giving effect to the effectiveness of any proposed First-Lien Incremental Facility the amount thereof shall not exceed the sum of (A) an aggregate principal amount equal to the maximum amount (if any) of First-Lien Incremental Facilities that could be established or incurred (I) in the case of Incremental Facilities secured on a pari passu basis with the First-Lien Facility, without causing the Senior Secured First-Lien Net Leverage Ratio (as defined below) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are available, on a pro forma basis giving effect to such First-Lien Incremental Facility (and netting any cash proceeds from such incurrence not applied promptly for the specified transaction in connection with such incurrence upon receipt thereof in calculating the ratio) and any related acquisitions or investments consummated in connection therewith and all other appropriate pro forma adjustments, to either (x) exceed 4.00:1.00 on a pro forma basis or (y) in the case of debt incurred to consummate a Permitted Acquisition or other investments not prohibited by the First-Lien Documentation, either (i) shall not exceed 4.00:1.00 on a pro forma basis or (ii) shall not be greater than immediately prior to such

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transactions; provided that to the extent the proceeds of any such First-Lien Incremental Facility are to be used to repay indebtedness, it shall not limit the Borrower’s ability to give pro forma effect to such repayment of indebtedness, (II) in the case of Incremental Facilities secured on a junior basis with the First-Lien Facility, either (x) the Senior Secured Net Leverage Ratio (as defined in Exhibit D to the Commitment Letter) shall not exceed 4.50:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (y) in the case of debt incurred to consummate a Permitted Acquisition or other investments not prohibited by the First-Lien Documentation, either (i) shall not exceed 4.50:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (ii) shall not be greater than immediately prior to such transactions and (III) in the case of any unsecured Incremental Facilities, either (1) the Total Net Leverage Ratio (as defined in Exhibit D to the Commitment Letter) (x) shall not exceed 6.00:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (y) in the case of debt incurred to consummate a Permitted Acquisition or other investments not prohibited by the First-Lien Documentation, either (i) shall not exceed 6.00:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (ii) shall not be greater than immediately prior to such incurrence of debt or (2) the Interest Coverage Ratio (to be defined in a manner consistent with the Precedent First-Lien Credit Agreement definition of Fixed Charge Coverage Ratio, but generally defined as the ratio of Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters for which financial statements are available to net cash interest expense for such period) would be either (x) at least 2.00:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (y) in the case of debt incurred to consummate a Permitted Acquisition or other investments not prohibited by the First-Lien Documentation, either (i) at least 2.00:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (ii) not less than immediately prior to such transactions and (B) the Incremental Base Amount (the applicable amount under clause (A) or (B), the “Available Incremental Amount”), it being understood that (I) the Borrower may elect to

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use clause (A) of the Available Incremental Amount prior to clause (B) thereof, and if both clause (A) and (B) are available and the Borrower does not make an election, the Borrower will be deemed to have elected clause (A) and (II) the Borrower may redesignate any indebtedness originally designated as incurred under clause (B) as having been incurred under clause (A), so long as at the time of such redesignation, the Borrower would be permitted to incur under clause (A) the aggregate principal amount of indebtedness being so redesignated (for purposes of clarity, with any such redesignation having the effect of increasing the Borrower’s ability to incur indebtedness under clause (B) as of the date of such redesignation by the amount of indebtedness so redesignated). The “Incremental Base Amount” means, as of any date of determination, the sum of (1) the greater of (x) $375 million and (y) an amount equal to the Consolidated EBITDA (as defined below) on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments (including use of proceeds) for the most recently ended period of four consecutive fiscal quarters for which financial statements are available prior to such date of determination, plus (2) all voluntary prepayments of the First-Lien Facility made prior to the date of any such incurrence (other than prepayments with the proceeds of (i) First-Lien Refinancing Facilities or First-Lien Refinancing Debt, (ii) indebtedness the proceeds of which are used to refinance the Facilities and (iii) other long-term indebtedness) minus (3) the aggregate principal amount of all First-Lien Incremental Facilities or Incremental Equivalent Debt theretofore incurred in reliance of clauses (1) and (2) of this definition;

(ii) no existing First-Lien Lender will be required to participate in any such First-Lien Incremental Facility without its consent;

(iii) no event of default shall have occurred and be continuing or shall result from the incurrence of any First-Lien Incremental Facility (except in connection with a Limited Conditionality Transaction (as defined below));

(iv) the maturity date of any such First-Lien Incremental Term Facility shall be no earlier than the maturity date of the First-Lien Facility and the weighted average life of such First-Lien Incremental Term Facility shall be no shorter than the then remaining weighted average life of the First-Lien Facility;

(v) any First-Lien Incremental Term Increase shall be on the same terms and pursuant to the same documentation applicable to the First-Lien Facility (excluding upfront fees and customary arranger fees);

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(vi) the interest rate margins, upfront fees, OID and (subject to clause (iv)) amortization schedule applicable to any First-Lien Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that, only in the case of any First-Lien Incremental Term Facility incurred under clause (A) of the Available Incremental Amount, if the “yield” (to be defined to include interest margins, upfront fees, LIBOR floor, ABR floor and OID on customary terms, with upfront fees and original issue discount being equated to interest margins based on an assumed four-year life to maturity, but excluding any prepayment premiums, customary arrangement, syndication, structuring fees, and commitment fees or other fees payable in connection therewith) of any such First-Lien Incremental Term Facility incurred on or prior to the date that is twelve (12) months after the Closing Date exceeds the “yield” on the First-Lien Facility by more than 50 basis points, the applicable margins for such First-Lien Facility shall be increased to the extent necessary so that the “yield” on such First-Lien Facility is 50 basis points less than the “yield” on such First-Lien Incremental Term Facility (it being agreed that any increase in “yield” to any existing First-Lien Facility required due to the application of a LIBOR or ABR floor on any First-Lien Incremental Term Facility will be effected solely through an increase in such floor (or an implementation thereof), as applicable);

(vii) there shall be no requirement for the Borrower to bring down the representations and warranties unless, and to the extent otherwise required by, the lenders providing such First-Lien Incremental Term Facility;

(viii) any pari passu or junior secured First-Lien Incremental Term Facility shall be secured only by the Collateral and no First-Lien Incremental Term Facility shall be guaranteed by entities other than the Guarantors; and

(ix) any First-Lien Incremental Term Facility shall be on terms and pursuant to documentation as determined by the Borrower and such lenders providing such facilities;

provided that, to the extent such terms and documentation are not consistent with the First-Lien Facility (except to the extent permitted by clauses (iv) and (vi) above), the terms and conditions of any such First-Lien Incremental Term Facility shall be as agreed between the Borrower and the lenders providing any such First-Lien Incremental Term Facility.

The Borrower may seek commitments in respect of the First-Lien Incremental Facilities, in its sole discretion, from existing First-Lien Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial

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institutions and other persons who will become First-Lien Lenders in connection therewith (“Additional First-Lien Lenders”) or both from existing First-Lien Lenders and Additional First-Lien Lenders; provided that the First-Lien Administrative Agent shall have consent rights (not to be unreasonably withheld, conditioned or delayed) with respect to such Additional First-Lien Lenders, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional First-Lien Lenders.

In addition, the Borrower may, in lieu of adding First-Lien Incremental Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt (as defined below), subject to no event of default (except in connection with a Limited Conditionality Transaction (as defined below)) and entering into intercreditor documentation reasonably acceptable to the First-Lien Administrative Agent and the Borrower, if applicable.

“Incremental Equivalent Debt” means indebtedness in an aggregate principal amount not to exceed the then-available Available Incremental Amount, consisting of senior secured first lien notes and/or term loans or junior lien term loans or notes, subordinated term loans or notes or senior unsecured term loans or notes, or any bridge facility, in each case, issued in (x) a public offering, Rule 144A or other private placement or (y) a bridge facility or in a syndicated loan financing or otherwise in lieu of an Incremental Facility, in each case, on terms and conditions that are customary as of the date of incurrence thereof; provided that (a) such Incremental Equivalent Debt (other than any first lien term loans) will not be subject to the “most favored nation” pricing provisions set forth in the proviso of clause (vi) in this “Incremental Facilities” section, (b) the maturity date of such Incremental Equivalent Debt will be no earlier than the maturity date of the First-Lien Facility, (c) the weighted average life to maturity of such Incremental Equivalent Debt may not be shorter than the remaining weighted average life to maturity of the First-Lien Facility, and (d) if such Incremental Equivalent Debt is secured equally and ratably with the First-Lien Facility or by liens that are junior to the liens securing the First-Lien Facility, such Incremental Equivalent Debt will be subject to customary intercreditor arrangements consistent with the First-Lien Documentation Principles or otherwise reasonably satisfactory to the First-Lien Administrative Agent and the Borrower.

“Consolidated EBITDA” will be defined, including with regard to defined terms used in such definition, in a manner no less favorable to the Borrower than the Precedent First-Lien Credit Agreement and modified, if necessary, to provide for the add-back of cost savings that result and cost savings that are expected in good faith to result

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from the Transactions and other actions taken, committed to be taken or planned to be taken within 24 months after the end of the relevant period (in the case of expected cost savings, in each case, reasonably identifiable and factually supportable, and calculated on a “run rate” basis such that the full recurring benefit associated therewith is taken into account without double counting the amount of actual benefits realized in connection therewith) and modified further as reasonably agreed (1) to more accurately reflect the business and financial accounting of the Borrower, including as reflected in the Model (as defined in Exhibit B to the Commitment Letter) and (2) to clarify or address technical clarifications for the most recently completed period of four consecutive fiscal quarters for which financial statements have been delivered prior to such date.

The proceeds of any First-Lien Incremental Facility may be used for general corporate purposes of the Borrower and its restricted subsidiaries (the “Restricted Subsidiaries”), including for capital expenditures, acquisitions, restricted payments, refinancing of indebtedness and any other transaction, in each case not prohibited by the First-Lien Documentation.

Limited Conditionality Provision:	For purposes of determining pro forma compliance with any Senior Secured First-Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio, Total Net Leverage Ratio or the Interest Coverage Ratio in the First-Lien Facility, the amount or availability of the Available Amount Basket or any other basket based on Consolidated EBITDA or total assets, or whether a default or event of default has occurred and is continuing, in each case in connection with the consummation of an acquisition or an investment that the Borrower or one or more of its subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement) and whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition or investment, a “Limited Conditionality Transaction”), the date of determination shall, at the option of the Borrower, be the time the definitive agreements for such acquisition or investment are entered into after giving pro forma effect to such acquisition or investment and the other transactions to be entered into in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable test period, and, for the avoidance of doubt, if any of such ratios or amounts are exceeded as a result of fluctuations in such ratio or amount including due to fluctuations in Consolidated EBITDA of the Borrower or the person subject to such acquisition or investment, at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have

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been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if the Borrower elects to have such determinations occur at the time of entry into such definitive agreement, the indebtedness to be incurred (and any associated lien) shall be deemed incurred at the time of such election (until such time as the indebtedness is actually incurred or the applicable acquisition agreement is terminated without actually consummating the applicable acquisition) and outstanding thereafter for purposes of pro forma compliance with any applicable Senior Secured First-Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio in the First-Lien Facility or the amount or availability of the Available Amount Basket or any other basket based on Consolidated EBITDA or total assets, as the case may be.

Refinancing Facilities:	The First-Lien Documentation will permit the Borrower to refinance and/or replace loans under the First-Lien Facility on a dollar-for-dollar basis (including the payment of interest, premiums, fees and expenses in connection therewith) from time to time, in whole or in part, with (a) one or more new term facilities (each, a “First-Lien Refinancing Facility”) under the First-Lien Documentation with the consent of the Borrower and the institutions providing such First-Lien Refinancing Facility and/or (b) one or more additional series of senior secured or unsecured notes or loans that will be (x) secured by the Collateral on a pari passu basis with the First-Lien Facility, (y) secured on a “silent” subordinated basis to the First-Lien Facility and to the obligations under any senior secured notes described in clause (x) above or (z) unsecured, and, in the case of clause (x) and (y), that will be subject to the Intercreditor Agreement (any such notes or loans described in this clause (b), “First-Lien Refinancing Debt”); provided that (i) any First-Lien Refinancing Facility or First-Lien Refinancing Debt shall not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the First-Lien Facility being refinanced and (ii) the other terms and conditions of any such First-Lien Refinancing Facility or First-Lien Refinancing Debt shall be as agreed between the Borrower and the lenders providing any such First-Lien Refinancing Facility or First-Lien Refinancing Debt. The First-Lien Refinancing Facilities and First-Lien Refinancing Debt will not be subject to any “most favored nation” pricing provisions.

Purpose:	The proceeds of borrowings under the First-Lien Facility will be used, directly or indirectly, on the Closing Date, together with proceeds of the borrowings under the ABL Facility, the issuance of the Notes (including any Unsecured Backstop Notes) and/or incurrence of the Bridge Loans, the issuance of the Secured Backstop Notes and/or incurrence of the Secured Backstop Bridge Loans (if applicable), the Equity Issuance and cash on hand, if any,

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at the Company or the Borrower, to pay the Acquisition Costs, the Refinancing, the refinancing of the Existing Senior Notes (if applicable) and for general corporate purposes.

Availability:	The First-Lien Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the First-Lien Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I to this Exhibit C.

Default Rate:	Upon the occurrence and during the continuance of a Specified Event of Default (as defined below), all overdue principal amounts will bear interest at the applicable interest rate plus 2.00% per annum, and overdue interest, fees and expenses shall bear interest at the interest rate applicable to ABR loans (as defined in Annex I to this Exhibit C) plus 2.00% per annum, and in each case, shall be payable on demand and shall begin to accrue from the date of such Specified Event of Default.

“Specified Event of Default” means (a) any payment Event of Default (with respect to any principal, interest, fees or expenses) and (b) any bankruptcy Event of Default.

Defaulting Lenders:	The First-Lien Facility will contain provisions with respect to Defaulting Lenders substantially identical to (but no less favorable to the Borrower than) those in the Precedent First-Lien Credit Agreement.

Final Maturity and Amortization:	The First-Lien Facility will mature on the date that is seven (7) years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the First-Lien Facility, commencing with the first full fiscal quarter after the Closing Date, with the balance payable on the seventh (7th) anniversary of the Closing Date; provided that the First-Lien Documentation shall provide the right for individual First-Lien Lenders to agree to extend the maturity date of the outstanding First-Lien Term Loans held by such First-Lien Lenders upon the request of the Borrower and without the consent of any other First-Lien Lender (subject to terms and conditions no more restrictive than those set forth in the Precedent First-Lien Credit Agreement, in any event not to be subject to any “most favored nation” pricing or minimum extension condition).

Guarantees:	Subject to the Certain Funds Provisions, all obligations of the Borrower under the First-Lien Facility (the “First-Lien Borrower Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis (but subject to the priorities set forth in the Intercreditor Agreement) by each Guarantor (as defined in that certain Indenture dated as of May 29, 2013, among the

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Borrower, Wilmington Trust, National Association, as Trustee (as defined therein) and the Guarantors (as defined therein) party thereto (the “Existing Indenture”)) under the Existing Indenture, the Company and each wholly-owned domestic subsidiary of the Company that would be required to become a guarantor under the Existing Indenture if it were a subsidiary of the Borrower, in each case, subject to certain exceptions and limitations consistent with the First-Lien Documentation Principles (such guarantees, the “First-Lien Guarantees”).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the First-Lien Administrative Agent reasonably agree that the cost, burden, difficulty or consequence of providing such a guarantee outweighs the value afforded thereby.

The Borrower may, at its option, cause any domestic or, as reasonably acceptable to the First-Lien Administrative Agent, foreign restricted subsidiary that is not a wholly owned subsidiary (including any consolidated affiliate in which the Borrower and its subsidiaries own no equity interest) to become a Guarantor.

Security:	Subject to the limitations set forth below in this section and subject to the Intercreditor Agreement (as defined below) and the Certain Funds Provisions, the First-Lien Borrower Obligations and the First-Lien Guarantees will be secured by: (a) a perfected second-priority security interest on the ABL Facility Collateral and (c) a perfected first-priority security interest in the Notes Collateral (as defined in the Existing Indenture) (the “First-Lien Facility Collateral”), in each case subject to permitted liens, including in respect of the ABL Facility, and to exceptions and limitations consistent with the First-Lien Documentation Principles.

Notwithstanding anything to the contrary, the Collateral shall exclude all Excluded Collateral (as defined in the Existing Indenture).

Notwithstanding anything to the contrary, the Borrower and the Guarantors shall not be required, nor shall the First-Lien Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (B) filings in United States government offices with respect to intellectual property as expressly required in the First-Lien Documentation, (C) mortgages in respect of fee-owned real property with a fair market value in excess of an amount

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to be agreed, (D) subject to the Intercreditor Agreement, delivery to the First-Lien Administrative Agent (or the trustee under the Existing Senior Notes pursuant to the Intercreditor Agreement) (or to the ABL Administrative Agent under the ABL Facility on its behalf in the case of ABL Facility Collateral) to be held in its possession of all Collateral consisting of intercompany notes, stock certificates of the Borrower and its subsidiaries and instruments, in each case as expressly required in the First-Lien Documentation, (ii) to enter into any control agreement with respect to any deposit account or securities account that is not provided in connection with the ABL Facility (for so long as the ABL Facility is in effect) or (iii) to take any action (other than the actions listed in clause (i)(A) and (D) above) with respect to any assets located outside of the United States.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the First-Lien Documentation, and none of the Collateral shall be subject to other pledges, security interests or mortgages (except liens relating to the ABL Facility, the Existing Senior Notes, the Secured Backstop Notes, any other permitted liens and other exceptions and baskets to be set forth in the First-Lien Documentation).

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the Collateral among the ABL Lenders and the First-Lien Lenders will be subject to the Existing Intercreditor Agreement.

Mandatory Prepayments:	Loans under the First-Lien Facility shall be prepaid with:

	(A)	commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow (as defined, including with regard to defined terms used in such definition, in a manner consistent with the Precedent First-Lien Credit Agreement and modified as reasonably agreed (1) to more accurately reflect the business and financial accounting of the Borrower and its subsidiaries and (2) to clarify or address technical clarifications), with step-downs to 25% upon achievement of a Senior Secured First-Lien Net Leverage Ratio equal or less than 3.50:1.00 and to 0% upon achievement of a Senior Secured First-Lien Net Leverage Ratio equal or less than 3.00:1.00; provided that, (i) at the option of the Borrower, any voluntary prepayments of loans under the First-Lien Facility (including prepayments at a discount to par under the First-Lien Facility or under any First-Lien Incremental Facility, with credit given for the actual amount of the cash payment) made during such fiscal year or on or prior to the 90th day after the end of such fiscal year (and without duplication in the next fiscal year) other than prepayments funded with the proceeds of incurrences of

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long-term indebtedness, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (and to any subsequent fiscal year to the extent the amount of such prepayments exceed the amount of prepayments required to be made from Excess Cash Flow for such year, when taken together with any other payments required for such year) (with the Senior Secured First-Lien Net Leverage Ratio for purposes of determining the applicable Excess Cash Flow percentage above recalculated to give pro forma effect to any such cash pay down or reduction made during such time period);

(B)	100% of the net cash proceeds (which will be defined to exclude, among other things, the amount of any required taxes that the Borrower and/or its Restricted Subsidiaries may make as a result of such sale or disposition) of all non-ordinary course asset sales or other dispositions of property by the Borrower and its Restricted Subsidiaries (including insurance and condemnation proceeds and sale leaseback proceeds), subject to thresholds to be mutually agreed and subject to the right of the Borrower and the Restricted Subsidiaries to reinvest 100% of such proceeds if such proceeds are reinvested (or committed to be reinvested) within 365 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after the expiration of such 365-day period, and other exceptions to be set forth in the First-Lien Documentation; and

(C)	100% of the net cash proceeds of issuances of debt obligations of the Borrower and its Restricted Subsidiaries after the Closing Date (other than debt permitted under the First-Lien Documentation, excluding First-Lien Refinancing Facilities and First-Lien Refinancing Debt).

Mandatory prepayments shall be applied, without premium or penalty (other than as provided under the second paragraph of the section “Voluntary Prepayments and Reductions in Commitments”), subject to reimbursement of the First-Lien Lenders’ usual and customary redeployment costs (excluding loss of profit) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, as directed by the Borrower and, in the absence of such direction, in direct order of maturity (including any First-Lien Incremental Facility).

Any First-Lien Lender may elect not to accept its pro rata portion of any mandatory prepayment other than in respect of a First-Lien Refinancing Facility or any First-Lien Refinancing Debt (each a “First-Lien Declining Lender”). Any prepayment amount declined

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by a First-Lien Lender (the “Declined Proceeds”) may be retained by the Borrower and will build the Available Amount Basket (as defined below).

Mandatory prepayments will not be required to the extent the Borrower reasonably determines that any required repatriation of funds from the Borrower’s foreign subsidiaries in order to effect such prepayments would have a material adverse tax or cost consequence for itself or its beneficial owners, contravene applicable law or give rise to a risk of liability for the directors of such subsidiaries.

Voluntary Prepayments and Reductions in Commitments:	Voluntary prepayments of borrowings under the First-Lien Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium (other than as provided below) or penalty, subject to reimbursement of the Lenders’ redeployment and customary breakage costs (excluding loss of profit) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All (i) voluntary prepayments of First-Lien Term Loans and (ii) mandatory prepayments of First-Lien Term Loans with the proceeds of First-Lien Refinancing Facilities or First-Lien Refinancing Debt, in the case of each of clauses (i) and (ii) in connection with any Repricing Transaction (as defined below), shall be accompanied by a premium (expressed as a percentage of the principal amount of such First-Lien Term Loans to be prepaid) equal to (a) on or prior to the six-month anniversary of the Closing Date, 1.00% and (b) thereafter, 0%. A “Repricing Transaction” means the prepayment or refinancing of all or a portion of the First-Lien Term Loans with the incurrence by the Borrower or any Guarantor of any long-term bank debt financing incurred for the primary purpose (as reasonably determined by the Borrower) of reducing the effective interest cost or weighted average yield (as reasonably determined by the First-Lien Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith and any OID or upfront fees in connection with the Transactions) to less than the interest rate for or weighted average yield (as reasonably determined by the First-Lien Administrative Agent on the same basis) of the First-Lien Term Loans, including without limitation, as may be effected through any amendment to the First-Lien Documentation relating to the interest rate for, or weighted average yield of, the First-Lien Term Loans, but which, for the avoidance of doubt, does not include any prepayment or refinancing in connection with a change of control (to be defined in the First-Lien Documentation but in any event not include any “continuing director prong”) or any Transformative Acquisition (as defined below).

[Commitment Letter]

“Transformative Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of the First-Lien Documentation immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the First-Lien Documentation immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the First-Lien Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

All voluntary prepayments of the First-Lien Facility and any First-Lien Incremental Facility will be applied to the remaining amortization payments under the First-Lien Facility or such First-Lien Incremental Facility, as applicable, and may be applied to the First-Lien Facility or any First-Lien Incremental Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Documentation Principles:	The definitive documentation for the First-Lien Facility (the “First-Lien Documentation”) (a) will be substantially identical to that documentation entered into in connection with that certain First Lien Credit Agreement, dated as of August 22, 2014 as may be further amended, restated, supplemented or otherwise modified as of the date hereof among TMK Hawk Parent Corp., as borrower thereunder, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Precedent First-Lien Credit Agreement”) (and related security, collateral and guarantee agreements executed and/or delivered in connection therewith, in each case, as in effect on the date hereof), (b) will take into account any additional flexibility from that certain Term Loan Credit Agreement dated as of March 26, 2015, among Coyote Logistics, LLC, as borrower thereunder, the financial institutions party thereto from time to time as lenders and Goldman Sachs Bank USA as administrative agent, that is reasonably acceptable to the Borrower and the Commitment Parties, (c) will be on terms no less favorable to the Borrower and its subsidiaries than the Builders Credit Agreement, (d) will take into account (i) any current top tier market terms that are reasonably acceptable to the Borrower and the Commitment Parties and (ii) any additional flexibility provided for in any recent transactions of Warburg Pincus LLC and JLL Partners that have occurred prior to the date hereof, (e) will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, the definitive terms of which will be negotiated in good faith after giving effect to clauses (a), (b), (c) and (d) hereof and to the Model and (f) will be consistent with this Term Sheet (collectively, the “First-Lien Documentation Principles”). The First-Lien Documentation will be subject in all respects to the Certain Funds Provisions.

[Commitment Letter]

Notwithstanding the foregoing, all leases of the Borrower and its Restricted Subsidiaries that are treated as operating leases for purposes of GAAP on the date hereof shall continue to be accounted for as operating leases for purposes of the defined financial terms, including “Capital Lease Obligations” under the First-Lien Documentation regardless of any change to GAAP following such date which would otherwise require such leases to be treated as capital leases, provided that financial reporting shall not be affected hereby.

Representations and Warranties:	Limited to the following (to be applicable to the Borrower and the Restricted Subsidiaries only): organizational status and good standing (to the extent such concept exists in the relevant jurisdiction); power and authority, execution, delivery and enforceability of First-Lien Documentation; with respect to First-Lien Documentation, no violation of, or conflict with, law, organizational documents or agreements; compliance with law; litigation; margin regulations; material governmental approvals with respect to the First-Lien Facility; Investment Company Act; Federal Reserve Margin Regulations; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets); no material adverse change (after the Closing Date); taxes; ERISA and other applicable pension laws (subject to material adverse effect); subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties; consolidated Closing Date solvency of the Borrower and its subsidiaries; creation and perfection of security interests; and status of the First-Lien Facility as senior debt, subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the First-Lien Documentation.

Conditions to Initial Borrowing:	The availability of the initial borrowing under the First-Lien Facility on the Closing Date will be subject solely to the satisfaction or waiver of the applicable conditions set forth in Exhibit E to the Commitment Letter.

Affirmative Covenants:	Limited to the following (to be applicable to the Borrower and the Restricted Subsidiaries only and subject, in each case, to materiality thresholds, baskets and other exceptions and qualifications consistent with the First-Lien Documentation Principles): delivery of annual audited and quarterly unaudited financial statements of the Borrower or any direct or indirect parent thereof (with extended time periods to be agreed for delivery of the first annual and first three (or such fewer number of quarters ending prior to such first audited financials) quarterly financial statements to be delivered after the

[Commitment Letter]

Closing Date), accountants’ letters (without a “going concern” disclosure or like qualification or exception (other than with respect to, or resulting from, (i) any actual or potential inability to satisfy any financial maintenance covenant for any period or (ii) the fact that the final maturity date of any indebtedness is less than one year after the date of such opinion), and without qualification as to scope of audit, officers’ compliance certificates and other information reasonably requested by the First-Lien Administrative Agent; notices of defaults, litigation and ERISA events; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of material property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence; maintenance and inspection of books and records; failure to pay material taxes; compliance with material laws and regulations (including ERISA and other applicable pension laws (subject to material adverse effect)), environmental laws and PATRIOT Act); designation of subsidiaries; additional Guarantors and Collateral (subject to limitations set forth above in “Security”); commercially reasonable efforts to maintain public corporate credit family ratings of the Borrower and ratings of the First-Lien Facility from Moody’s and S&P (but not to maintain a specific rating); use of proceeds; changes in lines of business; and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the First-Lien Documentation.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and the Restricted Subsidiaries only):

	a)	the incurrence of debt (which shall permit, among other things, the incurrence and/or existence of indebtedness under (i) the Senior Secured Facilities (including any Backstop Term Loans, Incremental Revolving Facility (as defined in Exhibit B to the Commitment Letter) and First-Lien Incremental Facilities), the Existing Senior Notes, the Secured Backstop Notes (if applicable), the Secured Backstop Bridge Loans (if applicable), the Unsecured Backstop Notes (if applicable), the Notes, the Bridge Facility (including any Backstop Bridge Loans) (if applicable), (ii) non-speculative hedging arrangements entered into in the ordinary course of business, (iii) certain indebtedness existing on the Closing Date, which shall include any debt permitted to exist under the Acquisition Agreement, (iv) Incremental Equivalent Debt, (v) First-Lien Refinancing Facilities and/or First-Lien Refinancing Debt, (vi) a basket of secured (to the extent permitted by the limitation on liens covenant) or unsecured debt in an amount not to exceed the greater of (x) an amount to be mutually agreed and (y) a percentage to be mutually agreed

[Commitment Letter]

of Consolidated EBITDA or, at the Borrower’s election prior to the launch of syndication of the Facilities, consolidated total assets, (vii) debt in an amount equal to (x) an amount to be agreed plus (y) unlimited additional debt so long as (A) to the extent secured on a pari passu basis with the First-Lien Facility, (1) the Senior Secured First-Lien Net Leverage Ratio does not exceed 4.00:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (2) in the case of debt incurred to consummate a Permitted Acquisition or other investments not prohibited by the First-Lien Documentation, either (i) the Senior Secured First-Lien Net Leverage Ratio does not exceed 4.00:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (ii) shall not be greater than immediately prior to such incurrence of debt (B) in the case of any debt secured on a junior basis to the First-Lien Facility, the Senior Secured Net Leverage Ratio (1) shall not exceed 4.50:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (2) in the case of debt incurred to consummate a Permitted Acquisition or other investments not prohibited by the First-Lien Documentation, either (i) shall not exceed 4.50:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (ii) shall not be greater than immediately prior to such incurrence of debt and (C) in the case of any unsecured debt, either (I) the Total Net Leverage Ratio (1) shall not exceed 6.00:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (2) in the case of debt incurred to consummate a Permitted Acquisition or other investments not prohibited by the First-Lien Documentation, either (i) shall not exceed 6.00:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (ii) shall not be greater than immediately prior to such incurrence of debt or

[Commitment Letter]

(II) the Interest Coverage Ratio would be either (1) at least 2.00:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (2) in the case of debt incurred to consummate a Permitted Acquisition or other investments not prohibited by the First-Lien Documentation, either (i) at least 2.00:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments or (ii) not less than immediately prior to such incurrence of debt and (viii) indebtedness in an aggregate amount up to the aggregate cash contributions made to the Borrower after the Closing Date (that is not otherwise applied); provided further that with respect to the preceding clauses (vii) and (viii), the amount of such additional indebtedness incurred by non-Guarantor subsidiaries shall be subject to a cap to be agreed);

b)	liens (which shall permit, among other things, liens to be incurred to secure the debt described in clause (a)(vii) above provided that (x) with respect to liens ranking pari passu with the liens securing the First-Lien Facility, the Senior Secured First-Lien Net Leverage Ratio shall not exceed 4.00:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments and (y) with respect to junior liens, the Senior Secured Net Leverage Ratio shall not exceed 4.50:1.00 on a pro forma basis after giving effect to the incurrence of such additional amount, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustment);

c)	fundamental changes;

d)	investments (which shall permit, amongst other things, (i) intercompany investments among restricted subsidiaries, (ii) acquisitions on the terms set forth in the fourth succeeding paragraph, (iii) investments made with the Available Amount Basket and (iv) a general investment basket of at least the greater of (x) an amount to be mutually agreed and (y) a percentage to be mutually agreed of Consolidated EBITDA);

e)	asset sales (including sales of subsidiaries) and sale leasebacks (which, in each case, shall be permitted on the terms set forth in the third succeeding paragraph);

[Commitment Letter]

f)	dividends or distributions on, or redemptions of, the Borrower’s equity (which shall permit, among other things, (i) intercompany dividends and distributions including pro-rata distributions from non-wholly owned subsidiaries, (ii) the payment, if applicable, of tax distributions, (iii) a general basket of at least the greater of (x) an amount to be mutually agreed and (y) a percentage to be mutually agreed of Consolidated EBITDA and (iv) dividends, distributions and redemptions made with the Available Amount Basket; provided that the amounts in clause (ii) of the definition of “Available Amount Basket” shall only be available for restricted payments made pursuant to this clause (f)(iv) if the Borrower is in pro forma compliance with an Interest Coverage Ratio of at least 2.00:1.00);

g)	prepayments or redemptions of subordinated debt or amendments of subordinated debt documents in a manner material and adverse to the First-Lien Lenders but which shall permit, among other things, (i) prepayments or repurchases made with the Available Amount Basket; provided that the amounts in clause (ii) of the definition of “Available Amount Basket” below shall only be available for prepayments, repurchases and redemptions made pursuant to this clause (g)(i) if the Borrower is in pro forma compliance with an Interest Coverage Ratio of at least 2.00:1.00 and (ii) a general basket of at least the greater of (x) an amount to be mutually agreed and (y) a percentage to be mutually agreed of Consolidated EBITDA;

h)	transactions with affiliates;

i)	restrictive agreements; and

j)	changes in fiscal year.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the First-Lien Documentation and to be built by either a percentage of Consolidated EBITDA or total assets, as determined by the Borrower prior to the launch of syndication (including an available amount basket (the “Available Amount Basket”) comprised of (i) a starter amount to be agreed plus (ii) an amount equal to the greater of (A) 50% of consolidated net income and (B) 100% of retained Excess Cash Flow plus (iii) new equity after the Closing Date (which shall be common equity interests or other qualified equity interests) and shall exclude Specified Equity Contributions and excluded contributions or amounts used to incur

[Commitment Letter]

debt under (a)(viii) above plus (iv) any Declined Proceeds that may, in each case, be used (if after giving effect to such use there is no continuing event of default and none would result from such use) for, among other things, investments, restricted payments and the prepayment or redemption of subordinated debt).

The Borrower shall be permitted to redesignate any indebtedness, restricted payments, liens and investments originally designated as incurred under any exception as having been incurred under another exception, so long as at the time of such redesignation, the Borrower would be permitted to incur such indebtedness, restricted payments, liens or investments under such other exception.

The Borrower or any Restricted Subsidiary will be permitted to dispose or sell any of its assets on an unlimited basis for fair market value so long as (a) at least 75% of the consideration for asset sales in excess of $50 million consists of cash (subject to customary exceptions to the cash consideration requirement to be set forth in the First-Lien Documentation, including a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) and (b) the net proceeds of such asset sale shall be subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof (it being agreed that the proceeds of assets sales shall be subject to reinvestment rights regardless of the amount).

The Borrower or any Restricted Subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as:

(a) there is no event of default after giving pro forma effect to such acquisition and the incurrence of indebtedness and any other related transactions (except with respect to any Limited Conditionality Transaction);

(b) the acquired company or assets shall be held by the Borrower or a Restricted Subsidiary or be held by or become a Restricted Subsidiary (or, to the extent otherwise permitted by the First-Lien Documentation, an Unrestricted Subsidiary) in the same or a generally related line of business as the Borrower and its subsidiaries; and

(c) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agents.

“Senior Secured First-Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness (as defined below), but modified to include only such

[Commitment Letter]

debt that is not expressly subordinated to the lien granted under the First-Lien Documentation but excluding indebtedness outstanding under the ABL Facility that was used to finance seasonal working capital needs of the Borrower and its subsidiaries (as reasonably determined by the Borrower in its reasonable discretion) as of such date minus the aggregate amount of cash and cash equivalents not listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date minus the aggregate amount of cash and cash equivalents restricted in favor of the First-Lien Facility (which may also secure other indebtedness secured by a pari passu or junior lien on the Collateral along with the First-Lien Facility) to (ii) Consolidated EBITDA.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate amount of indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of indebtedness for borrowed money, unreimbursed obligations under letters of credit, obligations in respect of capitalized leases and debt obligations evidenced by promissory notes or similar instruments.

General Restricted Payment Incurrence Test:	The First-Lien Documentation shall permit the Borrower to make unlimited restricted payments, investments and prepayments, purchases or redemptions of subordinated indebtedness so long as at the time of making such restricted payment, investment or prepayment, purchase or redemption of subordinated indebtedness (a) no default or event of default shall have occurred and be continuing and (b) the Total Net Leverage Ratio of the Borrower on a pro forma basis shall be no greater than a level to be mutually agreed.

Financial Covenant:	None.

Unrestricted Subsidiaries:	The First-Lien Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a Restricted Subsidiary; provided that (i) after giving effect to any such designation or re-designation, no event of default shall have occurred and be continuing and (ii) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment at such time. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenant or event of default provisions of the First-Lien Documentation and the results of operations and

[Commitment Letter]

indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenant contained in the First-Lien Documentation.

Events of Default:	Substantially identical to those in the Precedent First-Lien Credit Agreement and limited to the following (to be applicable to the Borrower and the Restricted Subsidiaries only) and subject to grace periods, thresholds and materiality qualifiers substantially similar to (and no less favorable to the Borrower than) the Precedent First-Lien Credit Agreement: nonpayment of principal when due; nonpayment of interest or other amounts after a customary five (5) Business Day grace period; violation of covenants (subject, in the case of certain of such covenants, to a thirty (30) day grace period from written notice from the First-Lien Administrative Agent); incorrectness of representations and warranties in any material respect (limited on the Closing Date to the Specified Representations and the Specified Acquisition Agreement Representations) (subject, if curable, to a thirty (30) day grace period from written notice from the First-Lien Administrative Agent); cross default to, and cross acceleration of, indebtedness in excess of $50 million (other than the First-Lien Documentation) (provided that an event of default under the ABL Facility shall not constitute an event of default for the purposes of the First-Lien Facility (including any term loans incurred under any First-Lien Incremental Facility) unless and until the lenders with commitments under the ABL Facility have actually declared all such obligations to be immediately due and payable in accordance with the ABL Documentation (as defined in Exhibit B to the Commitment Letter) and such declaration has not been rescinded on or before such date); bankruptcy or other insolvency events of the Borrower or any material Restricted Subsidiaries (with a customary grace period for involuntary events); monetary judgments in excess of $50 million; ERISA events; actual (or asserted in writing) invalidity of material guarantees or security documents; and change in control (provided that the definition of “Permitted Holders” for purposes of a change in control will include co-investors identified to the Initial Lender prior to the Closing Date so long as such persons become co-investors no later than ninety (90) days after the Closing Date).

Voting:	Amendments and waivers of the First-Lien Documentation will require the approval of First-Lien Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First-Lien Facility (the “Required First-Lien Lenders”), except that (i) solely the consent of each First-Lien Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such First-Lien Lender (it being understood that a waiver of any Default or Event of Default will not constitute an increase in commitments), (B) reductions of principal, interest or fees (other than a waiver of default interest) (it being

[Commitment Letter]

understood that a waiver of any Default or Event of Default will not constitute a reduction in principal), (C) extensions of scheduled amortization payments or final maturity or interest and fee payment dates (it being understood that a waiver of any Default or Event of Default will not constitute an extension of any scheduled amortization payment or the final maturity date or the date for payment of any interest or fees) and (D) voting requirements, (ii) the consent of 100% of the First-Lien Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the First-Lien Guarantees or all or substantially all of the value of the Collateral (other than in connection with any sale of the Collateral or of the relevant Guarantor permitted by the First-Lien Documentation), and (iii) customary protections for the First-Lien Administrative Agent will be provided.

The First-Lien Documentation shall contain customary provisions for replacing non-consenting First-Lien Lenders in connection with amendments and waivers requiring the consent of all First-Lien Lenders or of all First-Lien Lenders directly affected thereby so long as the Required First-Lien Lenders shall have consented thereto.

Cost and Yield Protection:

Usual for facilities and transactions of this type, with provisions protecting the First-Lien Lenders from withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the First-Lien Administrative Agent; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and when First-Lien Lenders holding a majority of the First-Lien Loans have made such a request; provided further, that protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III after the date of the First-Lien Term Documentation shall be included (but solely for such costs that would have been included if they had been otherwise imposed under the applicable increased cost provisions and only to the extent the applicable First-Lien Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities) subject to customary exceptions (including with respect to FATCA (as defined below)). The First-Lien Facility shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a First-Lien Lender who asserts such claim without premium or penalty.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date hereof (or any amended or successor version that is substantively comparable thereto), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current section 1471(b)(1) of the Internal Revenue Code

[Commitment Letter]

as of the date hereof (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

Assignments and Participations:	After the Closing Date, First-Lien Lenders will be permitted to assign to eligible assignees loans under the First-Lien Facility with the consent of the Borrower and the First-Lien Administrative Agent (in each case such consent (except with respect to assignments to competitors of the Borrower) not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a Specified Event of Default for an assignment to a person other than a Disqualified Lender or (ii) if such assignment is an assignment to another First-Lien Lender, an affiliate of a First-Lien Lender or an approved fund (provided that no assignee described in this clause (A) shall be entitled to receive any greater payment under the cost and yield protection provisions than the assignor would have been entitled to receive with respect to the rights assigned unless such assignment is made with the consent of the Borrower), and (B) no consent of the First-Lien Administrative Agent shall be required if such assignment is an assignment to another First-Lien Lender, an affiliate of a First-Lien Lender or an approved fund. Each assignment (other than to another First-Lien Lender, an affiliate of a First-Lien Lender or an approved fund) will be in an amount of an integral multiple of $1,000,000 (or lesser amounts, if agreed between the Borrower and the First-Lien Administrative Agent) or, if less, all of such First-Lien Lender’s remaining loans and commitments of the applicable class. The First-Lien Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates). For any assignment for which Borrower consent is required, such consent shall be deemed to have been given if the Borrower has not responded within ten (10) business days after written request for such consent.

The First-Lien Lenders will be permitted to sell participations in loans and commitments (other than to Disqualified Lenders) without restriction in accordance with applicable law. Participants will have the same benefits as the selling First-Lien Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions; provided that no participant shall be entitled to receive any greater payment under the cost and yield protection provisions than the applicable First-Lien Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed). Voting rights of participants shall be limited

[Commitment Letter]

to matters in respect of (a) increases in commitments participated to such participant, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any amortization, interest or fee payment and (d) releases, except as otherwise contemplated by the First-Lien Documentation, of the guarantees of all or substantially all First-Lien Guarantees or all or substantially all of the Collateral.

Any assignment or participation by a First-Lien Lender (knowingly, with respect to participations) without the Borrower’s consent to a Disqualified Lender shall not be permitted, provided that upon inquiry by any First-Lien Lender to the First-Lien Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the First-Lien Administrative Agent shall be permitted to disclose to such First-Lien Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders.

In addition, subject to the provisions below, non-pro rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs on terms no less favorable to the Borrower than the Precedent First-Lien Credit Agreement. Assignments to, and purchases by, the Borrower and its affiliates will be permitted without any consent, including through open-market purchases on the terms provided below (but in any event no less favorable to the Borrower than the Precedent First-Lien Credit Agreement).

Assignments to Warburg Pincus LLC and JLL Partners and their respective affiliates (to the extent that Warburg Pincus LLC, JLL Partners and their respective affiliates constitute an “Affiliate” as defined in a manner consistent with the First-Lien Documentation Principles) (other than the Borrower and its subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(i) Affiliated Lenders (other than Affiliated Debt Funds) will not receive information provided solely to First-Lien Lenders by the First-Lien Administrative Agent or any First-Lien Lender and will not be permitted to attend/participate in “lender-only” meetings;

(ii) for purposes of any amendment, waiver or modification of the First-Lien Documentation or any plan of reorganization that in either case does not require the consent of each First-Lien Lender or each affected First-Lien Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other First-Lien Lenders or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, Affiliated Lenders will be deemed to have voted in respect of its loans in the same

[Commitment Letter]

proportion as non-affiliated First-Lien Lenders voting on such matter (it being understood that the Affiliated Lenders shall have the right to vote otherwise), provided, further, that an Affiliated Lender that is a bona fide diversified debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course (each such entity, an “Affiliated Debt Fund”), will not be subject to such voting limitations and will be entitled to vote as if it were a First-Lien Lender, except that for any Required First-Lien Lender vote, Affiliated Debt Funds may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required First-Lien Lenders have consented to any amendment or waiver; and

(iii) the amount of First-Lien Term Loans purchased by Affiliated Lenders (other than Affiliated Debt Funds) and held at any one time may not exceed 25% of the principal amount of such loans outstanding at the time of such purchase (after giving effect to any substantially simultaneous cancellations thereof).

The First-Lien Documentation will permit (but not require) Affiliated Lenders to contribute any First-Lien Term Loans acquired to the Borrower or any of its subsidiaries for purposes of cancelling such debt, which may include contribution (with the consent of the Borrower) to the Borrower (whether through any of its direct or indirect parent entities or otherwise) in exchange for debt or equity securities of such parent entity or the Borrower that are otherwise permitted to be issued by such entity or the Borrower at such time

Assignments of loans under the First-Lien Facility to the Borrower and its subsidiaries shall be permitted pursuant to open market purchases (on a non-pro rata basis) and/or Dutch auctions open to all First-Lien Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed in an amount to be agreed or offers to all Lenders pro rata (with buyback mechanics to be agreed), so long as (i) no event of default has occurred and is continuing and (ii) the loans purchased are immediately cancelled.

The Facilities Documentation will not require the Borrower or an Affiliated Lender, as applicable, to make a “no MNPI” representation in connection with Borrower repurchases or Affiliated Lender assignments and will require that the parties thereto waive any potential claims arising from the Borrower or the applicable Affiliated Lender being in possession of undisclosed information that may be material to a Lender’s decision to participate.

[Commitment Letter]

Expenses and Indemnification:	If the Transactions are consummated and the Closing Date occurs, the Borrower shall pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the First-Lien Administrative Agent and the First-Lien Arrangers (without duplication) associated with the syndication of the First-Lien Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the First-Lien Documentation (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of the one counsel identified herein and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Parties (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Parties) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent the Borrower has consented to the retention of such person (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the First-Lien Administrative Agent, the First-Lien Arrangers, the First-Lien Lenders and their affiliates, and their officers, directors, employees, advisors, agents, controlling persons and other representatives and the successors and permitted assigns of each of the foregoing (collectively, the “Indemnified Parties” and each individually, an “Indemnified Party”), and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for all Indemnified Parties and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Parties (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Parties) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent the Borrower has consented to the retention of such person (such consent not to be unreasonably withheld or delayed)) of any such Indemnified Party arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Party is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such party or any of its affiliates or controlling persons or any of the

[Commitment Letter]

officers, directors, employees, agents, advisors, or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by any such person or one of its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) disputes between and among Indemnified Parties (other than in connection with an Indemnified Party acting in its capacity as a First-Lien Arranger or First-Lien Administrative Agent or any other agent or co-agent (if any) designated by a First-Lien Arranger, in each case acting in their respective capacities as such) that do not involve an act or omission by the Borrower or its Restricted Subsidiaries.

Notwithstanding any other provision herein, no party hereto nor any affiliate of any party hereto, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Term Sheets, the Fee Letter, the Facilities Documentation, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph in respect of any third party claims alleging such indirect, special, punitive or consequential damages in connection with which such Indemnified Party is entitled to indemnification hereunder. Notwithstanding the foregoing, each Indemnified Party will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Party is not entitled to payment of such amounts in accordance with the terms hereof.

The Borrower shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent in any such claim, litigation, investigation or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with the preceding paragraph. The Borrower shall not, without the prior written consent of the applicable Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened claim, litigation,

[Commitment Letter]

investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (a) such settlement includes a full and unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on claims that are the subject matter of such claim, litigation, investigation or proceeding and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party.

In case any claim, litigation, investigation or proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify the Borrower of the commencement of any such claim, litigation, investigation or proceeding; provided, however, that the failure to so notify the Borrower will not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this “Expenses and Indemnification” section or from any liability that the Borrower may have to such Indemnified Party other than pursuant to this “Expenses and Indemnification” section, except to the extent that the Borrower is materially prejudiced by such failure. In connection with any one claim, litigation, investigation or proceeding, the Borrower will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Parties plus additional conflicts and local counsel as provided herein.

Governing Law and Forum:	New York.

Counsel to the First-Lien Administrative Agent and the First-Lien Arrangers:	Cahill Gordon & Reindel LLP.

[Commitment Letter]

ANNEX I to

EXHIBIT C

Interest Rates:	The interest rates under the First-Lien Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 4.50% or ABR plus 3.50%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant First-Lien Lenders, 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the First-Lien Administrative Agent’s “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iii) the one-month Adjusted LIBOR rate plus 1.00% per annum.

“Adjusted LIBOR” is the London interbank offered rate for dollars, adjusted for statutory reserve requirements.

The Adjusted LIBOR will be subject to a floor of 1.00% per annum.

[Commitment Letter]

Annex I to Exhibit C-1

EXHIBIT D

Project Renovation

Senior Bridge Facility

Summary of Principal Terms and Conditions3

Borrower:	The Borrower under the First-Lien Facility.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Bridge Administrative Agent:	Citi will act as sole administrative agent (in such capacity, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower and excluding Disqualified Lenders (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Bridge Lead Arrangers and Bookrunners:	Each of Citi, DBSI, CS Securities, KeyBanc and STRH will act as a lead arranger and bookrunner for the Bridge Facility (the “Bridge Lead Arranger”) and will perform the duties customarily associated with such roles.

Initial Bridge Loans:	The Lenders will make senior unsecured increasing rate loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $750 million minus the aggregate amount of Notes, if any, issued on or prior to the Closing Date; provided that in the event that the Borrower has made the Backstop Election and (a) the recovery rating issued by S&P with respect to the First-Lien Term Loans would be either Category 4, Category 5 or Category 6, as determined prior to launch of the syndication of such First-Lien Term Loans or (b) the Borrower fails to procure a recovery rating prior to the launch of the syndication of the First-Lien Term Loans, the Majority First-Lien Lenders shall be permitted, if it results in an improvement in such recovery rating set forth in clause (a) above, to require that the Borrower to increase (by an amount not to exceed $150 million), at its option, (i) the amount of Notes issued (any such notes, the “Unsecured Backstop Notes”) and/or (ii) the amount of the Bridge Facility incurred, less the amount of Unsecured Backstop Notes issued pursuant to the immediately preceding clause (i), in each case in lieu of Backstop Term Loans and/or Secured Backstop Bridge Loans (any such loans incurred pursuant to clause (ii), the “Backstop Bridge Loans” and together with the Initial Bridge Loans, the “Bridge Loans”). For the avoidance of doubt, the Backstop Bridge Loans shall have identical terms to the Initial Bridge Loans and be treated

[3]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A hereto.

[Commitment Letter]

as Bridge Loans for all purposes hereunder, with a corresponding pro rata increase in the commitment of each Bridge Lender hereunder. The Unsecured Backstop Notes shall have identical terms to the Notes and be treated as Notes for all purposes hereunder.

Availability:	The Lenders will make the Initial Bridge Loans to the Borrower on the Closing Date simultaneously with (a) the consummation of the Acquisition and (b) the initial funding under the First-Lien Facility and ABL Facility (if applicable).

Purpose:	The proceeds of borrowings of the Initial Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the First-Lien Facility and ABL Facility, the issuance of the Secured Backstop Notes and/or incurrence of the Secured Backstop Bridge Loans (if applicable), the proceeds of the issuance of the Notes, if any (including any Unsecured Backstop Notes), and the proceeds from the Equity Issuance and cash on hand at the Company or the Borrower, if any, solely to pay the Acquisition Costs.

Guarantees:	The Initial Bridge Loans will be jointly and severally guaranteed by each Guarantor (as defined in Exhibit B to the Commitment Letter) on a senior unsecured basis (such guarantees, the “Guarantees”). The Guarantees will rank pari passu with guarantees of the First-Lien Facility and ABL Facility. The Guarantees will automatically be released on terms and conditions customary for public high-yield financings (including upon the release of the corresponding guarantees of the First-Lien Facility and ABL Facility).

Security:	None.

Maturity:	All Initial Bridge Loans will have an initial maturity date that is the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no bankruptcy (with respect to the Borrower) event of default then exists, such Initial Bridge Loans shall automatically be extended into senior unsecured term loans (each an “Extended Term Loan”) due on the date that is eight (8) years after the Closing Date (the “Extended Maturity Date”) having the terms set forth on Annex I hereto. The date on which Initial Bridge Loans are extended as Extended Term Loans is referred to as the “Extension Date”. At any time or from time to time on or after the Extension Date, at the option of the Lenders, the Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that the Borrower may defer the first issuance of

[Commitment Letter]

Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $150 million in aggregate principal amount of Exchange Notes.

Interest Rates:	Prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to Adjusted LIBOR (as defined below), plus 750 basis points (the “Initial Margin”). Three months after the Closing Date, such spread over Adjusted LIBOR will increase by 50 basis points and the Initial Margin shall increase by an additional 50 basis points at the end of each three month period after the Closing Date (the Initial Margin plus each 50 basis point increase therein described above, the “Applicable Margin”).

Notwithstanding the foregoing, the interest rate in effect on the Initial Bridge Loans shall not exceed the Total Cap (as defined in the Fee Letter).

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at the rate provided for in Annex I hereto, subject to the Total Cap.

Upon the occurrence of a Demand Failure Event (as defined in the Engagement Letter dated the date hereof and delivered herewith with respect to the Notes (the “Engagement Letter”)), the outstanding Initial Bridge Loans will accrue interest at the Total Cap and be subject to the optional redemption terms (other than from proceeds of the issuance of Securities (as defined in the Engagement Letter)) applicable to the Exchange Notes, the Exchange Fee (as defined in the Fee Letter) shall be due and payable and all restrictions on the assignability of the Initial Bridge Loans shall cease to apply.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” on any date, means the greater of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month (or six-month, in the case of Extended Term Loans) period appearing on the LIBOR01 Page published by Reuters two business days prior to such date.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Bridge Loans, at the end of each fiscal quarter of the Borrower following the Closing Date and on the Initial Bridge Loan Maturity Date and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six (6) months after the Initial Bridge Loan Maturity Date, and on the Extended Maturity Date.

[Commitment Letter]

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Mandatory Prepayment:	Subject to any restrictions in the First-Lien Documentation (in the case of clause (iv) only), the Borrower will be required to prepay the Initial Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of Securities (as defined in the Engagement Letter), provided, that in the event any Initial Bridge Lender or affiliate of an Initial Bridge Lender purchases debt securities from the Borrower pursuant to a “securities demand” under the Engagement Letter at an issue price above the level at which such Initial Bridge Lender or affiliate has determined such debt securities can be resold by such Initial Bridge Lender or affiliate to a bona fide third party at the time of such purchase that is not a lender under the Bridge Facility or affiliate thereof or a participant in the Bridge Facility at such time (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Initial Bridge Lender or affiliate, be applied first to prepay the Initial Bridge Loans of such Initial Bridge Lender or affiliate (provided that if there is more than one such Initial Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Initial Bridge Loans of all such Initial Bridge Lenders or affiliates in proportion to such Initial Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Initial Bridge Loan held by other Initial Bridge Lenders; (ii) the net cash proceeds from the issuance of any Refinancing Debt (to be defined) by the Borrower or any of its restricted subsidiaries; (iii) net cash proceeds from any issuance of equity, subject to exceptions to be agreed, and (iv) the net cash proceeds (which will be defined to exclude, among other things, the amount of any required taxes or tax distributions that the Borrower may make as a result of such sale or disposition) from any non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in the business of the Borrower or its restricted subsidiaries in accordance with the First-Lien Facility and the ABL Facility or required to be paid to the lenders under the First-Lien Facility or the ABL Facility, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii), (iii) and (iv) above with exceptions and baskets usual and customary for financings of this type made by companies that are affiliates of the Borrower and in any event not less favorable to the Borrower than those applicable to the First-Lien Facility and the ABL Facility (with appropriate modifications to reflect the bridge nature of the facility).

[Commitment Letter]

The Borrower will also be required to offer to prepay the Initial Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the Applicable Bond Standard (as defined below) and in any event not less favorable to the Borrower than the definition in the First-Lien Documentation but not to include a “continuing director” prong) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:	The Initial Bridge Loans (other than as provided under “Interest Rates” above) and the Extended Term Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than one business day’s prior written notice, at the option of the Borrower at any time.

Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation” and, together with the ABL Documentation and the First-Lien Documentation, the “Facilities Documentation”) will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet and, except as set forth herein, the same as the First-Lien Documentation and shall be consistent with this Term Sheet, including, as set forth further herein, containing terms consistent with the Applicable Bond Standard where applicable and in any event not less favorable to the Borrower than the provisions of the First-Lien Facility (collectively, the “Bridge Documentation Principles” and together with the ABL Documentation Principles and the First-Lien Documentation Principles, the “Documentation Principles”).

Conditions to Initial Borrowings:	The availability of the initial borrowing under the Bridge Facility on the Closing Date will be subject solely to the satisfaction or waiver of the applicable conditions set forth in Exhibit E to the Commitment Letter.

Representations and Warranties:	The Bridge Facility Documentation will contain the same representations and warranties as those in the First-Lien Documentation with such changes as are appropriate for unsecured loans.

Covenants:	The Bridge Facility Documentation will contain such affirmative and negative covenants applicable to the Borrower and its restricted subsidiaries usual and customary for publicly traded high yield securities and will be (a) substantially identical to that certain Indenture dated as of as of May 2, 2014, as amended, restated, supplemented or otherwise modified as of the date hereof among Interactive Data Corporation, as issuer, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (as amended, restated, supplemented or otherwise modified as of the date hereof, the “Precedent Indenture”) and (b) on terms no less favorable to the Borrower than the Company’s existing Indenture dated as of May 29, 2013, among the Borrower,

[Commitment Letter]

Wilmington Trust, National Association, as Trustee (as defined therein) and the Guarantors (as defined therein) party thereto (as amended, restated, supplemented or otherwise modified as of the date hereof, the “Existing Indenture”) (it being understood and agreed that only the terms expressly set forth in the other paragraphs of this Term Sheet are being committed to), the definitive terms of which will be negotiated in good faith (giving due regard to the operational requirements, size, businesses, and business practices of the Borrower and its subsidiaries) (the “Applicable Bond Standard”), will be incurrence-based covenants, and, in no event, except as set forth herein, shall be more restrictive than, or include any covenants not included in the First-Lien Facility and any subsidiary that is designated as an “unrestricted subsidiary” under the First-Lien Facility as of the Closing Date shall be designated as an “unrestricted subsidiary” under the Bridge Facility as of the Closing Date. Prior to the Initial Bridge Loan Maturity Date, ability to incur indebtedness (limited to the covenant permitting the incurrence of debt subject to a ratio based test) and to pay dividends (limited to the general consolidated net income based “builder” basket and the general incremental restricted payment basket) may be more restrictive than those of the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Bridge Administrative Agent and the Borrower.

Financial Covenants:	None.

Events of Default:	Limited to: nonpayment of principal when due; nonpayment of interest or other amounts with a five (5) business day grace period; violation of covenants (with a thirty (30) day grace period); incorrectness of representations and warranties in any material respect (limited on the Closing Date to the Specified Representations and the Specified Acquisition Agreement Representations) (subject, if curable, to a thirty (30) day grace period from written notice from the Bridge Administrative Agent); cross payment default and cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant subsidiaries (with a customary grace period for involuntary events); material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees, provided that failure to comply with any obligation under the heading “Securities Demand” in the Engagement Letter shall not be an Event of Default (but failure to pay any amount that becomes due as a result of such failure (such as increased interest amounts, conversion fees, etc.) shall constitute a payment Event of Default).

Cost and Yield Protection:	Usual for facilities and transactions of this type, with provisions protecting the Lenders from withholding tax liabilities in form and substance reasonably satisfactory to the Borrower and the Bridge

[Commitment Letter]

Administrative Agent; provided that requests for additional payments due to increased costs from market disruption shall be limited to circumstances generally affecting the banking market and when Lenders holding a majority of the Bridge Loans have made such a request; provided further, that protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act or Basel III after the date of the Bridge Facility Documentation shall be included (but solely for such costs that would have been included if they had been otherwise imposed under the applicable increased cost provisions and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities) subject to customary exceptions (including with respect to FATCA (as defined below)). The Bridge Facility shall contain provisions regarding the timing for asserting a claim under these provisions and permitting the Borrower to replace a Lender who asserts such claim without premium or penalty.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date hereof (or any amended or successor version that is substantively comparable thereto), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current section 1471(b)(1) of the Internal Revenue Code as of the date hereof (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

Assignments and Participation:	Subject to the prior notification of the Bridge Administrative Agent, the Lenders will have the right to assign (except to Disqualified Lenders) Initial Bridge Loans after the Closing Date in consultation with, but without the consent of, the Borrower; provided, however, that prior to the Initial Bridge Loan Maturity Date, unless there has been a Demand Failure Event, the consent of the Borrower, shall be required with respect to any assignment by an Initial Lender if, subsequent thereto, such Initial Lender would hold, in the aggregate, less than 51% of the aggregate outstanding principal amount of Initial Bridge Loans originally committed to by such Lender.

The Lenders will have the right to participate their Initial Bridge Loans to other financial institutions (other than, if the list of Disqualified Lenders is made available to all Lenders, to Disqualified Lenders) without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions; provided that no participant shall be entitled to receive any greater payment under the cost and yield protection provisions than the applicable Lender would

[Commitment Letter]

have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent.

Voting:	Amendments and waivers of the Bridge Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Bridge Loans, except that (a) solely the consent of each directly and adversely affected Lender will be required for (i) reductions of principal, interest rates or the Applicable Margin, (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange, and (b) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages and releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the First-Lien Documentation or the Bridge Facility Documentation).

The Bridge Facility Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the outstanding Initial Bridge Loans shall have consented thereto.

Expenses and Indemnification:	The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Bridge Facility and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Bridge Facility Documentation (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of the one counsel identified herein and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Parties (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Parties) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent the Borrower has consented to the retention of such person (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the Administrative Agent, the Commitment Parties, the Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling parties and other representatives

[Commitment Letter]

and their successors and permitted assigns of each of the foregoing (collectively, the “Indemnified Parties” and each individually, an “Indemnified Party”), and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of the one counsel identified herein and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Parties (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Parties) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent the Borrower has consented to the retention of such person (such consent not to be unreasonably withheld or delayed)) of any such Indemnified Party arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Party is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, advisors, agents or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by any such person or one of its affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) disputes between and among indemnified persons (other than in connection with a Commitment Party acting in its capacity as a Bridge Lead Arranger or Administrative Agent or any other agent or co-agent (if any) designated by the Bridge Lead Arranger, in each case in their respective capacities as such) that do not involve an act or omission by the direct parent of Borrower, the Borrower or its restricted subsidiaries.

Notwithstanding any other provision herein, no party hereto nor any affiliate of any party hereto, nor any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Term Sheets, the Fee Letter, the Facilities Documentation, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the

[Commitment Letter]

Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph in respect of any third party claims alleging such indirect, special, punitive or consequential damages in connection with which such Indemnified Party is entitled to indemnification hereunder. Notwithstanding the foregoing, each Indemnified Party will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Party is not entitled to payment of such amounts in accordance with the terms hereof.

The Borrower shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower’s written consent in any such claim, litigation, investigation or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with the preceding paragraph. The Borrower shall not, without the prior written consent of the applicable Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (a) such settlement includes a full and unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability on claims that are the subject matter of such claim, litigation, investigation or proceeding and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party.

In case any claim, litigation, investigation or proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify the Borrower of the commencement of any such claim, litigation, investigation or proceeding; provided, however, that the failure to so notify the Borrower will not relieve the Borrower from any liability that it may have to such Indemnified Party pursuant to this “Expenses and Indemnification” section or from any liability that the Borrower may have to such Indemnified Party other than pursuant to this “Expenses and Indemnification” section, except to the extent that the Borrower is materially prejudiced by such failure. In connection with any one claim, litigation, investigation or proceeding, the Borrower will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Parties plus additional conflicts and local counsel as provided herein.

[Commitment Letter]

Governing Law and Forum:	New York.

Counsel to the Bridge Administrative Agent and Bridge Lead Arranger:	Cahill Gordon & Reindel LLP.

[Commitment Letter]

ANNEX I to

EXHIBIT D

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is eight (8) years after the Closing Date.

Interest Rate:

The Extended Term Loans will bear interest at an interest rate per annum (the “Extended Term Loan Interest Rate”) equal to the Total Cap.

Interest shall be payable in arrears semi-annually commencing on date that is six (6) months following the Initial Bridge Loan Maturity Date and ending on the maturity date of the Extended Term Loans, computed on the basis of a 360 day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Guarantees:	Same as the Initial Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Extension Date, the covenants, mandatory prepayments and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Facility Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than one business days’ prior written notice, at the option of the Borrower at any time.

[Commitment Letter]

Annex I to Exhibit D-1

ANNEX II to

EXHIBIT D

Exchange Notes

Issuer:	The Borrower will issue the Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Extension Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $150 million.

Maturity:	The Exchange Notes will mature on the date that is eight (8) years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Guarantees:	Same as Initial Bridge Loans and Extended Term Loans.

Offer to Purchase from Asset Sale Proceeds:	Subject to any restrictions in the First-Lien Documentation, the Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds from any non-ordinary course asset sales or dispositions by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in the business of the Borrower or its restricted subsidiaries or paid to the lenders under the First-Lien Facilities or the holders of certain other indebtedness, with such proceeds being applied to the Extended Term Loans and the Exchange Notes in a manner to be agreed, subject to other exceptions and baskets usual and customary for financings of this type for affiliates of the Borrower and consistent with the Applicable Bond Standard and in any event not less favorable to the Borrower than those applicable to the First-Lien Facilities.

Offer to Purchase upon Change of Control:	After making any payments required to be made to repay the First-Lien Facility and ABL Facility, the Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) following the occurrence of a change of control (to be defined in a manner consistent with the Applicable Bond Standard and

[Commitment Letter]

Annex II to Exhibit D-1

not to include any “continuing director” prong) at a price in cash equal to 101% (or, in the case of Extended Term Loans, 100%) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:

Exchange Notes will be non-callable until the third (3rd) anniversary of the Closing Date, except as provided below. Thereafter, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to fifty percent of the coupon on such Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is three (3) years prior to the maturity of the Exchange Notes.

Prior to the third (3rd) anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third (3rd) anniversary of the Closing Date plus fifty (50) basis points.

Prior to the third (3rd) anniversary of the Closing Date, the Issuer may redeem up to 40% of such Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Exchange Notes.

The optional redemption provisions will be otherwise customary for publicly traded high yield transactions.

Defeasance and Discharge Provisions:	Customary for publicly traded high yield debt securities and consistent with the Applicable Bond Standard.

Modification:	Customary for publicly traded high yield debt securities and consistent with the Applicable Bond Standard.

Registration Rights:	None.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties.

Covenants:	Customary for publicly traded high yield debt securities and consistent with the Applicable Bond Standard.

Events of Default:	Customary for publicly traded high yield debt securities and consistent with the Applicable Bond Standard.

Governing Law and Forum:	State of New York.

Annex II to Exhibit D-2

EXHIBIT E

Project Renovation

Summary of Additional Conditions4

1. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers not prohibited by this paragraph. The Acquisition Agreement shall not have been amended or waived or modified by you or any of your affiliates in a manner materially adverse to the Commitment Parties without the consent of each Commitment Party (such consent not to be unreasonably withheld, delayed or conditioned and provided that the Commitment Parties shall be deemed to have consented to such amendment, waiver or consent unless they shall object thereto within 48 hours after notice of such proposed amendment, waiver or consent) (it being understood that (x) any substantive modification, amendment, consent or waiver to the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the interest of the Lenders and the Commitment Parties, (y) any increase in the purchase price of the Acquisition will be deemed not to be materially adverse to the Commitment Parties so long as such increase is funded by an increase in the Equity Issuance, and (z) any reduction in the purchase price of the Acquisition shall not be deemed to be material and adverse to the interests of the Initial Lenders and the Commitment Parties but shall be allocated to reduce the First-Lien Facility and the Bridge Facility pro rata).

2. (A) the Specified Acquisition Agreement Representations shall be true and correct in all material respects and (B) the Specified Representations shall be true and correct in all material respects.

3. The Equity Issuance shall have been consummated, or substantially concurrently with, or prior to, the initial borrowing under the Facilities shall be consummated, in at least the amount set forth in Exhibit A to the Commitment Letter. The Refinancing shall have been consummated, or substantially concurrently with the initial borrowing under the Facilities, shall be consummated.

4. Since the date hereof, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) with respect to the Company.

[4]	Capitalized terms used herein shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit E is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.

[Commitment Letter]

5. The Commitment Parties shall have received (a) audited combined balance sheet of ProBuild Holdings, Inc. (the “Combined Company”) as of the two most recently completed fiscal years ended at least 120 days before the Closing Date and the related consolidated statements of income and cash flows of the Combined Company of the three most recently completed fiscal years ended at least 120 days before the Closing Date, (b) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Combined Company for each of the first three fiscal quarters ended after the date of the most recent financial statements delivered pursuant to clause (a) above and at least 60 days before the Closing Date (and the corresponding period of the prior fiscal year), (c) audited consolidated balance sheet of the Borrower for the two most recently completed fiscal years ended at least 120 days before the Closing Date and the related consolidated statements of income and cash flows of the Borrower of the three most recently completed fiscal years ended at least 120 days before the Closing Date and (d) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower for each of the first three fiscal quarters ended after the date of the most recent financial statements delivered pursuant to clause (c) above and at least 60 days before the Closing Date (and the corresponding period of the prior fiscal year). The Commitment Parties hereby acknowledge receipt of the financial statements in the foregoing clauses (a) and (c) as of the fiscal years ended December 31, 2014, 2013 and 2012.

6. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 60 days prior to the Closing Date (or, if the most recently completed fiscal quarter is the end of a fiscal year, ended at least 120 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in accordance with Regulation S-X but, in any event to include all adjustments reflected in the Model (including the run-rate cost savings identified therein) and such other adjustments and deviations from Regulation S-X as may be reasonably agreed.

7. The Administrative Agents and the Commitment Parties shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agents or the Commitment Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

8. The execution and delivery of (i) by the Borrower and by the other Guarantors party thereto, as applicable, with respect to the ABL Facility, the ABL Documentation, with respect to the First-Lien Facility, the First-Lien Documentation and, if applicable, with respect to the Bridge Facility, the Bridge Facility Documentation, which shall, in each case, be consistent with the Commitment Letter and Term Sheets and subject in all respects to the Certain Funds Provisions, (ii) customary legal opinions, customary borrowing notices, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of the Borrower and the Guarantors (other than any Insignificant Subsidiary) and a solvency certificate of the Borrower’s

[Commitment Letter]

chief financial officer or other financial officer (certifying that, after giving effect to the Transactions on the Closing Date, the Borrower and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit E and (iii) subject to the Certain Funds Provisions, (a) with respect to the ABL Facility, all documents and instruments required to create and perfect the ABL Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Borrower and subject to the Certain Funds Provisions, by the Guarantors (other than any Insignificant Subsidiary) and, if applicable, be in proper form for filing and (b) with respect to the First-Lien Facility, all documents and instruments required to create and perfect the First-Lien Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Borrower and subject to the Certain Funds Provisions, by the other Guarantors and, if applicable, be in proper form for filing.

9. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three (3) Business Days prior to the Closing Date, shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).

10. With respect to the Bridge Facility, you shall have used your commercially reasonable efforts to provide the Underwriters (as defined in the Engagement Letter) with (i) a completed customary preliminary offering memorandum suitable for use in a customary “high yield road show” relating to the Notes and, if applicable, the Secured Backstop Notes, and in customary form for offering memoranda used in Rule 144A offerings by affiliates of the Investors, including customary description of the business of the Borrower and the Company, customary “MD&A” discussion, financial statements, pro forma financial statements prepared giving effect to the Transactions and other financial data of the type and form customarily included in preliminary offering memoranda for transactions of this type (other than (a) financial statements and data required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, (b) segment financial data, although customary qualitative disclosure with respect to clauses (a) and (b), to the extent applicable, will be provided or (c) information regarding compensation discussion and analysis as required by Item 402 of Regulation S-K) and all other data that would be necessary for the Underwriters to receive customary “comfort” from independent accountants (including customary “negative assurances”) in connection with the offering of the Notes and, if applicable, the Secured Backstop Notes; provided that this condition shall be deemed satisfied if such preliminary offering memorandum (including the documents incorporated by reference therein) excludes sections that would customarily be provided by the Underwriters, but is otherwise complete, and (ii) drafts of customary comfort letters by auditors of the Borrower and the Combined Company, as applicable, which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings with affiliates of the Investors (collectively, the “Required Information”). The Underwriters shall have been afforded a period of fifteen (15) consecutive business days (such period, the “Marketing Period”) following the satisfaction of the condition set forth in the immediately preceding sentence to seek to offer and sell or privately place the Notes and, if applicable, the Secured Backstop Notes, with qualified purchasers thereof; provided that (x) if such Marketing Period has not ended on or prior to August 21, 2015, such period shall not be deemed to have commenced until September 8, 2015, or if such Marketing Period has not ended on or prior to December 18, 2015, such period shall not be deemed to have commenced until

[Commitment Letter]

January 4, 2016 and (y) July 3, 2015, November 25, 2015, November 26, 2015 and November 27, 2015 shall not be considered a business day for purposes of the Marketing Period (collectively, the “Blackout Dates”). If the Borrower in good faith reasonably believes that it has delivered the Required Information, it may deliver to the Commitment Parties a written notice to that effect (stating when it believes it completed any such delivery), in which case the Borrower shall be deemed to have delivered the Required Information as of the date of delivery of such notice unless the Commitment Parties in good faith reasonably believe that the Borrower has not completed delivery of the Required Information and, within two (2) business days after the delivery of such notice to the Commitment Parties, the Commitment Parties deliver a written notice to the Borrower to that effect (stating with specificity which Required Information the Borrower has not delivered).

[Commitment Letter]

ANNEX I to

EXHIBIT E

Form of Solvency Certificate

[See attached]

[Commitment Letter]

Annex I to Exhibit E-1

FORM OF SOLVENCY CERTIFICATE

[DATE]

SOLVENCY CERTIFICATE

[            ], [        ]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [    ] of the Credit Agreement, dated as of the date hereof among [                    ], a [            ] (the “Borrower”), as the Administrative Agent and the other Lenders parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                    ], solely in my capacity as the Chief Financial Officer of the Borrower, do hereby certify on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Credit Agreement:

1. The sum of the debt (including contingent liabilities) of the Borrower and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis.

2. The capital of the Borrower and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

3. The Borrower and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

4. The Borrower and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

5. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement.

[Remainder of this page intentionally left blank.]

[Commitment Letter]

Annex I to Exhibit E-2

IN WITNESS WHEREOF, I HAVE EXECUTED THIS Certificate as of the date first written above.

[ ]

By:
Name:	[ ]
Title:	Chief Financial Officer

[Commitment Letter]

Annex I to Exhibit E-3

Exhibit D

JLL PARTNERS FUND V, L.P.	WARBURG PINCUS PRIVATE EQUITY IX, L.P. .
450 LEXINGTON AVENUE	450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017	NEW YORK, NEW YORK 10017

April 13, 2015

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

Attn: Donald F. McAleenan

Re: Equity Commitment

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among Builders FirstSource, Inc. a Delaware corporation (the “Purchaser”), ProBuild Holdings LLC, a Delaware limited liability company (the “Company”), and the other parties thereto (collectively, the “Sellers”) and (ii) that certain debt commitment letter, dated as of the date hereof, by and among the Purchaser and the lender parties thereto (the “Debt Commitment Letter”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement.

1. BLDR Public Offering. In order to satisfy a condition to funding set forth in paragraph 3 to Exhibit E to the Debt Commitment Letter, the Purchaser shall conduct a public offering of its common stock, par value $.01 per share (the “BLDR Common Stock”), which will provide net proceeds of at least $100 million (the “BLDR Public Offering”).

2. Equity Commitment. In the event that the Company is unable to consummate the BLDR Public Offering at any price (a “BLDR Public Offering Failure”), JLL Partners Fund V, L.P. (“JLL”) and Warburg Pincus Private Equity IX, L.P. (“WP,” and together with JLL, the “Equity Sources”) (directly or indirectly through an Affiliate that owns, directly or indirectly, the equity interests of Purchaser) shall purchase from the Purchaser, at the time of the consummation of the transactions contemplated by the Purchase Agreement (the “Acquisition”) and subject to the terms and conditions hereof, on a several and not a joint basis, $40 million of BLDR Common Stock, in the case of JLL, and $60 million of BLDR Common Stock, in the case of WP, in each case, at the price set forth in paragraph 3 below (the “Equity Financing”). The obligation of the Equity Sources to provide the Equity Financing pursuant to this paragraph 2 is subject to the conditions that: (a) all conditions to the obligations of Purchaser under the Purchase Agreement shall have been satisfied (other than those conditions that, by their terms, cannot be satisfied until the Closing, but which are capable of being satisfied at the Closing) and there shall have been no termination of the Purchase Agreement pursuant to the terms thereof, (b) all of the conditions to the Debt Commitment Letter, other than the condition set forth in paragraph 3 to Exhibit E thereof, shall have been satisfied and the applicable Debt Financing Sources have confirmed in writing that the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is also funded at the Closing by the Equity Sources on the terms set forth in the Debt Commitment Letter and (c) a BLDR Public Offering Failure shall have occurred.

3. Purchase Price for BLDR Common Stock. The purchase price for each share of BLDR Common Stock to be purchased pursuant to the terms of paragraph 2 above shall be the lower of (i) the ten-day weighted average volume closing price of the BLDR Common Stock for the period ended March 26, 2015 and (ii) a discount of twenty (20) percent from the ten-day weighted average volume closing price of the BLDR Common Stock for the period ending on the trading day immediately prior to the closing of the Acquisition.

4. Limitations on Liability. Notwithstanding the foregoing or anything to the contrary that may be expressed or implied herein or in the Purchase Agreement (or in any exhibit, schedule, certificate or other document executed or delivered in connection herewith or therewith) or otherwise, Purchaser acknowledges and agrees that no Person other than the Equity Sources shall have any obligation hereunder and that, notwithstanding the fact that the Equity Sources may be partnerships, (i) no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any former, current or future director, officer, employee, partner, Affiliate, agent, member, manager, stockholder, representative or assignee (any such person or entity, a “Representative”) of the Equity Sources or any Representative of any Representative of the Equity Sources (any such Representative, a “Secondary Representative”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Representative of the Equity Sources or any Secondary Representative under this letter or any documents or instruments delivered in connection herewith or the Purchase Agreement or for any claim based on or by reason of any obligations of the Equity Sources arising hereunder or thereunder.

5. Seller’s Limited Enforcement Rights.

(a) In the event that (i) all of the conditions to the Equity Sources obligations pursuant to paragraph 2(a) above have been satisfied, (ii) the Company and the Sellers have irrevocably confirmed in a written notice to Purchaser that the Company and the Sellers stand ready, willing and able to consummate the Closing if specific performance is granted and the Equity Financing and Debt Financing are funded and Purchaser complies with its obligations to effect the Closing pursuant to the terms of the Purchase Agreement, then the Closing would occur and (iii) the amounts committed to be funded under the Debt Commitment Letter have been funded or will be funded at the Closing if the amounts under the Equity Commitment Letter are funded at Closing, then (A) the Equity Sources shall provide the Equity Financing and (B) Seller shall be entitled, as an intended third party beneficiary of this letter, to enforce the Equity Sources’ obligations to provide the Equity Financing.

(b) In the event any Seller or any of Affiliate thereof asserts in any litigation or other proceeding that any of the limitations on the Equity Sources’ liability herein are illegal, invalid

2

or unenforceable in whole or in part, or asserting any theory of liability against the Equity Sources or any Representative or Secondary Representative of the Equity Sources with respect to the transactions contemplated by the Purchase Agreement, other than (x) liability of the Equity Sources (and solely the Equity Sources) under the express provisions of this paragraph under the limited circumstances specified in this paragraph and (y) liability of the Purchaser (and solely the Purchaser) under the Purchase Agreement and the Ancillary Agreements, then (i) the obligations of the Equity Sources under this letter shall terminate ab initio and be null and void, (ii) if the Equity Sources had previously made any payments under this letter, they shall be entitled to recover such payments, and (iii) neither the Equity Sources nor any Representative nor Secondary Representative of the Equity Sources (in each case, other than the Purchaser under the Purchase Agreement and Ancillary Agreements) shall have any liability to Seller with respect to the transactions contemplated by the Purchase Agreement or under this letter. Purchaser’s and Seller’s remedies against the Equity Sources under this letter shall, and are intended to, be the sole and exclusive direct or indirect remedies available to Purchaser and Seller against the Equity Sources and any Representatives and Secondary Representatives of the Equity Sources (in each case, other than the Purchaser under the Purchase Agreement and Ancillary Agreements) in respect of any liabilities or obligations arising under, or in connection with, the Purchase Agreement and the transactions contemplated thereby. For the avoidance of doubt, nothing in this letter (including paragraph 4 above and this paragraph 5) shall limit the remedies of any Seller against the Purchaser under the Purchase Agreement or any Ancillary Agreement.

(c) Except as expressly provided in this paragraph, nothing set forth in this letter shall be construed to confer upon or give to any Person other than Purchaser any rights or remedies under or by reason of, or any rights to enforce or cause Purchaser to enforce, the commitment to consummate the Equity Financing.

6. Syndication. Nothing in this letter shall limit the right and ability of the Equity Sources to syndicate their rights and obligations hereunder to other Affiliates or co-investors prior to the Closing, provided that each of the Equity Sources shall remain liable for its obligations hereunder subject to the limitations hereunder.

7. Stockholder Approval.

(a) Pursuant to the listing requirements of the NASDAQ Stock Market, the purchase of shares of BLDR Common Stock pursuant to paragraph 2 above, may require approval by the holders of BLDR Common Stock. Accordingly, the Purchaser agrees to (i) as soon as practical after the date hereof, prepare and file with the Securities and Exchange Commission (the “SEC”), a proxy statement relating to such matter and (ii) as soon as practicable after such proxy statement is cleared by the Staff of the SEC, call and hold a special meeting of its stockholders to consider and vote on such matter.

(b) In connection with the approval referred to in paragraph 7(a) above, each of JLL and WP, severally and not jointly, agree that all shares of BLDR Common Stock owned by it and its controlled Affiliates shall be present for purposes of voting at such meeting and shall be voted in favor of the matters referred to in paragraph 7(a) above.

(c) Notwithstanding the commitments set forth in Paragraph 2 above, In the event that the approval referred to in paragraph 7(a) above is not obtained and all of the conditions set forth in paragraph 2 above have been satisfied, then the Purchaser shall sell to the Equity Sources and the Equity Sources shall purchase from the Purchaser, Non-Voting Preferred Stock of the Purchaser for the respective amounts set forth in paragraph 2 above, which Preferred Stock shall automatically convert into BLDR Common Stock, immediately upon obtaining the approval referred to in paragraph 7(a) above, at a conversion price determined pursuant to paragraph 3 above

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8. Registration Rights. In the event that the Equity Sources purchase shares of BLDR Common Stock pursuant to paragraph 2 above, (a) all shares of BLDR Common Stock purchased pursuant thereto shall be included as “Shares” pursuant to the terms of that certain Registration Rights Agreement dated as of January 21, 2010 among the Equity Sources and the Purchaser (the “Registration Rights Agreement”), (b) any Affiliates of the Equity Sources or co-investors who purchase shares of BLDR Common Stock pursuant to paragraph 2 above shall become parties to the Registration Rights Agreement and entitled to the benefits thereof and (c) Sections 3.01(b) and Section 4.12 of the Registration Rights Agreement shall be amended, as of the date of such purchase, in their entirety, as set forth in Annex A hereto. For the avoidance of doubt, any underwriting fees and expenses associated with the Shares acquired pursuant hereto would be governed by the terms of the Registration Rights Agreement.

9. Expense Reimbursement; Indemnification. In consideration of the commitments contained herein, whether or not the Acquisition is consummated, Purchaser agrees to promptly pay, or cause to be paid, upon receipt of any request therefore, all reasonable out-of-pocket expenses incurred by the Equity Sources in connection with their evaluation of, negotiations regarding and documentation for the transactions referenced herein, including, without limitation, expenses of counsel, accountants and other advisors. Purchaser further agrees to indemnify and hold harmless the Equity Sources and their respective Representatives and Secondary Representatives (collectively, the “Indemnified Persons”) against and from any and all Losses, liabilities, actions, suits, proceedings (including investigations or inquiries), claims, costs, damages and expenses (including attorneys’ fees) that may be incurred by, asserted against or involve any of them as a result or in any way related to the transactions referenced in this letter; provided that no Person shall be indemnified as a result of the foregoing to the extent found by a final and non-appealable Order of a court of competent jurisdiction to have resulted solely from the material breach of this agreement or the gross negligence or willful misconduct of such Person. Purchaser further agrees to pay the Equity Sources upon demand for any legal or other expenses incurred by it in connection with investigating, defending or preparing to defend any such action, suit or proceeding (including any inquiry or investigation). The provisions of this paragraph and the following paragraph are independent of all of Purchaser’s other obligations hereunder and shall survive the termination of this letter. Purchaser agrees that no Indemnified Person shall be required to (but at its sole election, may) seek indemnification from any other Person or Persons with respect to any matter for which such Indemnified Person is entitled to indemnification hereunder and agrees, for the benefit of the Equity Sources and their respective Representatives and Secondary Representatives to waive any right to contribution from the Equity Sources and their respective Representatives and Secondary Representatives; provided that the foregoing shall not be deemed to limit or waive any contractual rights that Purchaser may have against any Equity Source. EACH OF THE INDEMNIFYING PARTIES

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HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL LOSSES, DAMAGES, LIABILITIES, THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF AN EQUITY SOURCE OR ANY OTHER INDEMNIFIED PERSON.

10. Amendments; Termination. This letter may not be amended or terminated (or any provisions waived) without the prior written consent of the Equity Sources, Purchaser and the Sellers. No waiver by Purchaser of any conditions precedent set forth in, or other amendment or modification to, the Purchase Agreement or the Debt Commitment Letter may be made without the Equity Source’s prior written consent. This letter and the obligations of the Equity Sources obligations hereunder will terminate automatically without any further action on the part of the Equity Sources, Purchaser or Seller on the earlier of (i) the termination of the Purchase Agreement in accordance with its terms, (ii) the Closing, and (iii) with respect to the obligations of the Equity Sources under this letter only, in accordance with paragraph 5 above.

11. Governing Law; Jurisdiction. This letter and all disputes or controversies arising out of or relating to this letter or the transactions contemplated by this letter shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

12. Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this letter or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this letter and the transactions contemplated by this letter (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties hereto further agrees to accept service of process in any manner permitted by such court. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this letter or the transactions contemplated by this letter, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter, or the subject matter hereof, may not be enforced in or by such courts.

13. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LETTER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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14. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when sent, if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to JLL to:

JLL Partners Fund V, L.P.

c/o JLL Partners, Inc.

450 Lexington Avenue, 31st Floor

New York, New York 10017

Facsimile: (212) 286-8626

Attention: Daniel Agroskin

Email: d.agroskin@jllpartners.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

920 North King Street

Wilmington, Delaware 19801

Facsimile: (302) 434-3090

Attention: Robert B. Pincus

Email: bob.pincus@skadden.com

If to WP to:

Warburg Pincus Private Equity IX, L.P.

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, New York 10017

Facsimile: (212) 878-9351

Attention: Michael Graff and Uzair Dossani

Email: michael.graff@warburgpincus.com; uzair.dossani@warburgpincus.com

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with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

Attention: Joshua Korff

Facsimile: (212) 446-6460

Email: joshua.korff@kirkland.com

If to Purchaser to:

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

Attention: Donald F. McAleenan

Facsimile: (214) 880-3577

Email: Don.McAleenan@bldr.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

1313 North Market Street

Suite 5100

Wilmington, DE 19801

Attention: Matthew M. Greenberg

Facsimile: (800) 570-8508

Email: Greenbergm@pepperlaw.com

If to any Seller to:

c/o FMR LLC

245 Summer Street

Boston, MA 02210

Attention: Jay Freedman, Senior Vice President and Deputy General Counsel

Facsimile: (617) 563-7106

Email: Jay.Freedman@fmr.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Stuart Cable, Martin Carmichael and Amber R.E. Dolman

Facsimile: (617) 523-1231

Email: SCable@goodwinprocter.com

MCarmichael@goodwinprocter.com

ADolman@goodwinprocter.com

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15. Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this letter in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this letter and to enforce specifically the terms and provisions hereof. The parties agree that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party or parties have an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. No party shall be required to provide any bond or other security in connection with any order or injunction enforcing, or to prevent breaches of, this letter.

16. Miscellaneous. This letter constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, both written and oral, among Purchaser and the Equity Sources or any of their respective Affiliates. This letter is delivered to you on the condition that its content and the identity of the parties hereto will be treated as strictly confidential and not disclosed to any person by Purchaser or any of the Sellers, except with the prior written consent of JLL and WP. This letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission or electronic transmission via portable document format (pdf) will be effective as delivery of a manually executed counterpart hereof. Seller shall be an express third party beneficiary of this letter.

*            *             *            *

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Sincerely,

JLL PARTNERS FUND V, L.P.

By:	JLL ASSOCIATES V, L.P.
Its:	General Partner

By:	JLL ASSOCIATES G.P. V, L.L.C.
Its:	General Partner

By:	/s/ Paul S. Levy
Name:	Paul S. Levy
Its:	Managing Member

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX GP L.P.
Its:	General Partner

By:	WPP GP LLC
Its:	General Partner

By:	Warburg Pincus Partners, L.P.
Its:	Managing Member

By:	Warburg Pincus Partners GP LLC
Its:	General Partner

By:	Warburg Pincus & Co.
Its:	Managing Member

By:	/s/ Michael Graff
Name:	Michael Graff
Its:	Partner

Accepted and Agreed

as of April 13, 2015

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Floyd F. Sherman
Name:	Floyd F. Sherman
Its:	Chief Executive Officer

Each Seller hereby acknowledges and agrees to the provisions of this letter (including the limitations set forth herein) as an intended third party beneficiary of this letter as set forth above.

FMR LLC

By:	/s/ Michael F. Wilens
Name:	Michael F. Wilens
Title:	Authorized Person

PROBUILD CAPITAL LLC

By:	/s/ Paul L. Mucci
Name:	Paul L. Mucci
Title:	President

LANOGA CORPORATION

By:	/s/ Rob Marchbank
Name:	Rob Marchbank
Title:	President

PROBUILD HOLDINGS, INC.

By:	/s/ Rob Marchbank
Name:	Rob Marchbank
Title:	President

Annex A

Amendments to Registration Rights Agreement

Section 3.01(b) shall be amended in its entirety as set forth below:

“(b) Number of Demands. Each Investor shall be entitled to five (5) Demand Registrations.”

Section 4.12 shall be amended in its entirety to read as follows:

“Section 4.12 Term. Unless earlier terminated, this Agreement shall terminate upon [the seventh anniversary of the date of such amendment]; provided, however, that to the extent that any Demand Registration or Piggyback Registration has commenced at such time, this Agreement shall remain in effect until the termination or expiration of such Demand Registration or Piggyback Registration, as the case may be, and the Investors’ obligations pursuant to Section 3.04 hereto shall continue until ninety (90) days following the effectiveness of the registration statement related thereto. Notwithstanding the foregoing, each Investor may at any time provide written notice to the Company of its irrevocable election to withdraw from all of its rights and obligations under this Agreement. In such event, from and after the date of such notice, such Investor shall no longer be bound by any obligations, or be entitled to any benefits, under this Agreement (other than those that have accrued prior to such date), and from and after such time, securities held directly or indirectly from such Investor shall no longer be deemed to be Registrable Securities hereunder.”

Exhibit E

Public Announcements

FMR’s business is focused on making financial expertise broadly accessible and effective in helping people live the lives they want. With assets under administration of $5.1 trillion, including managed assets of $2.0 trillion as of December 31, 2014, FMR focuses on meeting the unique needs of a diverse set of customers: helping more than 24 million people investing their own life savings, nearly 20,000 businesses to manage their employee benefit programs, as well as providing nearly 10,000 advisory firms with technology solutions to invest their own clients’ money. Privately held for nearly 70 years, FMR employs 41,000 associates who are focused on the long-term success of its customers.